UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ciena

PROXY STATEMENT

2024 Annual Meeting of Stockholders

Message from our Board of Directors

Patrick H. Nettles, Ph.D.

Executive Chair of

the Board of Directors

“Our Board and
management team
believe that
refreshment and
diversity are
crucial to our
success, and we
took meaningful
steps to add
gender and ethnic
diversity to Ciena’s
leadership this
year.”

- Patrick H. Nettles, Ph.D.

Dear Fellow Stockholders:

Fiscal 2023 was a remarkable year of achievement for Ciena across multiple dimensions. We achieved strong financial results in fiscal 2023, growing our revenue by 21% year over year. Importantly, we also increased our Routing and Switching revenue by 27%, increased our cloud provider revenue by 57%, and achieved record services revenue of $805.5 million. This drove increased profitability and cash generation in fiscal 2023. We significantly grew our global market share in optical networking, and we expanded our addressable market, including additions to our broadband access solutions portfolio with the acquisitions of Benu Networks and Tibit Communications. We remain the industry’s recognized innovation leader with WaveLogicTM 5 Extreme, the most widely deployed 800G solution, and WaveLogic 5 Nano performance pluggables. In fiscal 2023 we launched WaveRouterTM, our purpose-built coherent router designed for converged metro, and announced WaveLogic 6, which will be the industry’s first 1.6Tb/s coherent optic solution.

In addition to the relentless execution of our strategy, our Board and management team believe deeply that our success is ultimately rooted in our people and our company purpose – to bring humanity to innovation. This not only shapes how we innovate, but also drives our dedication to high ethical standards, sound governance principles and sustainable business practices. In 2023, we took meaningful steps to increase our commitment in these areas, including:

•   Board Refreshment and Diversity. We believe that Board refreshment and diversity are important to Ciena’s success. In fiscal 2023, we appointed a new independent director to our Board, returning to our previous composition of three women directors, two of whom chair certain of the Board’s standing committees. Currently, 50% of our Board reflects gender and ethnic diversity.

•   Sustainability. Sustainability is a fundamental part of our strategy and key to achieving our goals and creating long-term value for our business and stockholders. In fiscal 2023, we received approval from the Science Based Targets initiative for two new greenhouse gas reduction goals, addressing Scopes 1, 2 and 3 emissions. These new targets aim to address emissions from our operations, supply chain, and technology solutions, help reduce the environmental impact of networks worldwide and aid our customers in achieving their climate goals.

•   Communities. Making a difference in our communities is an important part of Ciena’s culture. In fiscal 2023, our employees volunteered more than 35,000 hours and donated approximately $3 million, personally and by leveraging company matching benefits through our Ciena Cares program. We also held our second Ciena Solutions Challenge, granting 20 schools an award to help them bring innovative solutions to sustainability challenges affecting their local communities.

•   Governance and Stockholder Engagement. We regularly review our governance documents to align with best practices. In 2023, we refreshed our Bylaws, Principles of Corporate Governance, Code of Ethics for Directors, and the charters of each of our standing Board Committees. We also met with several of our largest stockholders to update them on our environmental, social and governance programming.

I encourage you to read more about our Board of Directors, corporate governance practices and executive compensation in the accompanying proxy statement. I am confident that you will recognize our commitment to best practices in these areas. Thank you for your continued support of Ciena and your participation in this year’s Annual Meeting.

On behalf of the Board of Directors,

Patrick H. Nettles, Ph.D.

Executive Chair

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Notice of Annual Meeting of Stockholders

Date:	March 21, 2024	Record Date:	January 22, 2024
Time:	3:00 p.m. Eastern Time	Attendance:	www.virtualshareholdermeeting.com/CIEN2024

To the Stockholders of Ciena Corporation:

The 2024 Annual Meeting of Stockholders of Ciena Corporation will be held on March 21, 2024 at 3:00 p.m. Eastern Time. Our Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIEN2024 and entering your 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials.

Items of Business

1.  Elect four members of the Board of Directors from the nominees named in the accompanying proxy statement to serve as Class III directors for three-year terms ending in 2027, or until their respective successors are elected and qualified, and elect one director, previously appointed by the Board of Directors to fill a newly created vacancy in Class II, to serve as a Class II director for the remainder of her term ending in 2026, or until her successor is elected and qualified.

2.  Approve an amendment to the 2017 Omnibus Incentive Plan, including to increase the number of shares available for issuance thereunder by 10.1 million shares.

3.  Approve an amendment to Ciena’s Amended and Restated Certificate of Incorporation, as amended, to provide for officer exculpation.

4.  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024.

5.  Conduct an advisory vote on our named executive officer compensation, as described in these proxy materials.

6.  Consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement accompanying this notice. You are entitled to notice of, and are eligible to vote at, this year’s Annual Meeting if you were a stockholder of record as of the close of business on January 22, 2024.

In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report to Stockholders for fiscal 2023 via the Internet. On or about February 8, 2024, stockholders as of the record date are first being mailed a notice with instructions on how to access our Annual Meeting materials and vote via the Internet, by mail, or by telephone.

We believe that your vote, and the vote of every Ciena stockholder, is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors,

Sheela Kosaraju
Senior Vice President, General Counsel and Assistant Secretary

Hanover, Maryland

February 8, 2024

Cautionary note regarding forward-looking statements

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, forecasts, assumptions and other information available to Ciena Corporation (“Ciena” or “we”) as of the date hereof. Forward-looking statements involve inherent risks and uncertainties, include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future, including with respect to business, financial, operational, compensation and environmental, social and governance matters, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “should,” “will,” and “would” or similar words. Ciena’s actual results, performance or events may differ materially from these forward-looking statements made or implied due to a number of risks and uncertainties relating to Ciena’s business, including the effect of broader economic and market conditions on Ciena’s customers and their business, Ciena’s ability to execute its business and growth strategies and to achieve environmental, social and governance (“ESG”) goals, the impact of the global supply environment and other macroeconomic conditions, and the risks and uncertainties discussed in Ciena’s Annual Report on Form 10-K for fiscal 2023 (“2023 Annual Report”) as well as Ciena’s other filings with the Securities and Exchange Commission (the “SEC”). Ciena undertakes no obligation to revise or update any forward-looking statements made in this proxy statement, whether as a result of new information, future events or circumstances, or otherwise, except as required by law.

Information contained on or available through our website is not incorporated by reference in or made part of this proxy statement and any references to our website are intended to be inactive textual references only.

Proxy statement summary

This summary highlights information that is contained elsewhere in this proxy statement. It does not include all information necessary to make a voting decision, and you should read this proxy statement in its entirety before casting your vote.

Ciena at a glance

Industry-leading, global networking systems, services and software company

$4.39B FY23 Annual Revenue	$1.25B Cash Position at FYE 23	Leading Market Position in the markets in which we operate*

80+ Countries in which we sell products	8,000+ Employees	1,600+ Customers

* As cited by Omdia, Dell’Oro Group, or Cignal AI for different markets

Foundational strengths	Strategic initiatives
Leading technology & innovation we own the key enabling technologies for our solutions and use our significant R&D investment capacity to push the pace of innovation in our industry

Lead

grow our core business by strengthening our optical innovation leadership, increasing optical market share, pursuing coherent pluggables, increasing international business and growing attached services

Diversification we have a broad-based business that spans a diverse set of customer segments, a wide range of solutions and applications, and multiple geographies

Invest

invest in next generation metro and edge by expanding use cases for our portfolio and addressable market opportunity, promoting coherent routing solutions, and leveraging pluggable PON innovation

Global scale we have significant talent and deep resources in engineering, sales, services and customer support that advance our global business	Expand drive digital transformation and network automation, grow our software business, and pursue advanced services-led transformation

2024 Proxy Statement	1

Business highlights

Fiscal 2023 business performance

❖  Delivered 21% year-over-year increase in revenue

•  Grew routing and switching revenue by 27%

•  Grew cloud provider revenue by 57%

•  Achieved record services revenue of $805 million

❖  Generated 43% year-over-year increase in annual adjusted earnings per share

❖  Significantly increased global market share in optical networking, and expanded addressable market and broadband access solutions portfolio with the acquisitions of Benu Networks and Tibit Communications

❖  Continued to deliver industry-leading innovation with WaveLogicTM 5 Extreme, the most widely deployed 800G solution, and WaveLogic 5 Nano coherent pluggables

❖  Completed the buyback of $250 million of shares as part of an authorized share repurchase program, and ended the fiscal year with $1.25 billion in cash and investments

❖  Released an updated Sustainability Report and obtained approval from the Science Based Target Initiative of new greenhouse gas reduction goals

Fiscal 2023 financial performance

(approximate)

Contained above, and elsewhere in this proxy statement, are certain non-GAAP measures of Ciena’s financial performance for fiscal 2022 and 2023. These measures, along with their corresponding GAAP measures and reconciliations thereto, were previously disclosed in exhibits to Ciena’s Current Report on Form 8-K filed with the SEC on December 7, 2023. Also see “Non-GAAP Measures” on page 94 for more information about these measures and how they are used.

2	2024 Proxy Statement

Fiscal 2023 executive compensation highlights

Base salaries	Equity award structure

Did not increase the base salary of our CEO

Increased the base salaries of other named executive officers (“NEOs”) to improve alignment with market median for their positions and in recognition of the criticality of their roles

Continued mix of performance-based and time-based equity awards, with approximately 60% of the target award value for our CEO, and 50% of the target award value for the other NEOs allocated to at-risk, performance-based equity in the form of performance stock units (“PSUs”) and market stock units (“MSUs”)

Target cash incentives	Equity award values
Did not increase the target cash incentive opportunities for our CEO or other NEOs	Provided reasonable increases in the target value of annual equity awards for all NEOs, including our CEO, to improve alignment with the market

Pay-for-performance alignment

CEO fiscal 2023 target total direct compensation mix	Average non-CEO NEO fiscal 2023 target total direct compensation mix

2024 Proxy Statement	3

Corporate governance and stockholder outreach

Stockholder outreach and engagement

We believe that strong corporate governance practices should include regular outreach and conversations with our stockholders, with whom we regularly discuss our business, financial performance, industry dynamics, compensation, and ESG matters. We actively seek engagement with stockholders of all sizes through a combination of virtual and in-person engagements, including our annual meeting, our website, investor conferences, and one-on-one meetings where appropriate. For example, in the last 12 months, we have engaged with more than half of our 25 largest stockholders an aggregate of almost 60 times. Our Board of Directors also reviews material stockholder engagements as well as any stockholder inquiries directly related to its responsibilities. These regular engagements allow us to obtain feedback on stockholders’ perception and understanding of our markets, business and industry. They have also influenced our communications, which include detail on key elements of our corporate strategy, long-term financial targets and an articulation of our capital allocation priorities.

In May 2023, we published our 2022 Sustainability Report and, in October 2023, we published an updated ESG investor presentation, both of which are available publicly on our website. We proactively distributed this information to our top 17 stockholders, representing approximately 54% of our outstanding shares, and members of our leadership team met with five of these stockholders on these topics. Information contained on or available through our website is not incorporated by reference in or made part of this proxy statement and any references to our website are intended to be inactive textual references only.

Recent governance changes

Bylaw amendments	Policies and charters

Amended and restated our Bylaws in fiscal 2023 in connection with our periodic governance review, including to:

•  address updates to align with recently adopted on universal proxy rules

•  update our advance notice bylaw to reflect current best practices for stockholder nomination disclosure and procedural requirements

•  address recent changes to Delaware law

•  use gender-neutral language

•  reflect other current good governance practices

Updated policies and charters to reflect alignment with good governance practices:

•  Code of Ethics for Directors

•  Principles of Corporate Governance

•  Charters of standing Board committees

Updates included mechanisms to prevent anticompetitive or interlocking directorates, additional restrictions intended to avoid potential conflicts of interest, and additional clarity on oversight of aspects of our sustainability strategy and program

Environmental, social, and governance

•  Published 2022 Sustainability Report

•  Through carbon reduction initiatives, investments in renewable energy and offsets, advanced our efforts to be carbon neutral for our fiscal 2023 CDP-reported operational emissions (excludes certain Scope 3 categories)

•  Received approval from the Science Based Targets initiative for two new greenhouse gas reduction goals which aim to reduce our Scope 1 and 2 greenhouse gas emissions by 80.6% by fiscal 2030 compared to fiscal 2019 levels, and to reduce our Scope 3 greenhouse gas emissions per gigabit of capacity shipped by 71.3% by fiscal 2030 compared to fiscal 2019 levels

•  Increased gender and ethnic diversity in our leadership by appointing a new independent director and new members of the executive leadership team

•  Through a range of volunteering and charitable activities, Ciena and its employees contributed approximately $3 million and volunteered more than 35,000 hours

•  Published updated ESG investor presentation and conducted stockholder outreach

•  Awarded 20 schools with a Ciena Solutions Challenge Sustainability Award to help them bring to life innovative solutions to sustainability challenges affecting their local communities

Existing strong governance structure

•  Eight of ten current directors are independent

•  Lead Independent Director

•  Separate Board Chair and CEO roles

•  Code of Ethics for Directors

•  Standing committees composed solely of independent directors

•  Annual Board and committee self-assessments

•  Market-standard proxy access rights

•  Majority voting in uncontested director elections

•  Limits on annual non-employee director compensation

•  Independent directors regularly meet without management present

4	2024 Proxy Statement

Voting roadmap

This section highlights selected information about the items to be voted on at the Annual Meeting. It does not contain all information that you should consider in deciding how to vote. You should read the entirety of this proxy statement carefully before voting.

Proposal
Elect director nominees

see page 7	The Board recommends a vote FOR each nominee

	Class	Independent	Director Since	Committees
Hassan M. Ahmed, Ph.D. Executive Chairman and CEO, Sway AI, Inc.	III		June 2020	• Compensation • Governance and Nominations
Bruce L. Claflin Former CEO, 3Com Corporation	III		August 2006	• Audit • Compensation
Patrick T. Gallagher Chairman, Harmonic, Inc.	III		May 2009	• Lead Independent Director • Compensation • Governance and Nominations (Chair)
T. Michael Nevens Emeritus Senior Advisor, Permira Advisors, LLC	III		February 2014	• Audit
Mary G. Puma Executive Chairperson, Axcelis Technologies, Inc.	II		August 2023	• Audit

Proposal
Approve amendment to 2017 Omnibus Incentive Plan, including to increase the number of shares available for issuance thereunder by 10.1 million shares

see page 32	The Board recommends a vote FOR this proposal

❖  2017 Plan is important to our growth and success, to attract, motivate and retain highly qualified officers, directors, and key employees

❖  We recently expanded the number of employees eligible to receive annual equity awards and are granting awards deeper into the organization

❖  We maintain a reasonable burn rate and overhang and take steps to mitigate the dilutive effect of our equity awards

Proposal
Approve amendment to Amended and Restated Certificate of Incorporation to provide for officer exculpation

see page 39	The Board recommends a vote FOR this proposal

❖  Permitted by recent amendments to Delaware law

❖  Allows us to continue to attract and retain experienced and qualified executives and reduce their personal legal exposure and help curb corporate litigation and associated insurance costs

❖  Aligns protections available to our officers with those protections currently available to our directors and growing market practice

2024 Proxy Statement	5

Proposal
Ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024

see page 41	The Board recommends a vote FOR this proposal

❖  Independent firm with reasonable fees and significant financial reporting expertise

❖  PwC has audited our consolidated financial statements annually since our incorporation in 1992

❖  Audit Committee annually evaluates PwC and has determined that its appointment continues to be in the best interests of our stockholders

Proposal
Say-on-Pay: advisory vote on named executive officer compensation

see page 85	The Board recommends a vote FOR this proposal

❖  At last year’s annual meeting, approximately 91% of stockholder votes cast were in favor of our executive compensation program

❖  We employ core compensation principles and practices to promote pay for performance and alignment of executive and stockholder interests

❖  Our overall fiscal 2023 executive compensation was reasonable and appropriate in light of our business and financial performance

6	2024 Proxy Statement

Proposal No. 1

Election of Class III Directors and Class II Director

Overview

Our Board of Directors currently consists of ten directors divided into three classes. Each class of our Board of Directors serves a three-year term, and the terms of each class are staggered. At the Annual Meeting, four directors will be elected to fill positions in Class III. Hassan M. Ahmed, Ph.D., Bruce L. Claflin, Patrick T. Gallagher, and T. Michael Nevens, each of whom is a current Class III director whose current term expires at the Annual Meeting, are nominees for election at the Annual Meeting. Each of the nominees for Class III, if elected, will serve for a three-year term expiring at the 2027 Annual Meeting, or until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, or removal from the Board.

Effective August 30, 2023, the Board of Directors increased the size of the Board from nine to ten directors and appointed Mary G. Puma to fill the newly created vacancy in Class II of the Board. Ms. Puma was initially identified as a possible candidate for Board service as part of a review of the external networks of members of our Board of Directors, and a vetting process involving management, the Board, and a third-party search firm engaged by the Board was conducted prior to her recommendation. The term of office for Class II directors continues until the 2026 Annual Meeting, or until their successors are duly elected and qualified. Our bylaws, however, limit the term of office of any director appointed by the Board of Directors to fill a vacancy to a term that lasts until the first annual meeting following appointment. Ms. Puma is therefore a nominee for election at the Annual Meeting. Our bylaws also provide that any director so elected will serve the remainder of the term of the class to which such director was elected. Accordingly, if elected by stockholders at the Annual Meeting, Ms. Puma will serve the remainder of her term as a Class II director until the 2026 Annual Meeting, or until her successor is duly elected and qualified, or until her earlier death, resignation, or removal from the Board.

The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and approved by the Board of Directors.

Director qualifications

The Governance and Nominations Committee reviews candidates for service on the Board of Directors and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. The Governance and Nominations Committee endeavors to identify, recruit and nominate candidates who possess a combination of wisdom, sound judgment, excellent business skills, maturity, and high integrity. In particular, the Governance and Nominations Committee seeks individuals with a record of accomplishment and senior leadership experience in their chosen fields who display the independence of mind and strength of character to be committed to representing the long-term interests of various stakeholders, including our stockholders, customers, partners, employees and community.

The Governance and Nominations Committee also seeks to ensure that the Board of Directors is composed of individuals of diverse backgrounds, including with respect to gender, ethnicity, race, nationality and age, who have a variety of complementary experience, skills and relationships relevant to Ciena’s business and industry. The Governance and Nominations Committee also sees the benefit of diversity in terms of tenure and having a mix of individuals with a diverse range of experience as a director, whether on Ciena’s Board or that of another company. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The New York Stock Exchange (the “NYSE”) and the SEC, such as the requirements to have a majority of independent directors, committees composed only of independent directors, and an audit committee financial expert. As required by the Governance and Nominations Committee Charter, the committee has developed and uses criteria for maintaining a balanced board of directors that possess a diversity of characteristics and recommends criteria, establishes procedures for, and conducts an annual review of the Board and the diversity and other characteristics of individual directors and reports to the Board on the results of the review.

In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates the director’s performance to determine suitability for continued service, taking into consideration, among other things, the director’s contributions to the Board, the value of the continuity of the director’s service, and the director’s familiarity with Ciena’s markets, business and operations.

2024 Proxy Statement	7

Board composition and diversity – continuing directors and nominees

Skills and experience	Board tenure non-executive directors
0 to 5 years
5 to 15 years
15+ years

Independence and diversity

The above charts reflect information for our nominees and continuing directors. Annually, we ask each of our nominees and continuing directors to self-identify based on both their skills and experience and a range of diversity characteristics, including gender, race, ethnicity, sexual orientation, and disability. In response, three of our nominees and continuing directors self-identified as female and two self-identified as Asian or South Asian, one of whom self-identified as an Indian American from Malaysia. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

8	2024 Proxy Statement

Information regarding nominees and continuing directors

Director nominees

Class III director nominees for terms expiring in 2027

Hassan M. Ahmed, Ph.D.
Director since June 2020 • Compensation Committee • Governance and Nominations Committee Age 65 Other public boards 1

Skills and qualifications

•   Prior service as a Chief Executive Officer of a technology company in an adjacent space provides the Board with a high level of expertise and experience in our industry

•   Provides the Board with strategic insights across a range of corporate functions

•   Previous management and oversight experience within the industry

•   Significant industry knowledge and expertise in NFV solutions

Other current board experience

•   KINS Technology Group, Inc. (public)

•   Avesha Inc. (private)

•   Oxefit, Inc. (private)

•   Sway AI Inc., Executive Chairman (private)

•   Vesper Technologies, Inc. (private)

Previous board experience

•   Affirmed Networks, Inc., Chairman

•   Founder SPAC, Executive Chairman

Professional highlights

Dr. Ahmed has served as Executive Chairman and CEO of Sway AI, Inc., a provider of artificial intelligence technologies and services, since March 2021 and served as Executive Chairman of Founder SPAC, a special purpose acquisition company, from March 2021 until its merger with software company Rubicon Technologies, LLC in August 2022. He previously served as Chairman of the board of directors and Chief Executive Officer of Affirmed Networks, Inc., a provider of virtualized, cloud-native mobile network solutions, which was acquired by Microsoft in April 2020. Before founding Affirmed Networks in 2010, he was a senior advisor at Charles River Ventures. From 1998 to 2008, Dr. Ahmed served as Chairman and Chief Executive Officer of Sonus Networks, Inc. Prior to that time, he served in various executive roles at Ascend Communications, Inc., Cascade Communications Corporation and Analog Devices, Inc. He also served as President and founder of WaveAccess, Inc. and founded and served as director of the VLSI Systems Group of Motorola Codex. Dr. Ahmed previously served as Associate Professor of Electrical, Computer and Systems Engineering and Associate Professor of Finance at Boston University.

2024 Proxy Statement	9

Bruce L. Claflin
Director since August 2006 • Audit Committee • Compensation Committee Age 72 Other public boards 1

Skills and qualifications

•   Prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company

•   Provides the Board with strategic insights across a range of corporate functions

•   Previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing

•   Experience in global business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges

•   Experience as a director of public technology companies

•   Prior service as a fellow on the National Association of Corporate Directors

Other current board experience

•   IDEXX Laboratories, Inc., Chair of the Governance and Corporate Responsibility Committee; Audit Committee (public)

Previous board experience

•   Advanced Micro Devices, Inc. (AMD)

Professional highlights

Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation, a manufacturer of computer network products, from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM Corporation, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas.

Patrick T. Gallagher
Director since May 2009 • Lead Independent Director • Compensation Committee • Governance and Nominations Committee (Chair) Age 69 Other public boards 1

Skills and qualifications

•   Extensive global business experience provides the Board with expertise and an important perspective regarding international transactions and markets

•   Experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States

•   Industry knowledge and prior management expertise provide the Board with significant industry knowledge and expertise in submarine and wireless network applications and strategic growth market opportunities for Ciena

•   Experience as a public company director in both the U.S. and Europe provides strong background as lead independent director and Chair of the Governance and Nominations Committee

Other current board experience

•   Harmonic, Inc., Chairman (public)

•   Mirabeau SAS, Chairman (private)

Previous board experience

•   Intercloud SAS

Professional highlights

Since October 2007, Mr. Gallagher has served as Chairman of Harmonic Inc., a publicly traded company and global provider of high-performance video solutions to the broadcast, cable, telecommunications and managed service provider sectors. Mr. Gallagher has served as Chairman of privately held Mirabeau SAS, a French wine producer, since August 2019. From January 2014 until January 2022, Mr. Gallagher served as Chairman of privately-held Intercloud SAS, an international software defined cloud interconnect company. Previously, from March 2008 until April 2012, Mr. Gallagher served as Chairman of Ubiquisys Ltd, from January 2008 until February 2009, Mr. Gallagher served as Chairman of Macro 4 plc, and from May 2006 until March 2008, he served as Vice Chairman of Golden Telecom Inc. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group Ltd. and, prior to that role, he held various senior management positions at British Telecom.

10	2024 Proxy Statement

T. Michael Nevens
Director since February 2014 • Audit Committee Age 74 Other public boards 1

Skills and qualifications

•   Substantial experience with and exposure to a wide variety of companies and their corporate strategies, both as a private equity adviser and management consultant, provides the Board with expertise in the areas of strategic and long-term business planning and competitive strategy

•   Provides the Board with insight on corporate governance changes affecting public companies

•   Experience as a director of other global, high technology companies

Other current board experience

•   NetApp, Inc., Chairman (public)

•   Longbow Security, Inc. (previously TalonX, Inc.) (private)

Previous board experience

•   Altera Corporation

Professional highlights

Mr. Nevens has served as senior adviser to Permira Advisers, LLC, an international private equity fund, since 2006, and as an emeritus senior advisor since January 2023. From 1980 to 2002, Mr. Nevens held various leadership positions at McKinsey & Co., most recently as a director (senior partner) and as managing partner of the firm’s Global Technology Practice. He also served on the board of the McKinsey Global Institute, which conducts research on economic and policy issues. Mr. Nevens has been an adjunct professor of Corporate Governance and Strategy at the Mendoza College of Business at the University of Notre Dame.

Class II director nominee for term expiring in 2026

Mary G. Puma
Director since August 2023 • Audit Committee Age 66 Other public boards 3

Skills and qualifications

•   Prior service as a Chief Executive Officer of a company in the semiconductor supply industry provides the Board with a high level of expertise and experience in the operations of a global supply company

•   Provides the Board with strategic insights across a range of corporate functions

•   Previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing

•   Experience in global business transactions, risk management, and a business-oriented approach to resolving operational challenges

•   Public company director experience

Other current board experience

•   Axcelis Technologies, Inc. (public)

•   Allegro Microsystems (public)

•   SMART Global Holdings (public)

Previous board experience

•   Nordson Corporation (public)

•   Apogent Technologies (public)

Professional highlights

Since May 2023, Ms. Puma has served as Executive Chairperson of the board of directors of Axcelis Technologies, Inc. (“Axcelis”), a position she will hold until May 2024. Ms. Puma previously served at Axcelis, a publicly traded company engaged in the supply of capital equipment for the semiconductor chip manufacturing industry, as President and Chief Executive Officer from January 2002 to May 2023, as President and Chief Operating Officer from July 2000 to January 2002, and as Chairperson of the Board from 2005 to 2015. In 1998, Ms. Puma became General Manager and Vice President of Axcelis’s predecessor, the Implant Systems Division of Eaton Corporation. Prior to joining Eaton Corporation in 1996, Ms. Puma spent 15 years in various marketing and general management positions at General Electric. She also serves on the board of directors of SEMI, a global industry association serving the manufacturing supply chain for the micro- and nano-electronics industries, where she has served as Chairperson of the Board since December 2022. Ms. Puma holds a Bachelor of Arts degree in economics from Tufts University and a Master of Science degree from the MIT Sloan School of Management.

2024 Proxy Statement	11

Continuing directors

Class I directors with terms expiring in 2025

Lawton W. Fitt
Director since November 2000 • Audit Committee (Chair) Age 70 Other public boards 2

Skills and qualifications

•   Substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions

•   Understanding of the capital markets

•   Brings a strong financial background to her service as Chair of the Audit Committee

•   Significant experience in the areas of raising capital, financial oversight and enterprise risk analysis

•   Executive management experience

•   Service as a director and member of the audit committee of other public companies

Other current board experience

•   The Carlyle Group Inc., Lead Independent Director (public)

•   The Progressive Corporation, Chairperson (public)

Previous board experience

•   ARM Holdings PLC

•   Micro Focus International PLC

•   Thomson Reuters Corporation

Professional highlights

Ms. Fitt previously served as Director of the Royal Academy of Arts in London from October 2002 to March 2005. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002. Ms. Fitt also serves as a director or trustee of several non-profit organizations.

Devinder Kumar
Director since August 2019 • Audit Committee Age 68 Other public boards 0

Skills and qualifications

•   Strong financial and accounting background including as Chief Financial Officer of a public company

•   Senior leadership experience managing a global finance organization, treasury, global corporate services and facilities

•   Global experience with a multinational organization, including time spent in Asia

•   More than 39 years in the technology industry

Professional highlights

Mr. Kumar served as Executive Vice President and Chief Financial Officer of AMD, a multinational semiconductor company, from January 2013 to January 2023, in which capacity he was responsible for the global finance organization as well as global corporate services and facilities. He also served as Treasurer of AMD from April 2015 to January 2023. Mr. Kumar retired in April 2023. Since joining AMD in 1984, Mr. Kumar progressed through several leadership positions in corporate accounting and corporate finance, including serving as CFO, corporate controller and assistant treasurer. He also spent 10 years in Asia as financial controller for AMD Penang and group regional finance director for AMD’s Manufacturing Services Group across Singapore, Thailand, China and Malaysia.

12	2024 Proxy Statement

Patrick H. Nettles, Ph.D.
Director since April 1994 • Executive Chair Age 79 Other public boards 0

Skills and qualifications

•   Founder and former Chief Executive Officer of Ciena

•   Significant institutional and industry knowledge

•   Provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development

•   Experience as a public company director

•   Executive management experience with Ciena, along with operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board

Other current board experience

•   Trustee for the California Institute of Technology (private)

Previous board experience

•   The Progressive Corporation, Chair of Audit Committee

•   Axcelis Technologies, Inc., Independent Chairman of the board

•   Trustee for the Georgia Tech Foundation, Inc.

Professional highlights

Dr. Nettles has served as Executive Chair of the Board of Directors since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board of Directors and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000.

Class II directors with terms expiring in 2026

Joanne B. Olsen
Director since October 2018 • Compensation Committee (chair) • Governance and Nominations Committee Age 65 Other public boards 2

Skills and qualifications

•   Significant industry experience and knowledge of cloud infrastructure applications

•   Senior leadership experience with large, multinational technology companies

•   Global business experience and insight into doing business in key international markets

•   Executive management experience across a range of sales, services and alliances

•   Experience as a director of public technology companies

Other current board experience

•   Teradata Corporation (public)

•   Keysight Technologies, Inc. (public)

Professional highlights

Ms. Olsen previously served as Executive Vice President of Global Cloud Services and Support at Oracle Corporation from 2016 until her retirement in August 2017. In that role, she drove Oracle’s cloud transformation services and support strategy, partnering with leaders across all business units. Ms. Olsen previously served as Senior Vice President and leader of Oracle’s applications sales, alliances, and consulting organizations in North America from 2012 through 2016, and from 2010 through 2012 served in various general management positions at Oracle. Ms. Olsen began her career with IBM, where, between 1979 and 2010, she held a variety of executive management positions across sales, global financing and hardware.

2024 Proxy Statement	13

Gary B. Smith
Director since October 2000 Age 63 Other public boards 0

Skills and qualifications

•   As Chief Executive Officer of Ciena for over 20 years, provides the Board with leadership skills, industry experience and comprehensive knowledge of Ciena’s business, strategy, operations and financial position

•   Unique perspective on the strategic and operational challenges and opportunities faced by Ciena

•   Over 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents

•   Global industry sales and marketing experience provide the Board an important perspective into Ciena’s markets and business and selling strategies

Previous board experience

•   Avaya, Inc.

•   CommVault Systems, Inc.

Professional highlights

Mr. Smith joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Prior to his current role, his positions with Ciena included Chief Operating Officer and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc.

Mr. Smith serves on the Wake Forest University Entrepreneurship Advisory Council and participates in initiatives with the Center for Corporate Innovation.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the election of the four Class III nominees and one Class II nominee listed above

14	2024 Proxy Statement

Corporate governance and the Board of Directors

Ciena has adopted a number of policies and practices that highlight our commitment to sound corporate governance principles and sustainability. We maintain a corporate governance page on our website that includes additional related information, as well as governance documents such as our bylaws, codes of conduct, Principles of Corporate Governance, and the charters for each of the standing committees of the Board of Directors. This information and documentation can be found on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com.

Independent directors

In accordance with the current NYSE listing standards, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees and executive officers of Ciena, all of its members during fiscal 2023 are or during their tenure were “independent directors,” using the definition of that term in the NYSE Listed Company Manual. Also, as more fully described below, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees are independent directors, and all members of the Board’s standing Audit and Compensation Committees are independent directors in accordance with the additional listing standards applicable to those committees.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from all interested parties, including Ciena’s stockholders. Interested parties may send written communications to the entire Board of Directors (or any committee thereof), Ciena’s Lead Independent Director, or all of the independent directors serving on the Board, by addressing communications to:

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Attention: Corporate Secretary

Please address any communication by e-mail to ir@ciena.com with “Attention: Corporate Secretary” in the subject line.

Our Corporate Secretary determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board of Directors or a committee thereof, the Lead Independent Director, or all of the independent directors. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material.

2024 Proxy Statement	15

Environmental, social, and governance (ESG) practices

At Ciena, we are propelled to not only innovate differently but also to do good in the world—driving meaningful social impact in our communities, fostering environmental stewardship, and nurturing an inclusive culture where everyone belongs. Over the last year, we advanced our sustainability efforts by further integrating environmental considerations into our products and operations, investing in our people and their wellbeing, and engaging in the communities where we live and work. As provided in our Principles of Corporate Governance, the Board of Directors oversees and reviews management’s strategy and approach toward ESG matters, and ensures that such strategy and approach is adequately communicated to our stockholders. In December 2023, we amended our Governance and Nominations Committee charter to provide for its oversight of our executive-level Sustainability Leadership Committee, including the execution of our sustainability strategy and programming, the development and monitoring of goals and the adequacy and accuracy of our related data. Information on some of our environmental, social, and governance practices, including related policies and programs, can be found in our latest Sustainability Report and in the “About Us” section of our website www.ciena.com. Additional stories and content related to both ESG and our People and Culture programs can be found on the “CienaLife” pages of our website.

Environmental stewardship	Commitment to our people and communities	Good corporate governance
We work in earnest to make a positive difference for our planet through the innovation of our products, services, and efficiencies in our operations and supply chain.	Our “People Promise” focuses on fostering a workplace environment where, together, we make a difference, are empowered, feel included, and create a culture of belonging, vibrancy, and happiness.	We believe that good corporate governance and high ethical standards are a duty that we owe to our investors, customers, and employees, and are essential to Ciena’s success.
• Sustainability oversight and guidance • Science-based targets to guide our journey • Commitment to sustainability in our operations and supply chain

•   Competitive compensation

•   Growth, development, and recognition

•   Employee engagement

•   Promoting diversity, equity, and inclusion

•   Enabling employee wellbeing

•   Encouraging volunteering and giving back to our communities

• Commitment to Board refreshment and diversity • Commitment to our investors • Strong governance practices • Culture of integrity

Highlights of certain recent developments and our current practices in these areas are described below.

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Environmental stewardship We manage the environmental impact of our operations and help customers do more with their networks with less energy, emissions and space.

Sustainability oversight and governance

We maintain a governance model that provides board oversight and strategic executive leadership for the integration of sustainability into our operations, including:

•   annual Board review of sustainability programs

•   executive-level Sustainability Leadership Committee, over which our Governance and Nominations Committee has oversight

•   cross-functional, internal Environmental Steering Committee

•   dedicated teams focused on managing environmental and social programs

•   publishing an annual Sustainability Report and CDP disclosure which are aligned to the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-Related Financial Disclosures (TCFD)

•   annual participation in the CDP with a score of B

•   no monetary losses from legal proceedings associated with environmental regulations

Science-based targets to guide our journey

In fiscal 2023, we reached our previously-stated environmental goal to be carbon neutral across our operational emissions (excluding certain Scope 3 emissions). We also received approval from the Science Based Targets initiative of two new science-based targets, aligning our company with the goal to keep global warming to 1.5 degrees Celsius from pre-industrial levels:

•   reduce our Scope 1 and 2 emissions by 80.6% by fiscal 2030 compared to fiscal 2019 levels

•   reduce our Scope 3 emissions per gigabit of capacity shipped by 71.3% by fiscal 2030 compared to fiscal 2019 levels

These targets address emissions from our operations, supply chain, and technology solutions, and aim to help reduce the environmental impact of networks worldwide and aid our customers in achieving their climate goals. All emissions are measured in accordance with the Greenhouse Gas Protocol.

Driving sustainable outcomes through innovation leadership

At a time of exploding network traffic and services, we believe the most meaningful way that we address environmental impact is through our technology innovation, allowing our customers to “do more with less” — less power and less space.

•   energy efficient product innovation in our WaveLogic coherent modem solutions has yielded significant contributions to sustainability, allowing network operators to sustainably address massive increases in bandwidth demand

•   our WaveLogic 5 Nano introduced power efficient pluggable forms for data center applications

•   reclamation and refurbishment services

Commitment to sustainability in our operations and supply chain

We continue to work toward our environmental goals in our operations, facilities, and supply chain.

•   through direct use of renewable energy and investments in renewable energy certificates, achieved 100% renewable energy use for our global real estate portfolio in fiscal 2023

•   reduced our site emissions through footprint reduction, energy efficiency measures, infrastructure projects, and programming to reduce waste and water use

•   optimizing space in our global real estate portfolio and offering remote/hybrid work models for most of our employees

•   offering rideshare programs and installing electric vehicle charging stations at some of our largest locations

•   partnering with our contract manufacturers to reduce energy and wast emissions during our product manufacturing and using smart inventory positioning to reduce emissions from shipping

•   assessing sustainability ratings of suppliers through EcoVadis and require compliance with Responsible Business Alliance (RBA) Code of Conduct as well as our own supplier requirements relating to environmental sustainability

•   packaging redesign program that aims to achieve a minimum of 70% recycled content by weight by 2025

2024 Proxy Statement	17

Commitment to our People and Communities Our “people strategy” is annually reviewed by and discussed with our Board.

Competitive compensation and pay equity

We strive to ensure that our employees receive competitive, fair and transparent compensation and progressive benefits offerings.

•   annual pay equity assessment of gender globally and ethnicity in the United States

•   take action to ensure we are paying individuals performing similar work equitably

•   maintain broad-based Employee Stock Purchase Plan (“ESPP”), with 57% of eligible employees participating in fiscal 2023

•   expanded employee eligibility for annual equity awards

•   competitive family leave (including at least 18 weeks paid time off for new mothers, ten weeks paid time off for new fathers and adoptive parents, and financial assistance for adoptive parents)

•   flexible paid time off for more than 98% of our workforce

•   retirement readiness program and benefits, including recently introduced equity retirement vesting benefit

Growth, development, and recognition

We focus on creating opportunities for employee growth, development, and training, and recognize them for their achievements.

•   initiatives to cultivate talent from within

•   early in career and new graduate networking and development programs

•   management and leadership development programs

•   coaching and mentoring programs

•   support for continuing education and tuition reimbursement

•   leadership succession planning

•   peer and management-initiated awards to recognize employees who best exemplify our core values

•   patent incentive and distinguished engineer awards

Employee engagement

We promote employee empowerment and regularly seek to assess whether employees understand our business goals and if we are living up to our People Promise in our workplace.

•   regular employee engagement surveys and pulse surveys on specific topics or focus areas, including diversity, integrity, and sustainability.

•   fiscal 2023 employee engagement survey included participation rate of approximately 74%

•   engagement scores that met or exceeded industry benchmarks

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Promoting diversity,equity, and inclusion (DEI)

We promote an inclusive and diverse workplace, where all individuals are respected and feel they belong regardless of their age, race, national origin, gender, religion, disability, sexual orientation or gender identity.

•   disclose in our Annual Report on Form 10-K global gender demographic data and U.S. ethnicity demographic data for our employee population

•   publish EE0-1 US employee population data to our corporate website

•   regularly monitor recruitment process to improve diversity of our workforce and candidate pool

•   host conscious inclusion workshops to deepen understanding within our diverse groups

•   support internal networking and resource groups, including our Women at Ciena, Black & African Heritage at Ciena, LatinX at Ciena, Asian at Ciena, Pride at Ciena, Vets at Ciena, and Next at Ciena groups

•   targeted development program for underrepresented individuals

•   global Inclusivity Council that includes executive leadership sponsorship and participation

•   signed The CEO Action for Diversity & Inclusion

Supporting employee wellbeing

We prioritize supporting the overall wellbeing of our employees from a physical, mental and emotional, financial and social perspective.

•   offer support for key life events such as aging and retirement readiness

•   wellbeing expense reimbursement benefits

•   wellbeing challenges and rewards

•   24x7 crisis support and employee assistance resources

•   mental health coaching

•   library of resources accessible to participants digitally and through hosted webinars

•   long-standing practice of remote and flexible working arrangements

Encouraging volunteerism and opportunities to give back

Through our Ciena Cares program, we recognize and amplify our people’s passion for giving back and making a meaningful difference in communities all over the world. During fiscal 2023, our employees volunteered more than 35,000 hours and raised approximately $3 million, through individual donations and corporate matching, for the causes that matter most to them.

•   Ciena Cares program matches employee donations and provides rewards for employee volunteering hours that can be donated to a charity of their choice

•   up to $5,000 in annual corporate matching for employee donations and volunteering rewards

•   volunteering time off and flexible volunteering during work time

•   joint community projects with customers and business partners

•   opportunities for employees to volunteer in person or virtually

•   donation stipend for all new employees to donate to their favorite charities

Digital Inclusion Program

We are dedicated to enabling greater connectivity to improve the experiences and lives of people around the world. Our digital inclusion program, launched in 2020, commits $10 million over five years to enable greater opportunity for 100,000 underserved students in the communities where we live and work. Through this program, we seek to:

•   mobilize our global workforce, leverage our innovation leadership, and collaborate with customers, suppliers and other partners to help bridge the digital divide

•   fund programming to support underserved students in our global communities

•   emphasize digital inclusion and equity through greater connectivity, access to enabling technologies, and digital skills development

2024 Proxy Statement	19

Commitment to good corporate governance Integrity is a Ciena core value and shapes our culture, how we operate and how we compete.

Refreshment

•   appointed new independent directors in each of 2023, 2020, 2019, 2018, and 2017

•   will have reduced the average tenure of non-employee directors from 12.1 to 10.1 years from the end of fiscal 2016 to immediately following the Annual Meeting, assuming all nominees are elected

Gender and diversity

•   ask directors to self-identify based on a range of diversity characteristics, including gender, race, ethnicity, sexual orientation, and disability

•   three female directors

•   two ethnically diverse directors

•   two of three Board standing committee have female chairs

Compensation

•   maintain limits on annual compensation for non-employee directors

Outreach and engagement

•   regular outreach to stockholders on business and financial performance and industry dynamics

•   in the last 12 months, engaged with over half of our 25 largest stockholders

•   outreach to stockholders on our ESG practices, including new ESG investor presentation in October 2023

Return of capital and dilution

•   authorized $1 billion share repurchase program in December 2021

•   in fiscal 2023, completed buyback of $250 million of shares under our share repurchase program

•   repurchase and retire shares to satisfy tax withholding on vesting of employee equity awards

Market-standard proxy access and majority vote in uncontested elections

Stock ownership guidelines

•   ownership requirements include 5x base salary for CEO and 5x cash retainer for non-employee directors

•   50% holding requirement until relevant minimum ownership level is achieved

•   minimum one year holding period for net shares received by CEO through stock option or stock appreciation right exercises

Corporate governance review

•   regularly review and update bylaws and Code of Ethics for Directors

•   annually update Principles of Corporate Governance and refresh all Board Committee Charters

•   adopted new executive compensation clawback policy

Promote strong ethical business culture

•   Maintain a Human Rights Policy guided by international human rights standards encompassed by the United Nations Universal Declaration of Human Rights

•   Board of Directors ratified in January 2022 the adoption of an updated Code of Business Conduct and Ethics enhancing readability, practical application, and good governance practices

•   in 2023, refreshed Code of Ethics for Directors to reflect alignment with good governance practices

•   maintain several easily accessible internal and external methods by which our employees, business partners, and investors can report concerns relating to the ethical operation of our business, including anonymously as permitted

•   annual employee surveys on compliance program and culture of integrity

•   contractually require suppliers to adhere to principles in RBA Code of Conduct, including provisions of which that are derived from the UN Guiding Principles on Business and Human Rights

Corporate compliance governance

•   dedicated Compliance and Ethics function

•   Corporate Compliance Committee comprised of senior leaders promotes integrity and compliance leadership throughout Ciena

20	2024 Proxy Statement

Principles of Corporate Governance, Bylaws, and other governance documents

The Board of Directors has adopted Principles of Corporate Governance and other corporate governance policies that supplement certain provisions of our bylaws and relate to the composition, structure, interaction and operation of the Board of Directors. Copies of our Principles of Corporate Governance, bylaws, stock ownership guidelines and other governance documents can be found on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com. You should review these documents for a complete understanding of these corporate governance practices, but some of the key elements of our strong governance policies and practices are summarized below:

❖	Majority vote standard

in uncontested director elections with a mandatory resignation policy that requires incumbent directors and nominees to submit an irrevocable resignation that becomes effective upon the failure to receive a majority vote and the Board’s acceptance of the resignation

❖	“Overboarding” and service on other boards

all directors are in compliance with our “overboarding policy,” which limits directors to service on three other public company boards for directors not serving as an executive officer of a public company, and one other public company for a director serving as an executive officer of a public company; in addition, our Governance and Nominations Committee annually reviews and evaluates director time commitments, outside board service, and leadership roles on other boards, including when making recommendations regarding leadership roles for our Board

❖	Changes affecting independence

including a change to a director’s principal occupation or giving rise to an interlocking directorate, require the director to tender resignation and the Board to consider whether to accept the director’s resignation

❖	No term limits or mandatory retirement age

to allow the skill set and perspectives of the Board’s members to remain sufficiently current and broad in dealing with current and changing business dynamics

❖	Proxy access

provision in our bylaws by which eligible stockholders may nominate director candidates for inclusion in our proxy statement and proxy card

❖	Robust annual assessment process

to address refreshment and ensure that our Board and its committees are performing effectively and in the best interests of Ciena and its stockholders

❖	Stock ownership guidelines

require our executive officers and non-employee directors to hold shares as follows:

Position	Stock Ownership Requirement
CEO	5x base salary
Executive Chair	5x base salary
Executive Officers	2x base salary
Non-Employee Directors	5x cash retainer

our CEO must also hold for at least one year any net shares of Ciena stock he receives through stock option or stock appreciation right (“SAR”) exercises

❖	Prohibition against pledging Ciena securities and hedging transactions for all employees and directors, in accordance with Ciena’s Insider Trading Policy

❖	Term limit for directors elected to fill vacancies

from the period from election by the Board until the first annual meeting following election

❖	Strong Lead Independent Director

coordinates activities of independent directors and serves as liaison between independent directors and Executive Chair

❖	Executive sessions

of independent directors meet regularly without employee-directors or other executive officers present

❖	Outside advisors and consultants

may be retained by the Board or its committees at their discretion and at Ciena’s expense, without consent of management

Insider Trading Policy

We maintain an insider trading policy that applies to officers, directors and all employees, temporary employees, consultants, and contractors of Ciena. We believe that our insider trading policy, in part, helps protect our reputation for integrity and ethical conduct. The insider trading policy prohibits insider trading, tipping and pledging shares, trading put or call options, engaging in short sales, and hedging transactions involving Ciena’s securities. In addition, we also maintain a long-standing separate policy governing the ability of Ciena officers, directors and employees to enter into a pre-arranged trading plan pursuant to Rule 10b5-1 of the Exchange Act. This policy was further updated in fiscal 2023 to reflect certain amendments to the SEC regulations relating to such plans.

2024 Proxy Statement	21

Codes of ethics

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics that sets standards of conduct for all of Ciena’s directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics, and we conduct recurring employee affirmations with respect to our Code of Business Conduct and Ethics and periodic training and communication related to specific topics contained therein.

Code of Ethics for Directors

We maintain a Code of Ethics for Directors, which supplements the obligations of directors under the Code of Business Conduct and Ethics and sets additional standards of conduct for our directors. The Code of Ethics for Directors outlines responsibilities of our directors with respect to their fiduciary duties, conflicts of interest, treatment of confidential Ciena information, communications and other compliance matters. Our Code of Ethics for Directors was updated in December 2023 to, among other things, ensure our directors’ employment or service on the board of any Ciena business partner or competitor does not give rise to a conflict of interest, to address social media activities by directors, and to provide additional detail relating to compliance with insider trading laws.

Code of Ethics for Senior Financial Officers

In accordance with the Sarbanes-Oxley Act of 2002, we maintain a Code of Ethics for Senior Financial Officers that specifically applies to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to deter wrongdoing and to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers by posting such information on our website at www.ciena.com.

Each of these documents can be found on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com. Copies of these documents may also be obtained without charge by writing to: Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary.

Board leadership structure

Lead Independent Director

Mr. Gallagher serves as Ciena’s Lead Independent Director. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chair is not present, including executive sessions of the independent directors. The Lead Independent Director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chair, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The Lead Independent Director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders and as appropriate, the Lead Independent Director will also be available, as the Board’s liaison, for consultation and direct communication. The Lead Independent Director also assists the Governance and Nominations Committee in guiding both the Board’s annual self-assessment and the CEO succession planning process.

Separation of Chair and CEO roles

Although the Board of Directors does not have a formal policy on separation of the roles of Chief Executive Officer and Chair, Ciena has kept these positions separate since 2001. Separating the Executive Chair and Chief Executive Officer roles allows us efficiently to develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chair.

The Board of Directors believes that its leadership structure is appropriate for Ciena. Through the role of the Lead Independent Director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategy, annual operating plan and other corporate activities. These features, together with the role and responsibilities of the Lead Independent Director described above, ensure a full and free discussion of issues that are important to Ciena and its stockholders. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chair.

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Board oversight of strategy

The Board of Directors believes that it is important to be deeply involved in overseeing and reviewing Ciena’s short- and long-term strategy. The Board oversees and reviews Ciena’s long-term strategic plan, annual operating plan, and strategy and approach toward ESG matters. Because employee engagement, development and retention are critical elements of our strategy, the Board annually reviews our “people strategy”: a comprehensive overview of compensation, benefits, support for employees, growth and development opportunities, and inclusion and diversity. Our full Board of Directors regularly reviews and has responsibility for corporate development activities including potential mergers and acquisitions. Strategy-related matters are discussed regularly at Board meetings, as well as at the committee level when appropriate. Such matters include:

❖	Long-term financial targets
❖	Three-year strategic plan and strategic scorecard
❖	Annual operating plan
❖	Key functional strategic initiatives
❖	Corporate development and strategic transactions
❖	Alignment of executive compensation with strategic and operating goals
❖	Human capital, talent management strategy and succession planning

Board oversight of risk

The Board of Directors believes that risk management is an important part of establishing, updating, and executing Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations and financial condition and performance. The Board focuses its oversight on the most significant risks facing Ciena and on its processes to identify, prioritize, assess, manage and mitigate those risks, including areas such as:

❖	Strategic, financial, and operational risk
❖	Compliance, legal, and regulatory risk
❖	Enterprise risk management
❖	Cybersecurity and data privacy business continuity
❖	Financial reporting and internal controls
❖	Corporate governance and compensation practices

The Board annually reviews and considers Ciena’s long-term strategic plan, its annual financial and operating plan, and periodically assesses its enterprise risk management program holistically. However, the Board and its committees receive regular reports from members of senior management on areas of material risk to Ciena, including strategic, operational, financial, information and cybersecurity, compliance, legal and regulatory risks. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on Ciena.

The Board’s leadership structure, with a Lead Independent Director, separate Executive Chair and CEO, independent Board committees with strong Chairs, the active participation of committees in the oversight of risk, and open communication with management, supports the risk oversight function of the Board. Each standing committee of the Board has risk oversight responsibilities and provides regular reports to the Board on at least a quarterly basis, as more fully described below under “Composition and Meetings of the Board of Directors and its Committees.”

For more detail on the risk oversight responsibilities of each of our standing Board Committees, please see the descriptions of the responsibilities of each of the Board Committees below.

Cybersecurity and data privacy

As part of the Board of Directors’ oversight of risk management, the Board devotes time and attention to cybersecurity and data privacy related risks, with the Audit Committee responsible for overseeing cybersecurity, data privacy and information technology related controls, policies and other efforts to mitigate such risks. As part of its standing agenda, the Audit Committee receives regular quarterly updates on information security risks and initiatives from members of senior management, including our Chief Information Security Officer, who reports to our Chief Financial Officer. These updates have included reviews of our cybersecurity risk management efforts including the development of relevant processes and policies, the implementation of technologies, systems or use of third party partners to safeguard our systems environment, the conduct of education and training initiatives with employees and business partners, and incident response preparedness, including simulations and tabletop exercises. The Audit Committee regularly updates the Board on such matters, and the Board also receives updates, not less than annually, from our Chief Information Security Officer on information and cybersecurity risks and related initiatives. In addition, we conduct employee security awareness training, including ongoing regular phishing detection exercises and awareness initiatives, throughout each year. We also maintain an information security risk insurance policy as part of our risk management efforts, and regularly engage and collaborate with peers, industry groups and governments relating to cybersecurity risk management and the evolving threat environment.

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Board education

Ciena provides a robust onboarding process for new members of our Board of Directors and comprehensive ongoing education and training for all Board members on key matters throughout the year, through sessions with both internal and external advisors and experts. Through these sessions, the Board and its Committees receive regular updates on key corporate governance and compliance topics, evolving regulations, and disclosure trends. In fiscal 2023, our Nominations and Governance Committee conducted a review of continuing education program alternatives for the Board, including key topics and various methods for providing such education to the Board. As a result of this review, during fiscal 2023, the Board augmented its regular education practices and conducted continuing education sessions on cybersecurity risk and climate risk and reporting. At the request of the Governance and Nominations Committee, these sessions were jointly conducted by members of senior management with responsibility for such programs with as well as outside subject matter experts.

Composition and meetings of the Board of Directors and its Committees

The table below details the composition of Ciena’s standing Board committees as of the end of fiscal 2023 and the number of Board and committee meetings held during fiscal 2023. Mr. Smith and Dr. Nettles do not serve on standing committees of the Board of Directors.

Name	Class	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
				AC	CC	GNC
Hassan M. Ahmed, Ph.D.	III (2024)	Executive Chairman and CEO, Sway AI, Inc.			❖	❖	1
Bruce L. Claflin	III (2024)	Former CEO, 3Com Corporation		❖	❖		1
Lawton W. Fitt	I (2025)	Chairperson, The Progressive Corporation		❖			2
Patrick T. Gallagher	III (2024)	Chairman, Harmonic, Inc.			❖	❖	1
Devinder Kumar	I (2025)	Former EVP, CFO and Treasurer, Advanced Micro Devices, Inc.		❖			0
Patrick H. Nettles, Ph.D.	I (2025)	Executive Chair, Ciena Corporation					0
T. Michael Nevens	III (2024)	Emeritus Senior Advisor, Permira Advisors, LLC		❖			1
Joanne B. Olsen	II (2026)	Former EVP Global Cloud Services & Support, Oracle Corporation			❖	❖	2
Mary G. Puma	II (2026)	Executive Chairman, Axcelis Technologies, Inc.		❖			3
Gary B. Smith	II (2026)	CEO, Ciena Corporation					0
Fiscal 2023 Meetings			Board: 11	8	8	6

❖ Chair

Each of our directors attended 100% of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2023, other than one director who was unable to attend one meeting of the Board of Directors. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting, and seven of Ciena’s ten directors participated in the virtual Annual Meeting last year. Each of our directors is in compliance with our overboarding limitations contained in our Principles of Corporate Governance.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that can be found on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the Chair or a member of each committee reports on any significant matters addressed by the committee.

The Board of Directors’ calendar has in recent years included an increased number of meetings of shorter duration, is designed to operate in either an in-person model, hybrid (virtual and physical) model or a fully virtual and remote environment, and is intended to enable frequent engagement between the Board and management, optimize the productivity and efficiency of Board operations, and space out the substantive work for the Board and management throughout the year. The Board and management believe that the current model of hybrid meetings and increased engagement between the Board and management continue to be beneficial for the Board’s oversight responsibilities.

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Audit Committee
Chair	Members
Lawton W. Fitt	Bruce L. Claflin Devinder Kumar T. Michael Nevens Mary G. Puma

Qualifications, as determined by the Board:

•   “Is a separately designated standing audit committee” in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•   Each member meets both the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the general independence standards of the NYSE

•   Each member is financially literate

•   Each of Mr. Claflin, Ms. Fitt and Mr. Kumar is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act and each member qualifies as an independent director under the NYSE listing standards for purposes of audit committee service

Among its responsibilities, the committee:

•   Appoints and establishes the compensation for Ciena’s independent registered public accounting firm

•   Approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services

•   Reviews and approves the procedures used by Ciena to prepare its periodic reports

•   Reviews and approves Ciena’s critical accounting policies and matters

•   Discusses audit plans and reviews results of audit engagements with Ciena’s independent registered public accounting firm

•   Obtains and reviews a report of Ciena’s independent registered public accounting firm describing certain matters required by the NYSE listing standards

•   Reviews the independence of Ciena’s independent registered public accounting firm

•   Oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting

•   Where it determines to do so, makes recommendations to the Board of Directors with respect to rotation of the lead partner of the independent registered public accounting firm

•   Reviews, considers and approves, if necessary, any related person transactions in accordance with our Policy on Related Person Transactions and applicable NYSE rules

Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee

Risk oversight

Oversee management of financial risks associated with:

•   accounting matters

•   liquidity and credit

•   corporate tax positions

•   insurance coverage

•   cash investment strategy

•   financial results

Oversee financial and business process systems

Oversee management of risks relating to the performance of Ciena’s internal audit function and its independent registered public accounting firm

Oversee whistleblower complaints and internal investigations

Oversee Ciena’s systems of internal controls and disclosure controls and procedures

Oversee IT risk management, cybersecurity matters and data privacy and receive quarterly updates from members of senior management on information security risks

Assess with management and independent auditors significant non-financial risks and legal and regulatory matters

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Governance and Nominations Committee
Chair	Members
Patrick T. Gallagher	Hassan M. Ahmed, Ph.D. Judith M. O’Brien Joanne B. Olsen

Qualifications, as determined by the Board:

•   The members of the Governance and Nominations Committee all qualify under the general independence standards of the NYSE

Among its responsibilities, the committee:

•   Reviews, develops and makes recommendations regarding various governance matters related to the Board of Directors, including its size, composition, standing committees and practices

•   Establishes and maintains a balanced board of directors representing a diversity of skills, perspectives and backgrounds

•   Takes reasonable steps to include diverse candidates with respect to gender, ethnicity, race, nationality and age in the context of the needs of the Board of Directors in the pool of potential board nominee candidates

•   Reviews and implements corporate governance policies, practices and procedures

•   Conducts an annual review of the performance and effectiveness of the Board of Directors, its standing committees, and its individual members

•   Makes recommendations to the Board of Directors regarding the composition and independence of its non-employee members

•   Provides oversight and direction for our compliance and ethics program and stockholder engagement related to our sustainability practices

•   Oversees Ciena’s executive management level Sustainability Leadership Committee, including the execution of our sustainability strategy and programming, the development and monitoring of goals and the adequacy and accuracy of our related data

The committee considers recommendations for nomination from other sources and interested parties, including Ciena’s officers, directors and stockholders. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. In considering these recommendations, the committee:

•   Applies the standards described in “Director Qualifications” above

•   Considers the current size and composition of the Board

•   Considers the needs of the Board and its committees

Risk oversight

Oversee management of risks associated with:

•   corporate governance practices and sustainability

•   compliance and ethics program

•   director independence

•   Board composition

•   Board performance

•   annual assessment of Board effectiveness

Review and assess allocation of responsibility for risk oversight among the Board and its standing committees

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Compensation Committee
Chair	Members
Joanne B. Olsen	Hassan M. Ahmed, Ph.D. Bruce L. Claflin Patrick T. Gallagher

Qualifications, as determined by the Board:

•   The members of the Compensation Committee qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act

•   The members are independent directors under the NYSE listing standards for purposes of compensation committee service

Among its responsibilities, the committee:

•   Has authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs

•   Establishes our compensation philosophy and policies

•   Oversees compensation plans for our executive officers and non-executive employees

•   Has oversight responsibility for the compensation program for Ciena’s non-employee directors

•   Receives information and advice from its compensation consultant, as described below

•   Reviews and has final authority to approve and make decisions with respect to the compensation of our executive officers

In determining compensation of our executive officers, the committee:

•   Annually evaluates the performance of our CEO and our Executive Chair

•   Considers evaluations by or recommendations from our CEO regarding our other executive officers

The Board has delegated limited authority to our CEO to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines related to the size, terms and conditions of such awards. The Compensation Committee regularly reviews quarterly and year-to-date grant activity pursuant to this delegated authority.

Risk oversight

Oversee management of risks associated with:

•   executive compensation

•   overall compensation and benefit strategies

•   compensation and benefit plans and arrangements

•   compensation practices and policies

•   Board of Directors’ compensation

•   overall workforce planning and strategy

•   attraction and retention

•   talent management, diversity, equity and inclusion

•   promotion of physical and emotional health and wellbeing

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Compensation philosophy and objectives

The Compensation Committee seeks to ensure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for our executive officers focuses on addressing the following principal objectives:

•	attract and retain talented executive officers by offering competitive compensation packages;
•	motivate our executive officers to achieve strategic and tactical objectives, including the profitable growth of Ciena’s business;
•	align executive compensation with stockholder interests;
•	reward our executive officers for individual, functional and corporate performance; and
•	promote a pay-for-performance culture.

In making compensation decisions, the Compensation Committee also seeks to promote teamwork among and high morale within our executive team.

Compensation consultant

To assist in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to the compensation of our executive officers during fiscal 2023, the Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm. Prior to engaging Compensia, the Committee considered and assessed Compensia’s independence. To ensure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Compensia to be engaged to perform any services for Ciena beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as its executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of its compensation consultant and determines whether any related conflicts of interest require disclosure.

In establishing executive compensation for fiscal 2023, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;
•	provide information on compensation paid by such peer companies to their executive officers;
•	analyze broad compensation survey data to supplement publicly available information on compensation paid by peer companies;
•	advise on alternative structures or forms of compensation and allocation considerations;
•	advise on appropriate levels of compensation for the NEOs and the other members of the executive team; and
•

prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant details, the projected value of vested and unvested equity awards outstanding, and a comparative analysis of compensation relative to the peer group.

In addition to its advisory work regarding executive compensation and broad-based equity compensation during fiscal 2023, Compensia was engaged by the Compensation Committee to aid in evaluating the compensation of the non-employee directors as set forth below, to participate in and provide assistance with respect to the Committee’s annual compensation risk assessment, and to review the “Compensation Discussion and Analysis” included in this proxy statement.

Compensation Committee interlocks and insider participation

Dr. Ahmed, Ms. Olsen, and Messrs. Claflin and Gallagher, who comprised the Compensation Committee as of the end of fiscal 2023, are independent directors and were not, at any time during fiscal 2023, or at any other time, officers or employees of Ciena. During fiscal 2023, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

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Director compensation

Our director compensation program is designed both to attract and to fairly compensate highly qualified, non-employee directors to represent our stockholders on the Board of Directors and to act in the stockholders’ best interests. The director compensation program for fiscal 2023 was recommended by the Compensation Committee and approved by our Board of Directors. Our executive officers do not play any role in determining or recommending the amount of non-employee director compensation, except that Mr. Smith and Dr. Nettles vote on the recommendations of the Compensation Committee in their capacities as members of the Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as our Executive Chair of the Board, and Mr. Smith, who serves as our Chief Executive Officer. Dr. Nettles does not receive cash compensation for his service as a director, and Mr. Smith does not receive any compensation for his service as a director. Information regarding equity compensation granted to Dr. Nettles during fiscal 2023 can be found in the tabular disclosure below. Information regarding the determination of Mr. Smith’s compensation can be found in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” below.

Fiscal 2023 Board compensation

The Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program for the purpose of determining non-employee director compensation for fiscal 2023. As part of its process, the Compensation Committee considered an overview of the corporate governance environment, as well as recent trends and developments relating to director compensation. The Compensation Committee also specifically considered the amounts payable under and the various components of our director compensation program, the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive compensation, and the fact that changes were made to director compensation the prior year. After considering those factors and based on the recommendation of the Compensation Committee, the Board of Directors determined not to make any changes to director compensation except to increase the Board or committee meeting threshold from ten to 12 meetings per fiscal year before requiring payment of additional meeting fees.

Cash compensation

Our cash compensation program for our non-employee directors for fiscal 2023 was as follows:

Cash Compensation	Amount

Annual Retainer — Non-Employee Director	$ 75,000

Additional Annual Retainer — Lead Independent Director	$ 35,000

Additional Annual Retainer — Audit Committee	$ 35,000 (Chair) $ 15,000 (other members)

Additional Annual Retainer — Compensation Committee	$ 25,000 (Chair) $ 10,000 (other members)

Additional Annual Retainer — Governance and Nominations Committee	$ 15,000 (Chair) $ 6,000 (other members)

Under this program, our non-employee directors are not entitled to receive meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than 12 meetings in a fiscal year, each non-employee director (as applicable) will be entitled to receive an additional $1,500 per meeting for the Chair, or an additional $1,000 per meeting for other members. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting. Our non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

The retainer fees set forth above are paid in quarterly installments. Meeting attendance fees, when applicable, generally are paid promptly following the end of the fiscal year.

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Equity compensation

Our equity compensation program for our non-employee directors and Dr. Nettles for fiscal 2023 was as follows:

Equity Compensation	Target Delivered Value ($)

Initial RSU Award — Upon Director Election or Appointment	$ 225,000

Annual RSU Award — Non-Employee Directors and Executive Chair	$ 225,000

In order to control for possible volatility in our stock price on any one particular trading day, the actual number of shares underlying restricted stock unit (“RSU”) awards granted to directors is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of grant. Initial equity awards are made in connection with initial election or appointment to the Board of Directors, with the target delivered value prorated for the fiscal year based on the date of election or appointment. Initial equity awards vest on or about the one-year anniversary of the grant date. Annual equity awards are made on the date of each Annual Meeting and vest on or about the one-year anniversary of the grant date. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Deferred Compensation Plan described below.

Director compensation limits

Our 2017 Omnibus Incentive Plan (the “2017 Plan”) imposes a $500,000 limit on the compensation that can be awarded to a non-employee director in any given fiscal year, including the sum of (i) cash compensation and (ii) the grant date fair value of equity compensation under the 2017 Plan. This limitation, however, does not apply to the extent a non-employee director has been or becomes an employee of Ciena during such fiscal year. In addition, the Board retains discretion to provide further exceptions for one or more individual non-employee directors in extraordinary circumstances, such as service on a special transaction or litigation committee of the Board, provided that the director that is the subject of such exception may not participate in any decision with respect thereto.

Director compensation table

The following table and the accompanying footnotes describe the “total compensation” earned by our non-employee directors and Dr. Nettles during fiscal 2023:

Fiscal 2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Patrick H. Nettles, Ph.D.	—	$ 224,995	$ 156,000	$ 380,995

Hassan M. Ahmed, Ph.D.	$ 91,000	$ 224,995	—	$ 315,995

Bruce L. Claflin	$ 100,000	$ 224,995	—	$ 324,995

Lawton W. Fitt	$ 110,000	$ 224,995	—	$ 334,995

Patrick T. Gallagher	$ 135,000	$ 224,995	—	$ 359,995

Devinder Kumar	$ 90,000	$ 224,995		$ 314,995

T. Michael Nevens	$ 90,000	$ 224,995	—	$ 314,995

Joanne B. Olsen	$ 106,000	$ 224,995	—	$ 330,995

Mary G. Puma	$ 30,000	$ 130,675	—	$ 160,675

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)

The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted during fiscal 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of Ciena common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. For each director other than Ms. Puma, the aggregate grant date fair value in the above table was calculated using the closing price of Ciena common stock on March 30, 2023, the grant date for each such director’s annual award. Each of these awards was granted under the 2017 Plan and vests on the one-year anniversary of the grant date. For Ms. Puma, the aggregate grant date fair

30	2024 Proxy Statement

value in the above table was calculated using the closing price of Ciena common stock on September 1, 2023, the grant date for her initial equity award. This award was granted under the 2017 Plan and vests on September 20, 2024. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on several factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of Ciena common stock at the time of disposition.

(3)

Non-employee directors do not receive any perquisites or other personal benefits or property as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director; the amount reported as “All Other Compensation” for Dr. Nettles reflects (a) his annual base salary for service as an executive officer of Ciena during fiscal 2023 and (b) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms.

Outstanding equity awards for directors at fiscal year-end

The following table sets forth, on an aggregate basis, information related to the outstanding unvested RSU awards held by each of our non-employee directors and Dr. Nettles as of the end of fiscal 2023.

Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Name	Aggregate Number of Unvested Shares or Units (#)

Patrick H. Nettles, Ph.D.	4,331

Hassan M. Ahmed, Ph.D.	4,331

Bruce L. Claflin	4,331

Lawton W. Fitt	4,331

Patrick T. Gallagher	4,331

Devinder Kumar	4,331

T. Michael Nevens	4,331

Joanne B. Olsen	4,331

Mary G. Puma	2,696

Deferral of director compensation

We maintain the Ciena Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows our U.S.-based directors (as well as certain U.S.-based senior management employees) to defer elements of their annual compensation. Directors may defer up to 100% of their annual cash retainer and annual equity compensation.

Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period, and the form of distribution of their compensation. If a director elects to defer any portion of an RSU award, upon the vesting of that award, we credit a stock account with the amount deferred. All such accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death or termination of service, a change in control of Ciena or termination of the plan.

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Proposal No. 2

Amendment to Ciena’s 2017 Omnibus Incentive Plan

Overview

We are requesting that our stockholders vote in favor of the proposed amendment to our 2017 Omnibus Incentive Plan, which we sometimes refer to in this proposal as the “2017 Plan.” On December 5, 2023, the Board of Directors approved an amendment to the 2017 Plan (i) to increase, by 10.1 million shares, the number of shares of Ciena common stock available for issuance under the 2017 Plan, subject to stockholder approval at the Annual Meeting, and (ii) to increase the recoupment period for misconduct relating to accounting restatements from 12 months to three years. A copy of the proposed amendment to the 2017 Plan is attached as Annex A to this proxy statement.

Our 2017 Plan is the only equity incentive compensation plan under which we currently grant equity incentive awards to directors, officers and employees. We have not sought stockholder approval for an increase in available shares since our 2020 Annual Meeting, nearly four years ago.

A key part of our People Strategy in recent years has been advancing our goals of (i) promoting a strong alignment of interest between our stockholders and employees and (ii) offering compelling compensation and benefits that make Ciena an employer of choice in the talent markets in which we compete. To that end, we have significantly expanded the population of employees eligible for and receiving equity incentive awards, particularly within technology roles in engineering and sales, and have grown the number of employees receiving equity awards from approximately 21% in fiscal 2020 to approximately 50% in fiscal 2024. We believe that this approach advances our business and the interests of our stockholders and we intend to continue to invest in our employees through equity compensation.

Why you should vote for the 2017 Plan Amendment

We believe that the 2017 Plan is important to our continued growth and success. The purpose of the 2017 Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals an opportunity to acquire a direct proprietary interest in the operations and future success of Ciena will motivate them to serve Ciena and to expend maximum effort to improve our business and results of operations. We believe that equity awards under the 2017 Plan are a valuable incentive to participants and benefit stockholders by aligning more closely the interests of participants in the 2017 Plan with those of our stockholders.

We believe that our usage of the 2017 Plan illustrates our commitment to best practices in equity compensation, prudent use of limited resources and the promotion of a strong alignment with stockholder interests, as exhibited by our awards and plan design. We ask stockholders to vote for the proposed amendment to the 2017 Plan for the following reasons:

❖	We manage our use of equity incentive awards carefully and maintain a reasonable “burn rate.”

The Compensation Committee carefully monitors our total dilution, burn rate and equity expense to ensure that we maximize stockholder value and exercise prudence by granting only such number of equity awards as we deem necessary to attract, reward and retain our employees. Burn rate is defined as the number of shares subject to equity awards issued in a fiscal year as a percentage of Ciena’s weighted average shares outstanding. Ciena’s three-year average burn rate of 1.76%, or 3.53% taking into account adjusted full value shares, is considerably lower than the 4.03% burn rate benchmark used by Institutional Shareholder Services (“ISS”) to assess companies in our industry.

❖	We mitigate the dilutive effect of our equity awards.

Our practice is to repurchase and retire shares of common stock to satisfy employee tax withholding obligations due upon vesting of stock unit awards, instead of satisfying these obligations through directed open market sales. During fiscal 2023, we repurchased approximately $38.5 million in shares of common stock in satisfaction of such tax withholding obligations. In addition, since December 2017, we have maintained stock repurchase programs that further mitigate dilution to our stockholders from our equity grants under the 2017 Plan. Under our current stock repurchase program, which was announced in December 2021, we are authorized to repurchase up to $1.0 billion of our common stock. From the commencement of that program through the end of fiscal 2023, we repurchased over $750 million, or approximately 14.1 million shares of our common stock. These practices have resulted in a significant reduction in the dilutive effect of our equity awards.

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❖	Ciena’s equity “overhang” is reasonable compared to peers.

Overhang is defined as stock awards and option awards outstanding, plus shares remaining available for grant under the 2017 Plan. The Compensation Committee carefully monitors our equity overhang and considers Ciena’s overhang as compared to its peers. In addition, Ciena’s equity overhang at December 22, 2023 includes only approximately five thousand shares underlying stock options, primarily assumed via acquisition, as Ciena has not granted stock options broadly in many years. The weighted average remaining term of our outstanding stock options is 0.3 years. None of our stock options outstanding at December 22, 2023 were “out of the money” (i.e., having an exercise price above the current trading price of our common stock).

❖	Equity awards made to our executive team in recent years have included a sizable at-risk performance based component.

In recent years, our Compensation Committee has allocated a significant percentage (60% for our CEO and approximately 50% for our other executive officers) of its targeted equity compensation to our executive team in the form of performance-based equity, both PSUs and MSUs, reflecting our commitment to using equity awards as a significant part of our approach to performance-based compensation.

❖	Equity incentive awards are an important part of our overall compensation philosophy.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards are a critically important component of our compensation program. As part of our efforts to support our workforce, in recent years we have taken steps to deliver equity awards deeper into the organization and to more employees, particularly in engineering and sales functions. Even with this change, which we intend to continue going forward, we have still maintained reasonable burn rate and overhang metrics. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for our employees to work to grow the business and build stockholder value.

❖	As part of our People Promise and talent management strategy, we have expanded the number of employees eligible for and receiving annual equity awards.

In recent years, as part of our ongoing strategy to attract and retain talented personnel at all levels, we began granting annual equity awards deeper within the organization and to more employees, particularly in engineering and sales functions. As a result of this expansion, which was driven in part by the intense competitive dynamics in the labor markets in which we compete, the overall target delivered value of annual equity awards to non-executive employees increased by approximately 247% between fiscal 2020 and fiscal 2024, and the number of non-executive employees who received annual equity awards increased from approximately 21% in fiscal 2020 to approximately 50% in fiscal 2024. We expect to continue this practice going forward.

❖	Limited share availability or share exhaustion under the 2017 Plan would harm the competitiveness of our compensation program.

Our Compensation Committee believes that equity-based awards are a particularly effective compensation vehicle, as compared to cash compensation, for a growth-oriented company like Ciena, because such awards align employee and stockholder interests while having a smaller impact on current income and cash flow. Limited shares remaining available for issuance under the 2017 Plan could restrict our ability to grant equity awards that align with our compensation philosophy and negatively impact our ability to offer competitive equity compensation. We believe that our inability to award meaningful equity compensation could result in difficulty attracting, retaining and motivating our employees.

❖	The amended 2017 Plan will include an improved and robust clawback mechanism.

The 2017 Plan includes a mechanism that allows Ciena to recoup or “claw back” certain equity compensation in situations requiring forfeiture under the Sarbanes-Oxley Act of 2002 and circumstances where the grantee engaged in certain misconduct. The proposed amendment to the 2017 Plan would increase the recoupment period for such situations from 12 months to three years. The 2017 Plan also includes a comprehensive clawback provision that subjects awards to mandatory repayment by the grantee in accordance with an award agreement, Ciena’s new Executive Compensation Clawback Policy or any other Ciena recoupment policy, or applicable law.

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❖	The 2017 Plan design highlights Ciena’s commitment to compensation best practices.

The 2017 Plan includes several key features described below that are designed to protect our stockholders’ interests and that reflect Ciena’s commitment to best practices and effective management of equity compensation:

•	Plan limits and additional shares

The 2017 Plan authorizes a fixed number of shares and requires stockholder approval to increase the maximum number of securities that may be issued thereunder. The 2017 Plan does not contain an evergreen provision or other features which periodically add new shares for grant thereunder.

•	Compensation limits

The 2017 Plan contains limitations on the maximum number of shares that may be awarded to, and the maximum amount that may be earned by, any individual under the 2017 Plan in any 12-month period, as well as a limitation on the compensation that may be awarded to a non-employee director in any fiscal year.

•	Application of fungible share ratio for counting full value awards

Under the 2017 Plan, every share underlying RSUs, MSUs, PSUs, and other full value awards is subject to a fungible share ratio that reduces the number of shares remaining available for issuance under the plan by a factor greater than one. The fungible share ratio is 1.31 shares for each full value share awarded.

•	Reasonable share counting; no liberal share recycling

In general, when awards granted under the 2017 Plan are forfeited, expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares of common stock that are delivered to the grantee or withheld by Ciena as payment of the exercise price in connection with the exercise of a stock option or payment of a tax withholding obligation in connection with any award, or are purchased by Ciena with proceeds from option exercises, are not returned to the share reserve.

•	Minimum vesting period

The 2017 Plan provides that awards granted under the plan may not vest in full in less than one year from the date of grant. This minimum vesting period is subject to exception solely where vesting has occurred due to (i) a grantee’s death or disability, or (ii) a change in control of Ciena. Only a limited number of shares, equal to five percent (5%) of the shares authorized under the 2017 Plan, may be granted with (or subsequently modified to contain) terms that do not meet the minimum vesting period restrictions above. In administering the 2017 Plan, our Compensation Committee has determined and agreed to adhere to an interpretation of this provision such that ratable vesting within one year is not permissible under this minimum vesting provision except as set forth in (i) and (ii) above. The additional shares authorized by this amendment will be subject to these same minimum vesting requirements.

•	No discount stock options or stock appreciation rights (SARs)

All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	No repricing

Under the 2017 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without stockholder approval.

•	Change in control definition

The 2017 Plan has a definition of change in control (referred to as a “corporate transaction” in the 2017 Plan) that we believe would not be considered a liberal change in control vesting risk by ISS.

•	No dividends on unvested equity

Under the 2017 Plan, while Ciena may grant restricted stock awards that include the right to dividends and RSUs, MSUs and PSUs that include dividend equivalent rights, no dividends or dividend equivalent rights will become payable until the corresponding restricted stock award, RSU, MSU or PSU vests.

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•	Stockholder approval required for certain amendments

Amendments that materially increase the benefits under the 2017 Plan (including changing the vesting restrictions described above), that materially increase the aggregate number of shares that may be issued under the plan, or that materially modify the requirements for participation in the plan are prohibited without stockholder approval.

Equity awards outstanding and available

The table below includes information as of December 22, 2023 with respect to our (i) equity incentive awards outstanding and (ii) shares remaining available for grant under our 2017 Plan:

Equity Awards Outstanding and Available Summary

RSUs outstanding	7,441,731

PSUs outstanding	231,414

MSUs outstanding	316,173

Shares remaining available for grant under 2017 Plan (1)	816,744

Stock options outstanding (2)	5,132

Weighted average remaining term of outstanding options	0.3 years

Weighted average exercise price of outstanding options	$16.38

Weighted average exercise price of exercisable options	$16.38

(1)	Equivalent to 623,468 shares available for future stock awards given the applicable fungible share ratio under the 2017 Plan.

(2)

Ciena has not granted stock options broadly in many years. All of the stock options outstanding were granted under legacy or acquired equity plans prior to the adoption of the 2017 Plan. None of the stock options outstanding were “out of the money” (i.e., having an exercise price above the current trading price of our common stock).

As of December 22, 2023, the market value of a share of our common stock was $44.17, which was the closing price of our common stock on that date on the NYSE.

The amendment to the 2017 Plan will not be effective unless and until approved by stockholders. Participation and the types of awards under the 2017 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the amendment to the 2017 Plan is approved are not currently determinable. On the record date, there were ten executive officers, eight non-employee directors and approximately 8,650 employees who were eligible to participate in the 2017 Plan.

Summary description of the 2017 Plan

A description of the provisions of the 2017 Plan is set forth below. This summary is subject to the complete provisions of the 2017 Plan, a copy of which is incorporated by reference as an exhibit to Ciena’s 2023 Annual Report. We encourage you to read the 2017 Plan for additional information.

Administration. The 2017 Plan is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and comply with the independence requirements of the NYSE. Subject to the terms of the 2017 Plan, the Compensation Committee may select grantees to receive awards, determine the types of awards and terms and conditions of awards, prescribe the form of each award agreement evidencing an award, amend, modify or supplement the terms of any outstanding award, and interpret provisions of the 2017 Plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the 2017 Plan with respect to grantees, provided such grantees are not Ciena executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

Common Stock Reserved for Issuance under the Plan. If stockholders approve this proposal and the 2017 Plan is amended, the shares remaining available for issuance under the 2017 Plan will increase by 10.1 million shares. The number of shares available under the 2017 Plan will also be increased from time to time by: (i) the number of shares subject to outstanding awards granted under our prior equity compensation plans that are forfeited, expire or are canceled without delivery of common stock following the effective date of the 2017 Plan, and (ii) the number of shares subject to awards assumed or substituted in connection with the acquisition of another company. The common stock issued or to be issued under the 2017 Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by Ciena.

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The number of shares of common stock available for issuance under the 2017 Plan will not be increased by any shares tendered or awards surrendered in connection with the purchase of shares of common stock upon exercise of a stock option, any shares of common stock deducted or forfeited from an award in connection with Ciena’s tax withholding obligations, or any shares of common stock purchased by Ciena with proceeds from option exercises.

Eligibility. Awards may be made under the 2017 Plan to officers, employees, directors, advisors and consultants of Ciena or its affiliates, and any other individual whose participation in the plan is determined to be in the best interests of Ciena by the Compensation Committee. On the record date, there were ten executive officers, eight non-employee directors and approximately 8,650 employees who were eligible to participate in the 2017 Plan.

Effective Date; Term; Amendment or Termination of the Plan. The effective date of the 2017 Plan is March 23, 2017, and the 2017 Plan will terminate ten years after its effective date. The Board of Directors may terminate the 2017 Plan at any time and for any reason. The Board of Directors may also amend the 2017 Plan, provided that amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. In addition, amendments that materially increase the benefits under the plan (including changing the vesting restrictions described above), that materially increase the aggregate number of shares that may be issued under the plan, or that materially modify the requirements for participation in the plan must be submitted for stockholder approval.

Stock Options. The 2017 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code as well as stock options that do not qualify as incentive stock options.

The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for stock options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant. If the grantee is a 10% stockholder, the term of an option intended to be an incentive stock option may not exceed five years from the date of grant. Subject to the minimum vesting periods described above, the Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The ability to exercise options may be accelerated by the Compensation Committee, subject to compliance with the 2017 Plan.

In general, a grantee may pay the exercise price of a stock option by cash, certified check, or other cash equivalent or, with Ciena’s consent, by tendering shares of our common stock or by means of a broker-assisted cashless exercise.

No amendment or modification may be made to an outstanding stock option or stock appreciation right if that amendment or modification would be treated as a repricing under the rules of the stock exchange on which the shares of our common stock are listed (currently the NYSE), including replacement with cash or another award type, without the approval of Ciena’s stockholders.

Stock options and stock appreciation rights granted under the 2017 Plan may not be sold, transferred, pledged or assigned, other than by will or under applicable laws of descent and distribution. However, the 2017 Plan provides flexibility should we determine to permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards. The Compensation Committee may also award:

•

Unrestricted Stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee that are free from any restrictions under the 2017 Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants. All grants of unrestricted stock are subject to the five percent (5%) limit on the number of shares that may be granted with terms that do not meet the minimum vesting period restrictions described above.

•	Restricted Stock, which are shares of common stock subject to restrictions.

•	Restricted Stock Units, which are rights to receive shares of common stock subject to restrictions.

•

Stock Appreciation Rights, which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•

Performance and Cash Incentive Awards, which are awards that are ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year, annual, semi-annual or

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quarterly incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award earned based on the percentage achievement of these business criteria, the percentage achievement in excess of a threshold objective or as another amount which need not bear a strictly mathematical relationship to these business criteria.

Effect of Certain Corporate Transactions. Certain change in control transactions, such as a sale of Ciena, may cause awards granted under the 2017 Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2017 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Individual Limits. The maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2017 Plan to any person, other than a non-employee director, is one million per year. The maximum number of shares of common stock that can be awarded under the 2017 Plan to any person, other than a non-employee director, other than pursuant to options or stock appreciation right, is one million per year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period greater than 12 months by any one person is $25 million.

Limits on director compensation

Under the 2017 Plan, the maximum amount of compensation that can be awarded to a director in any given fiscal year is $500,000 in the aggregate, including (i) cash compensation and (ii) the grant date fair value of equity compensation under the 2017 Plan. This limitation, however, does not apply to the extent a director has been or becomes an employee of Ciena during such fiscal year and certain limited exceptions in extraordinary circumstances.

Plan benefits

The amounts that may be received under the 2017 Plan in the future are not determinable, as the amendment to the 2017 Plan will not be effective unless and until approved by stockholders, and such amounts will depend on actions of the Compensation Committee, the performance of Ciena and the value of our common stock. For details on grants of RSUs, MSUs and PSUs made to our NEOs under the 2017 Plan in fiscal 2023, see the table below entitled “Fiscal 2023 Grants of Plan-Based Awards,” and for more details on grants of RSUs made to our non-employee directors in fiscal 2023, see the table above entitled “Fiscal 2023 Director Compensation Table.”

Federal income tax consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for Ciena. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Ciena will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain.

Non-Qualified Stock Options. The grant of an option will not be a taxable event for the grantee or Ciena. Upon exercising a non-qualified stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment

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taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of our common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of our common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs under the 2017 Plan. A grantee who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of the shares of our common stock issued to such grantee at the end of the restriction period or, if later, the payment date.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2017 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Performance and Cash Incentive Awards. The award of a performance or cash incentive award will have no federal income tax consequences for Ciena or for the grantee. The payment of the award is taxable to a grantee as ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of our common stock on the date of the award, reduced by the amount, if any, paid for such shares.

Deductibility. For each of the foregoing award types, Ciena will generally be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the limits of Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Section 280G. Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both Ciena and the recipient under Sections 280G and 4999 of the Internal Revenue Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and Ciena is denied a tax deduction for the payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of equity awards in connection with a change in control can constitute a parachute payment. The 2017 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a recipient may receive to no more than 299% of the recipient’s base amount, but only if such cutback results in larger after-tax payments to the recipient.

Section 409A. Ciena intends for awards granted under the 2017 Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the amendment to the 2017 Omnibus Incentive Plan

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Proposal No. 3

Amendment to Ciena’s Amended and Restated Certificate of Incorporation to provide for officer exculpation

Overview

Our Board of Directors has unanimously adopted, and recommends that stockholders approve, an amendment to Ciena’s Amended and Restated Certificate of Incorporation (the “Charter”) to limit the personal liability of certain senior officers of Ciena as permitted by recent amendments to the Delaware General Corporation Law (the “Amendment”), as discussed further below.

Background

Effective August 1, 2022, the State of Delaware, which is Ciena’s state of incorporation, adopted amendments to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) to allow Delaware corporations to exculpate certain of their officers from direct claims for a breach of the duty of care. The DGCL currently provides for exculpation of officers for direct claims, including class actions, and does not provide exculpation for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any transaction in which the officer derived an improper personal benefit, or any action brought by or in the right of the corporation. In order to extend the protections of the recently amended Section 102(b)(7) of the DGCL to its officers, a Delaware corporation must affirmatively amend its certificate of incorporation to include such a provision, as the protections do not apply automatically. Currently, our Charter provides for exculpation of directors from direct claims for a breach of the duty of care to the fullest extent permitted by the DGCL. The Amendment would provide both directors and certain officers with exculpation rights to the fullest extent permitted by the DGCL.

Rationale

We believe that amending and restating our Charter to add liability protection for officers is necessary in order to (i) continue to attract and retain experienced and qualified executives, as similar officer exculpation provisions have been, and are likely to be, adopted by our peers and others with whom we compete for executive talent, (ii) reduce their personal legal exposure; and (iii) help curb corporate litigation and associated insurance costs. We believe all of these are in the best interest of our stockholders. Furthermore, the Amendment would more generally align the protections available to our officers with those protections currently available to our directors. Accordingly, the Board believes that the proposal to extend exculpation to our officers is fair and in the best interests of Ciena and its stockholders.

Officers often must make time-sensitive decisions on matters of significant importance to various stakeholders, which gives rise to the risk of legal action that may be based on hindsight. The Amendment would enhance the ability of our officers to make decisions that will maximize Ciena’s value and empower our officers to exercise their business judgment in furtherance of stockholder interests by decreasing concerns about personal risk of legal action while also minimizing the potential distraction posed by frivolous lawsuits and costs that are often borne by us through indemnification or higher insurance premiums. In contrast, failure to adopt the Amendment could impact recruitment and retention of qualified officer candidates, as they may conclude that potential exposure to liability exceeds the benefit of serving as an officer of Ciena.

Section 102(b)(7) of the DGCL provides that only certain officers may be entitled to exculpation; namely: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in the corporation’s public filings with the SEC as an NEO; and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of accepting service of process (collectively, the “covered officers”).

The Amendment would permit the exculpation of the covered officers for personal liability for monetary damages in connection with direct claims brought by stockholders for breach of fiduciary duty of care, including class actions, but would not exculpate such officers’ personal liability for monetary damages for breach of fiduciary duty of care claims brought by Ciena itself or for derivative claims brought by stockholders in the name of Ciena. Accordingly, Ciena and our stockholders would still have the ability to hold officers accountable for wrongdoing. In addition, as is currently the case for directors under our Charter, the Amendment would not limit the liability of the covered officers for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) any transaction from which the officer derived an improper personal benefit.

In determining the advisability of the Amendment, the Board of Directors considered the narrow class and type of claims from which the covered officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our

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officers to which the protections would apply, and the benefits the Board believes would accrue to Ciena and its stockholders by extending exculpation protection to its senior officers in addition to its directors. Given the potential benefits anticipated to accrue to Ciena, including the associated benefits to our stockholders, and the limited types of claims that would be exculpated, the Board recommends that the stockholders approve the Amendment.

Effectiveness of Amendment

If the Amendment, in the form attached hereto as Annex B, is approved by the stockholders at the Annual Meeting, it will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Charter, which we would expect to file following the Annual Meeting. Other than the replacement of the existing Article EIGHTH with the proposed Article EIGHTH , the remainder of the Charter will remain unchanged after effectiveness of the Amendment. Even if our stockholders approve the Amendment, our Board retains discretion under Delaware law not to implement it. If the Amendment is not approved by our stockholders, the Charter will remain unchanged.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the amendment to the Amended and Restated Certificate of Incorporation

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Proposal No. 4

Ratification of appointment of independent registered public accounting firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for fiscal 2024, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to attend this year’s Annual Meeting. He or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2024, the Audit Committee considered the quality of PwC’s services, whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC as well as the potential impact to Ciena of a change to its independent registered public accounting firm, and determined that retention of PwC is in the best interests of Ciena and its stockholders. Information regarding fees billed by PwC for our 2022 and 2023 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 4 — Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2024

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Relationship with independent registered public accounting firm

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal 2022 and 2023.

Fee Category	Fiscal 2022	Fiscal 2023

Audit Fees	$4,472,700	$4,482,415

Audit-Related Fees	—	—

Tax Fees	450,000	761,102

All Other Fees	120,000	954

Total Fees	$5,042,700	$5,244,471

Audit Fees. This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, and services that generally only PwC as the independent registered public accounting firm can provide, such as services for comfort letters and consents. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Audit fees reflect PwC’s integrated audits of financial statements for Ciena.

Audit-Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.”

Tax Fees. This category of the table above includes fees for tax compliance, tax advice, tax planning, and other general tax consulting fees. Fees for fiscal 2022 and 2023 primarily include fees related to a study related to research and development tax credits in relevant geographies. Fees for fiscal 2023 also include tax services related to assistance with identification and computation of Section 174 expenditures.

All Other Fees. This category of the table above includes fees for services provided by PwC that are not included in the other fee categories reported above. All other fees for fiscal 2022 relate to a pre-implementation assessment for certain anticipated IT system implementations. All other fees for fiscal 2023 relate to subscription fees paid for access to online accounting disclosure research software.

Pre-approval of services

The Audit Committee pre-approves all services provided by our independent registered public accounting firm, including audit services (such as statutory audit engagements as required under local law of foreign jurisdictions) and non-audit services. For audit services with respect to Ciena, each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee certain non-audit services for which it recommends the independent registered public accounting firm be engaged to provide, and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chair to amend or modify the list of approved permissible non-audit services and fees. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2022 and 2023 were pre-approved by the Audit Committee.

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Audit Committee Report

The Audit Committee is composed entirely of non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee assists the Board in fulfilling its oversight responsibilities, including by assessing and monitoring the quality and integrity of Ciena’s accounting systems and practices, financial information and financial reporting practices, potential financial, legal and regulatory exposures, systems of internal controls, internal audit function and the independent audit process. Ciena’s management is responsible for Ciena’s financial statements, and its independent registered public accounting firm is responsible for planning and conducting an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Audit Committee operates under a written charter that describes the scope of its responsibilities, and which is available on the “Corporate Responsibility – Governance Documents” page of the “Investors” section at www.ciena.com.

During fiscal 2023, the Audit Committee discussed with PricewaterhouseCoopers LLP (“PwC”), Ciena’s independent registered public accounting firm, the overall scope and plans for the audit. The Audit Committee met regularly with PwC, with and, at times, without management present, to discuss the results of PwC’s examinations, evaluations of Ciena’s internal control over financial reporting and the overall quality of Ciena’s financial reporting practices. The Audit Committee also met with Ciena’s management during fiscal 2023 to consider Ciena’s internal control over financial reporting and Ciena’s disclosure controls and procedures.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2023 with management and with PwC.

2. The Audit Committee has discussed with PwC the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3. The Audit Committee has received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

4. Based on its review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2023 be included in Ciena’s Annual Report on Form 10-K for fiscal 2023, for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chair)

Bruce L. Claflin

Devinder Kumar

T. Michael Nevens

Mary G. Puma

2024 Proxy Statement	43

Ownership of securities

The following table sets forth, as of January 22, 2024, the beneficial ownership of Ciena’s common stock for the following persons:

•	each stockholder (including any group as such term is used in Section 13(d)(3) of the Exchange Act) known by us to beneficially own more than 5% of our common stock;
•	our Chief Executive Officer and each other named executive officer (as that term is defined in Item 402(a)(3) of Regulation S-K);
•	each of our directors and director nominees; and
•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, stock award, or other similar right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 22, 2024, there were 145,008,717 shares of Ciena common stock outstanding.

Name of Beneficial Owner	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares (%)

More than 5% Stockholders

BlackRock, Inc. (4)	17,139,924	—	17,139,924	11.82%

The Vanguard Group, Inc. (5)	14,954,778	—	14,954,778	10.31%

FMR LLC (6)	8,910,634	—	8,910,634	6.14%

Directors & Named Executive Officers

Patrick H. Nettles, Ph.D. (7)	152,845	6,500	159,345	*

Gary B. Smith	262,460	20,151	282,611	*

James E. Moylan, Jr. (8)	264,946	6,167	271,113	*

Scott A. McFeely	38,795	7,042	45,837	*

Jason M. Phipps	38,345	5,919	44,264	*

David M. Rothenstein	175,701	5,366	181,067	*

Hassan M. Ahmed, Ph.D.	10,913	—	10,913	*

Bruce L. Claflin (9)	40,895	37,731	78,626	*

Lawton W. Fitt	3,928	111,146	115,074	*

Patrick T. Gallagher	35,779	13,516	49,295	*

Devinder Kumar	2,929	13,516	16,445	*

T. Michael Nevens	11,239	—	11,239	*

Joanne B. Olsen	8,375	901	9,276	*

Mary G. Puma	—	—	—	*

All executive officers and directors (18 persons)	967,528	237,710	1,205,238	*

*	Represents less than 1% of outstanding shares.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity incentive awards.

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(2)

Except as otherwise set forth in the footnotes below, for our executive officers, represents shares of common stock that can be acquired upon the vesting of restricted stock units within 60 days of the date of this table. For our executive officers and directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to our Deferred Compensation Plan.

(3)

Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us or the SEC, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)

Stockholder’s address is 55 East 52nd Street, New York, NY 10055. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 26, 2023 and reflects beneficial ownership by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 16,732,549 shares and sole dispositive power with respect to 17,139,924 shares.

(5)

Stockholder’s address is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on June 9, 2023 and reflects beneficial ownership by stockholder in its capacity as investment advisor and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 0 shares, shared voting power with respect to 52,720 shares, sole dispositive power with respect to 14,744,532 shares and shared dispositive power with respect to 210,246 shares.

(6)

Stockholder’s address is 245 Summer Street, Boston, Massachusetts 02210. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 9, 2023 and reflects beneficial ownership by stockholder in its capacity as investment advisor and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 8,906,659 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 8,910,634 shares and shared dispositive power with respect to 0 shares.

(7)	Voting and investment power is shared with spouse.

(8)	Beneficial ownership includes 108,043 shares held in a trust of which Mr. Moylan’s spouse is the beneficiary. Mr. Moylan disclaims beneficial ownership of the securities held by the trust.

(9)

Beneficial ownership includes 11,136 shares held in a trust of which Mr. Claflin’s spouse and children are the beneficiaries. Mr. Claflin disclaims beneficial ownership of the securities held by the trust.

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires Ciena’s executive officers, directors, and beneficial owners of more than 10% of our common stock to file reports with the SEC indicating their holdings of, and transactions in, Ciena’s equity securities. Based solely on a review of copies of these reports, we believe that all of our executive officers, directors, and 10% owners timely complied with all Section 16(a) filing requirements for fiscal 2023, except for one late Form 4 for each of Dino DiPerna, Gary B. Smith, Joseph Cumello, and David M. Rothenstein, in each case with respect to one transaction.

2024 Proxy Statement	45

Compensation Discussion and Analysis

Contained below and elsewhere in this proxy statement are certain non-GAAP measures of Ciena’s financial performance for fiscal 2022 and 2023. These measures, along with their corresponding GAAP measures and reconciliations thereto, have been previously disclosed in exhibits to Ciena’s Current Reports on Form 8-K furnished with the SEC on December 8, 2022 and December 7, 2023. Also see “Non-GAAP Measures” below for more information on the use of these measures.

This Compensation Discussion and Analysis describes our executive compensation program, the compensation-setting process followed by the Compensation Committee of the Board of Directors (as used in this section, the “Committee”), and the compensation of our NEOs for fiscal 2023:

Gary B. Smith President and CEO

James E. Moylan, Jr. Senior Vice President and Chief Financial Officer

Scott A. McFeely

Senior Vice President,

Global Products and Services*

* Mr. McFeely served in this role through the last business day of fiscal 2023, after which he transitioned to an advisory role on Ciena’s executive leadership team.

Jason M. Phipps Senior Vice President, Global Customer Engagement

David M. Rothenstein

Senior Vice President,

Chief Strategy Officer and Secretary*

*Mr. Rothenstein was appointed to this role on January 30, 2023, and previously served as Senior Vice President, General Counsel and Secretary

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Executive summary

FISCAL 2023 EXECUTIVE COMPENSATION	FISCAL 2023 BUSINESS PERFORMANCE

❖   82% of CEO target total direct compensation was in the form of equity awards and 60% was “at risk” and performance-based

❖   Did not increase the base salary or target annual cash incentive opportunity (expressed as a percentage of base salary) for our CEO

❖   Increased the base salaries (but not the target annual cash incentive opportunity) of all NEOs other than the CEO in part to improve alignment with the market

❖   Increased the target value of annual equity awards for all NEOs, including the CEO, to improve alignment with the market

❖   Based on strong performance against fiscal 2023 financial and corporate objectives, the NEOs received annual cash incentive payments at 99% of target

❖   Due primarily to reduced sales order flow following an improvement in supply conditions and lead times, the NEOs earned PSUs for fiscal 2023 at 32% of target

❖   Due to the negative impact of supply chain constraints on financial results and stock price performance during the relevant performance period (fiscal 2021-2023), the NEOs earned MSUs awarded in December 2020 at 35% of target

❖   Delivered 21% year-over-year increase in revenue

•  Grew routing and switching revenue by 27%

•  Grew cloud provider revenue by 57%

•  Achieved record services revenue of $805.5 million

❖   Generated 43% year-over-year increase in annual adjusted earnings per share

❖   Significantly increased global market share in optical networking, and expanded addressable market and broadband access solutions portfolio with the acquisitions of Benu Networks and Tibit Communications

❖   Continued to deliver industry-leading innovation with WaveLogic 5 Extreme, the most widely deployed 800G solution, and WaveLogic 5 Nano coherent pluggables

❖   Completed the buyback of $250 million of shares as part of an authorized share repurchase program, and ended the fiscal year with $1.25 billion in cash and investments

❖   Released an updated Sustainability Report and obtained approval from the Science Based Target Initiative of new greenhouse gas reduction goals

Key incentive program outcomes for fiscal 2023

	Percent (%) of target earned	Explanation
Annual cash incentive award	99%	Based on strong performance against fiscal 2023 financial and corporate objectives

PSUs	32%	Performance impacted by reduced sales order flow following an improvement in supply conditions and product lead times

MSUs (fiscal 2021-2023)	35%	Performance impacted by the negative impact of supply chain constraints on financial results and stock price during the performance period

2023 say-on-pay results

We provide stockholders with the opportunity to cast an annual non-binding advisory vote on the compensation of our NEOs. From time to time, we also seek other input from our stockholders relating to executive compensation matters. We expect to continue to consider input from our stockholders, including the outcome of our annual say-on-pay votes when making future executive compensation decisions. Last year, approximately 91% of the stockholder votes cast on this proposal were voted in favor of the proposal. The Compensation Committee (as used in this Compensation Discussion and Analysis, the “Committee”) believes that this substantial majority of votes cast affirms our stockholders’ support for our approach to executive compensation. See “Proposal No. 5” below for this year’s say-on-pay proposal.

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Fiscal 2023 compensation overview

Base salaries	Equity award structure

Did not increase the base salary of our CEO Increased the base salaries of other NEOs to improve alignment with market median for their positions and in recognition of the criticality of their roles

Continued mix of performance-based and time-based equity awards, with approximately 60% of the target award value for our CEO, and 50% of the target award value for the other NEOs allocated to at-risk, performance-based equity in the form of PSUs and MSUs

Target cash incentives	Equity award values

Did not increase the target cash incentive opportunities (expressed as a percentage of base salary) for our CEO or other NEOs	Provided reasonable increases in the target value of annual equity awards for all NEOs, including our CEO, to improve alignment with the market

of our CEO’s target total direct compensation was in the form of equity awards	of our CEO’s target total direct compensation was “at-risk” based on our performance against measurable objectives

CEO fiscal 2023 target total direct compensation mix

A detailed discussion relating to each element of executive compensation and the decisions summarized above is included in “Elements of Compensation” below.

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Decision-making framework

Executive compensation best practices

The Committee’s fiscal 2023 compensation decision-making reflects the following core compensation principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests.

WHAT WE DO	WHAT WE DON’T DO

Ensure independence in establishing our executive compensation program	Offer income tax gross-ups Permit “single trigger” change in control benefits Provide excise tax gross-ups Allow for hedging or pledging of company securities Provide NEO employment agreements
Align pay with performance and stockholder interests
Use balanced performance metrics that consider both absolute and relative performance
Maintain stock ownership requirements
Minimum holding period of one year after exercise for options and SARs for CEO
Use rigorous performance goals
Maintain a compensation recovery (“clawback”) policy that complies with applicable NYSE listing standards
Assess risks relating to our executive compensation program
Use tally sheets to provide holistic visibility of all pay elements under a variety of performance assumptions in one place

Provide only a limited number of executive perquisites

Conduct an annual say-on-pay vote and consider stockholder input on executive compensation

Participants in compensation-setting process

Compensation Committee. The Committee oversees Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors – Composition and Meetings of the Board of Directors and its Committees – Compensation Committee” above.

Independent Compensation Consultant. In its annual review and determination of executive compensation, the Committee is assisted by Compensia. Compensia is engaged by the Committee and, in order to maintain its independence, does not perform additional consulting or other services for Ciena or its management. The Committee assesses the independence of its compensation advisor on an annual basis. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors – Composition and Meetings of the Board of Directors and its Committees – Compensation Committee” above.

Chief Executive Officer. Our executive officers, including our CEO and our Executive Chair, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other NEOs. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, existing equity holdings, and compensation relative to other executive officers, as well as the Market Data (as defined below), our CEO provides recommendations to the Committee with respect to the base salary, target bonus percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that his input provides critical insight in evaluating their performance. Our CEO also provides the Committee with additional information regarding the effect of market or competitive forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function that they lead during the prior fiscal year.

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Comparative framework

Peer Group. To assist the Committee in the selection of a group of peer companies against which to compare existing and proposed executive compensation levels for fiscal 2023, Compensia used several quantitative and qualitative criteria, including the primary selection and refinement criteria listed below, which were identical to those used in recent years, to review existing and potential peer group companies. Compensia noted its view that, given the limited number of similarly sized business competitors due to industry consolidation, the revenue criterion has the highest relevance in selecting peer companies for purposes of comparing compensation.

Following Compensia’s analysis, the Committee noted that in fiscal 2022, the Committee increased the overall size of the peer group in order to provide a broader data set and avoid the overinfluence of any one company, and to better balance Ciena’s positioning with respect to the revenue and market capitalization criteria. The Committee also noted that, for the second consecutive year, there was no need to remove any members of the existing peer group due to either merger or acquisition or falling significantly outside of the Committee’s target ranges for the key criteria. Accordingly, the Committee determined to retain the existing peer group without any changes.

Based on this analysis and the selection process set forth below, the Committee determined that the following peer group constituted an appropriate comparative reference for determining executive compensation in fiscal 2023 (the “Peer Group”):

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The following charts illustrate a comparison of Ciena to the Peer Group based on the assessment criteria of revenue, market capitalization, operating income and employee headcount, measured as of the date of the Committee’s assessment in July 2022, with the revenue and operating income comparisons based on the four fiscal quarters preceding the assessment.

Peer Group comparison

The Committee noted that Ciena was generally aligned with the medians of the Peer Group for the revenue criterion (48%) and the operating income criterion (47%) and below the medians of the Peer Group for the market capitalization criterion (32%) and the headcount criterion (26%). The Committee believed that this represented a reasonable and appropriate balance among the key quantitative criteria, particularly given its view that revenue has the highest relevance in selecting peer companies for purposes of comparing compensation. The Committee also considered the criteria used by ISS and the degree of overlap between Ciena’s existing Peer Group and ISS’s recommended peer group of companies.

Market Data. As a comparative framework for the Committee to use in establishing executive compensation for our NEOs, Compensia assembles and analyzes compensation data from public filings, data provided by the Radford High Technology Executive Compensation Survey, and other published market data relating to comparable executive positions in the Peer Group (collectively, the “Market Data”). In considering the Market Data, the Committee recognizes that executive officers in different companies can play different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. Moreover, qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or their criticality to their respective companies’ business, strategy and objectives are not easily discernible from the Market Data. Accordingly, the Market Data is just one of a number of factors used by the Committee in determining executive compensation and it serves as a frame of reference for compensation.

Qualitative factors

In any given year, and for any particular NEO, the Committee may consider a range of subjective or qualitative factors in setting the NEOs’ compensation, including:

❖	our CEO’s recommendations and his assessment of the executive’s performance;
❖	the role the executive plays and the importance of such individual to Ciena’s business strategy and objectives;
❖	differences in each executive’s tenure and experience;
❖	the responsibilities and particular nature of the functions performed or managed by the executive;
❖	ensuring achievement of retention and motivation objectives; and
❖	the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Rather, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

In determining fiscal 2023 executive compensation, and in addition to the assessment of the Market Data and other specific factors described in the below discussion of the individual elements of compensation, the Committee broadly considered the following qualitative factors in making its compensation decisions for each NEO. Given their tenure, track record and experience, the Committee considered the NEOs to be highly desirable executives and thus potential candidates for recruitment by other companies.

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Gary B. Smith

❖   Mr. Smith is one of the longest-tenured CEOs in the telecommunications industry, having successfully served as our CEO for over 23 years. He continued to demonstrate outstanding strategic leadership of and direction for Ciena, including strong leadership of our executive team and our company, during a difficult year of macroeconomic uncertainty and supply chain challenges and their resulting impacts on business and financial performance. Specifically, he maintained Ciena’s focus on the long-term priorities of driving continued innovation, diversifying the business through expansion of addressable markets, and scaling across network applications, customer segments and geographies. He also ensured that we remained committed to our People Promise by focusing on the wellbeing of our people and their overall growth and development.

James E. Moylan, Jr.

❖   In his long-standing role as our CFO, Mr. Moylan continued to maintain excellent relationships with the financial community and our stockholders. He provided effective management and leadership over a wide range of organizations, including finance and accounting, global business operations, information technology, information and cybersecurity, internal audit, investor relations, tax and treasury. He supervised the continued strengthening of our balance sheet, including the refinancing of our existing term loans and replacement of our asset-based revolving credit facility with a new revolving credit facility. Mr. Moylan also continued to serve as the executive sponsor of several cross-functional initiatives to drive greater levels of digital transformation and integrated business processes within Ciena.

Scott A. McFeely

❖   Mr. McFeely demonstrated strong leadership of the Global Products & Services organization, which includes the largest percentage of employees in Ciena. He again oversaw industry-leading technology innovation from the engineering organization, including bringing to market several new products, features and technologies in our portfolio, and grew market adoption of our Routing and Switching portfolio. He also ensured that this innovation continued to drive additional sustainability outcomes for our customers and the environment. Mr. McFeely also implemented a number of services and supply chain transformation initiatives and ensured that the global supply chain and services organizations focused on critical customer experience metrics in the context of global supply chain constraints during portions of fiscal 2023. Mr. McFeely served as Senior Vice President, Global Products and Services through the last business day of fiscal 2023, after which he transitioned to an advisory role on Ciena’s executive leadership team.

Jason M. Phipps

❖   Through a period of considerable industry volatility and uncertainty, Mr. Phipps led our Global Customer Engagement organization to achieve continued strong customer engagement and collaboration, and to deliver against elevated backlog levels. Mr. Phipps oversaw several new strategic customer wins across our Optical Networking and Routing & Switching portfolios, which significantly contributed to our business diversification. He supported initiatives to enhance our customer engagement model and virtual customer collaboration tools. He also continued to focus on expanding our internal go-to-market resources in the areas of IP and automation, and served as executive co-sponsor of our Diversity & Inclusion program.

David M. Rothenstein

❖   In his role as Chief Strategy Officer (to which he was appointed effective January 30, 2023) Mr. Rothenstein demonstrated strong performance across a range of areas, including: supervising the structuring, negotiation, and integration of the acquisitions of Benu Networks and Tibit Communications; managing a robust planning process for our three-year strategic plan; establishing and implementing a new process and governance framework for evaluating strategic investments; leading the effort to rationalize and optimize our real estate portfolio; and progressing our sustainability initiatives including achievement of our carbon neutrality goal for our operational emissions and gaining approval of new, ambitious science-based targets.

Internal equity. The Committee seeks to promote strong teamwork and high morale within our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among our executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. Each fiscal year, the Committee also considers, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible employees.

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Elements of compensation

Principal elements of compensation

The principal elements of compensation of our executive officers, including our NEOs, include:

Element	Type	Form	Key Characteristics	Purpose

Base Salary	Fixed	Cash	Annual adjustments based on individual and company performance, pay level relative to market and internal pay equity	Attracts, retains and rewards NEOs by providing a competitive fixed amount of compensation for service that reflects skill, responsibility and experience

Annual Cash Incentive	Variable	Cash	Variable cash compensation, based on pre-established financial, strategic and operational goals and individual performance

Focuses NEOs on achievement of our short-term financial, strategic, and operational goals

Aligns interests of NEOs with stockholders by promoting revenue and operating income growth and achievement of other key corporate objectives

Long-Term Equity Incentive	Variable	Restricted Stock Units	RSU equity awards vest based on continued service in quarterly increments over a four-year period

Aligns NEO and stockholder interests

Motivates and rewards NEOs for the achievement of goals that are aligned with our strategic plan or indicators of long-term corporate performance

Retains NEOs through multiyear vesting of equity awards and performance periods

		Performance Stock Units	PSU equity awards earned based on pre-established financial goals have a one year performance period and vest in equal increments over two years following the date of grant

		Market Stock Units	MSU equity awards earned based on TSR relative to a comparison index over a three-year performance period, and vest in full at end of period

We also provide market-aligned severance and change in control related payments and benefits for our NEOs, and other benefits such as a 401(k) plan, health and wellness benefits including an annual physical examination, and financial planning and tax preparation services. In addition, our NEOs participate in the Deferred Compensation Plan available to other senior management employees and standard employee benefit plans and programs available to our other employees.

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Pay mix

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either at-risk or otherwise subject to performance. Nevertheless, as illustrated by the charts below, the Committee continued to structure executive compensation in fiscal 2023 so that a significant portion of the target total direct compensation of our CEO and the other NEOs was “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. Approximately 60% of our CEO’s target total direct compensation for fiscal 2023 was structured as “at-risk” performance-based compensation. By linking a significant portion of our executives’ compensation to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

CEO fiscal 2023 target total direct compensation mix	Average non-CEO NEO fiscal 2023 target total direct compensation mix

Target total direct compensation reflects annual base salary, target annual cash incentive opportunity and grant date fair value of fiscal 2023 equity awards.

Cash compensation

Base salary

In determining base salaries for fiscal 2023, the Committee considered that the Market Data showed that the base salaries for all of the executives in the aggregate were below the market median, with variance by individual executive. The base salary for Mr. Smith was above the market median of equivalent positions at the time base salaries for fiscal 2023 were determined, but the Committee recognized that the base salaries of the other NEOs were below the market median of their equivalent positions and acknowledged the ongoing criticality of their respective roles. The Committee’s compensation consultant also advised that many companies were expected to be providing higher merit increases for 2023 in light of market volatility in recent years. Accordingly, for fiscal 2023, the Committee determined not to increase the base salary of Mr. Smith, and to increase the base salaries of Messrs. Moylan, McFeely, Phipps, and Rothenstein, as set forth below.

Annual Base Salary

	Annual Base Salary ($)

Name	Fiscal 2022	Fiscal 2023	Percentage Increase

Gary B. Smith	$1,000,000	$1,000,000	0.0%

James E. Moylan, Jr.	$575,000	$597,400	3.9%

Scott A. McFeely	$560,000	$581,800	3.9%

Jason M. Phipps	$520,000	$546,000	5.0%

David M. Rothenstein	$515,000	$540,800	5.0%

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Annual cash incentive opportunity

The annual cash incentive opportunity for our employees, including the NEOs, is expressed as a percentage of base salary. Because of this correlation, the Committee typically looks at base salary and annual cash incentive compensation in combination, and considers the effect modifications to either element have on the “target total cash compensation” for each individual. The Committee considers potential incentive payments to each NEO at the “target” level (as reflected in “Annual Cash Incentive Bonus Plan” below), together with base salary, in determining the “target total cash compensation” payable to each executive.

The Committee considered that the Market Data showed that, if fully paid at the target level, the overall target total cash compensation of our executives in the aggregate was at approximately the 45th percentile of the market, with variance by individual executive, at the time of the Committee’s assessment. Based in part on the planned increases in base salaries described above, the Committee determined that the target annual cash incentive opportunities for the NEOs were reasonable and appropriate, and accordingly did not increase them for fiscal 2023, as set forth below.

Annual Cash Incentive Opportunity

	Target Annual Cash Incentive Compensation (as a percentage of base salary)

Name	Fiscal 2022	Fiscal 2023	Percentage Increase

Gary B. Smith	150%	150%	0%

James E. Moylan, Jr.	90%	90%	0%

Scott A. McFeely	90%	90%	0%

Jason M. Phipps	100%	100%	0%

David M. Rothenstein	80%	80%	0%

Target total cash compensation

The Committee’s decisions with respect to annual base salaries and target annual cash incentive opportunities for fiscal 2023 resulted in target total cash compensation for the NEOs as set forth below.

Target Total Cash Compensation

	Target Total Cash Compensation ($)

Name	Fiscal 2022	Fiscal 2023	Percentage Increase

Gary B. Smith	$2,500,000	$2,500,000	0.0%

James E. Moylan, Jr.	$1,092,500	$1,135,060	3.9%

Scott A. McFeely	$1,064,000	$1,105,420	3.9%

Jason M. Phipps	$1,040,000	$1,092,000	5.0%

David M. Rothenstein	$927,000	$973,440	5.0%

The amounts in the table above represent target total cash compensation for fiscal 2022 and fiscal 2023. For amounts actually earned or received by our NEOs during fiscal 2023, see the “Fiscal 2023 Summary Compensation Table” section of the “Executive Compensation Tables” below.

Annual cash incentive bonus plan

Full-time employees, excluding our employees who receive sales commissions, generally are eligible to participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance objectives established by the Committee. This plan is the mechanism for delivering the annual cash incentive opportunities discussed above. The bonus plan, which is more fully described in the “Fiscal 2023 Grants of Plan-Based Awards” section of the “Executive Compensation Tables” below, provides the Committee with the flexibility to establish corporate, departmental or individual performance objectives upon which bonus payments are contingent.

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The bonus plan is structured to focus and incent our executive officers on the achievement of a pre-established set of short-term financial and corporate performance objectives.

Fiscal 2023 structure. In designing the fiscal 2023 annual cash incentive bonus plan, the Committee decided to continue to use two financial objectives and a set of defined corporate objectives to determine the applicable bonus funding percentage, but to alter their structure for purposes of calculating the bonus funding percentage. Previously, the corporate objectives were used as a multiplier against achievement of financial objectives, but for fiscal 2023 they were used as a third metric. Revenue and adjusted operating income (after taking into account the adjustments described in Financial Objectives below) were again selected as the financial objectives in order to reflect Ciena’s overall emphasis on balancing both top-line revenue growth and bottom-line profitability, and were weighted at 40% and 30%, respectively. The corporate objectives were weighted at 30%. The Committee changed the approach to how corporate objectives impacted bonus funding in order to reflect both the importance of the corporate objectives in advancing Ciena’s strategic and operational initiatives, and their relevance to the work of significant employee populations within Ciena. The Committee also considered that this change would better account for and minimize the impact of market and industry volatility.

In previous years, the Committee made changes to the minimum and maximum payouts and slopes for performance below and above the revenue target, initially to enable greater predictability during the COVID-19 pandemic and subsequently to allow for a phased return to the previous revenue minimum and maximum payouts and their corresponding slopes. For fiscal 2023, in order to better account for macroeconomic and industry uncertainty, the Committee made additional changes to the minimum and maximum performance thresholds and payouts, as well as changes to their corresponding slopes within certain ranges of target, resulting in payout slopes that are better aligned to current market practice. Specifically, for fiscal 2023 the Committee: (i) decreased the revenue minimum payout from 60% to 50% and set the performance threshold at 80%; (ii) increased the revenue maximum payout from 180% to 200% and set the performance threshold at 115% (iii) adjusted slopes within 5% of target for revenue performance; (iv) decreased the adjusted operating income minimum payout from 70% to 50% and set the performance threshold at 70%; (v) increased the adjusted operating income maximum payout from 160% to 200% and set the performance threshold at 125%; and (vi) adjusted slopes within 7.5% of target for adjusted operating income performance. The Committee considered that, with these changes, the likely range of outcomes on the financial objectives would result in a fiscal 2023 bonus payout representing a percentage of Ciena’s profit that was reasonably consistent with that in recent years.

The applicable bonus funding percentage under the fiscal 2023 annual cash incentive bonus plan was calculated as set forth below, with the maximum amount that could be paid equaling 185% of the target annual cash incentive opportunity ((200% x 40%) + (200% x 30%) + (150% x 30%)). Overall, the fiscal 2023 annual cash incentive bonus plan was designed to balance and align the interests of our employees and stockholders, while incentivizing Ciena’s workforce to drive toward growing revenue and improving profitability and stockholder return.

Fiscal 2023 Revenue (40%)		Fiscal 2023 Adjusted Operating Income (30%)		Corporate Objectives (30%)

Performance Against Target (%)	Total Target Bonus Earned (%)	Performance Against Target (%)	Total Target Bonus Earned (%)	Objectives Achieved (#)	Total Target Bonus Earned (%)

< 80%	0%	< 70%	0%	0 - 2	0%

80%	50%	70%	50%	3	50%

95%	90%	92.5%	90%	4	100%

100%	100%	100%	100%	5	125%

105%	110%	107.5%	110%	6	150%

≥115%	200%	≥125%	200%

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Bonus payments are interpolated for performance results falling between the designated levels set forth above. For illustrative purposes only and by way of example, if Ciena had achieved 80% of the revenue target, 92.5% of the adjusted operating income target and five of its six corporate objectives, the applicable annual cash incentive award would have been 84.5% ((50% x 40%) + (90% x 30%) + (125% x 30%)) of the target annual cash incentive opportunity.

Financial objectives. As noted above, the Committee believed that the use of two financial performance-based metrics – revenue and adjusted operating income – would provide the most comprehensive and effective indicator of Ciena’s overall operating performance, reduce dependency on a single financial objective, and balance emphasis on top-line and bottom-line performance. The Committee recognized that those measures were two of the most important and frequently reviewed metrics used by our CEO and executive team in managing Ciena’s business. In calculating adjusted operating income, the Committee gives effect to certain adjustments to our GAAP results generally consistent with those reported in our quarterly earnings releases, as well as the cost of the annual cash incentive bonus plan and any sales incentive compensation earned by our global field organization in excess of that budgeted in our annual operating plan. Each of the targets for these financial performance-based metrics was taken directly from our fiscal 2023 operating plan approved by the Board of Directors.

Corporate objectives. The fiscal 2023 corporate objectives for the annual cash incentive bonus plan were recommended by management and approved by the Committee. The objectives were aligned with Ciena’s execution imperatives for the fiscal year and were viewed as important to advancing Ciena’s three-year strategic plan, as set forth below.

• Achieve general availability of first WaveRouter product release

• Achieve key technology deliverable milestones in WaveLogic 6 development life cycle

• Deliver defined passive optical network (PON) access solution features to large service provider customer

• Improve scheduled ship date stability metric by 50% over second half of fiscal 2022 average

• Complete design of, select and deploy third-party supply chain planning platform to provide end-to-end and multi-tier visibility across entire supply chain

• Generate defined year-over-year increase in revenue from Implementation Services

Attainment of Fiscal 2023 cash incentive bonus

In fiscal 2023, Ciena generated revenue of $4,386.5 million and adjusted operating income of $678.2 million after giving effect to the adjustments described above. Ciena also successfully achieved all six of the corporate objectives for fiscal 2023. Based on this strong performance against our fiscal 2023 financial and corporate objectives, we slightly underachieved against the revenue and adjusted operating income targets for the year and overachieved against our corporate objective targets.

Revenue (40%)				Adjusted Operating Income (30%)				Corporate Objectives (30%)
Threshold ($MM)	Target ($MM)	Actual ($MM)	% Bonus Payout	Threshold ($MM)	Target ($MM)	Actual ($MM)	% Bonus Payout	Threshold (#)	Target (#)	Actual (#)	% Bonus Payout
$ 3,840	$ 4,800	$ 4,386.5	81%	$ 572.6	$ 818	$ 678.2	73%	3	4	6	150%

As a result, the NEOs earned and were awarded a bonus equal to 99% of the target annual cash incentive opportunity ((81% x 40%) + (73% x 30%) + (150% x 30%)), which resulted in cash incentive bonus payments as set forth below.

Attainment of Fiscal 2023 Cash Incentive Bonus

Name	Fiscal 2023 Cash Incentive Bonus

Gary B. Smith	$ 1,485,000

James E. Moylan, Jr.	$ 532,283

Scott A. McFeely	$ 518,384

Jason M. Phipps	$ 540,540

David M. Rothenstein	$ 428,314

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Equity compensation

Factors and process in determining equity awards

In determining equity compensation for fiscal 2023, the Committee considered that the Market Data showed that the overall average equity value for our executive officers as compared to the market increased year-over-year, from the 45th percentile of the market the previous year to the 55th percentile of the market at the time of the Committee’s assessment. The analysis of the Committee’s compensation consultant indicated that the annual equity values in the market had increased by an average of 17% year-over-year, as compared to the overall 36% average increase in grant date equity values provided to Ciena’s executive officers. The Committee recognized, however, that the actual market benchmarking was in fact likely lower. Specifically, once established by the Committee, each NEO’s target equity value is calculated into a specific number of shares of Ciena’s common stock based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date. Due to a material increase in the price of Ciena’s common stock leading up to and on the grant date in December 2021, this resulted in a significantly higher grant date fair value in fiscal 2022 than the target equity value awarded to each NEO.

The Committee recognized that, consequently, the overall average target equity value for our executive officers was likely below the bottom of its target range of between the 50th and 75th market percentiles for the value delivered to similar executives. Ciena primarily competes with and hires executives from companies that are substantially larger in all relevant comparator metrics, and that the Committee has determined are therefore not appropriate to include in the Peer Group. This dynamic results in the Committee developing a peer group of industry-related companies with whom Ciena does not directly compete but who represent an aggregate financial profile that places Ciena at or about the market median, with revenue as the most relevant criterion. As a result, in order to better reflect market dynamics and Ciena’s resulting challenge in attracting and retaining top executives, the Committee believes that it is appropriate to establish equity values for our executive officers using a third quartile target range for the values delivered to similar executives.

Based on Ciena’s business and financial performance, the factors for each individual executive described in “Qualitative Factors” above, and the compensation consultant’s analysis, our CEO prepared recommendations for target equity values for each of the NEOs (other than himself) for the Committee’s consideration.

In determining fiscal 2023 equity compensation, and in addition to the qualitative factors described above, the Committee considered, among other things, the following:

❖

our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the criticality of each position and any concerns with respect to retaining the individual;

❖	the existing, unvested equity holdings of each individual and assumptions relating to future values;
❖

the potential impact of awards at the target equity values on key stockholder dilution metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

❖	the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices; and
❖	the number of shares remaining available for issuance under the 2017 Plan.

The Committee made its own evaluation for our CEO, based upon its assessment of his performance, experience and value to Ciena, as well as consideration of the other factors listed above.

Equity awards

As described above, based on the Market Data, as well as our methodology for calculating the value of equity awards, the Committee believed that the target equity values delivered the previous year were slightly below the overall market. Accordingly, the Committee established aggregate target delivered values for fiscal 2023 that represented reasonable year-over-year increases in target values, with variance by individual executive based on market comparisons for the applicable position, in order to improve alignment with the market.

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In order to ensure continued alignment between the compensation of our executive officers, Ciena’s business and financial performance, and stockholder returns, the Committee decided to deliver this aggregate target equity value through a mix of equity vehicles, consistent with the equity allocation used in recent years. Specifically, the fiscal 2023 equity awards for our executive officers included a combination of restricted stock units (RSUs), performance stock units (PSUs) and market stock units (MSUs), the key elements of which are set forth below.

Equity Vehicle	Weighting (CEO)	Weighting (Other NEOs)	Metric(s)	Performance Period	Vesting

Restricted Stock Units	40%	50%	None	N/A	Quarterly (1/16th) over four years

Performance Stock Units	36%	30%	Sales Orders and Adjusted EPS	One Year (Fiscal 2023)	50% after first year and 50% after second year

Market Stock Units	24%	20%	Relative TSR	Three Years (Fiscal 2023 –2025)	100% after third year

Once established by the Committee, each NEO’s target equity value was calculated into a specific number of shares of Ciena’s common stock based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, with such share amount allocated in a manner consistent with the equity vehicle mix set forth above. The Committee reviewed this approach and acknowledged that it can result in deviations that fluctuate, from year to year, between its targeted equity value and the grant date fair value used for reporting purposes in this proxy statement, based on these different methodologies. As a result, the Committee determined that, beginning in fiscal 2024, the targeted equity value for NEO awards would be calculated into a specific number of shares of Ciena’s stock based on the grant date fair value. For more information on the calculation of grant date fair value in accordance with FASB ASC Topic 718, please refer to the Fiscal 2023 Summary Compensation Table below and its accompanying footnotes.

The table below sets forth the specific number of shares underlying the equity awards to each NEO, with the PSU and MSU awards set forth at the target level based on achievement of the goals described below. The table also sets forth the aggregate target value intended by the Committee and the aggregate grant date delivered value of such awards based on (i) for RSU and PSU awards, Ciena’s closing stock price of $50.60 per share on the grant date of December 13, 2022, and (ii) for MSU awards, the Monte Carlo simulation as of the grant date, establishing the future award value in accordance with the valuation methodology of FASB ASC Topic 718.

Fiscal 2023 Annual Equity Awards

Name	RSUs (#)	PSUs at Target Level (#)	MSUs at Target Level (#)	Aggregate Target Value (1) ($)	Aggregate Grant Date Delivered Fair Value ($)

Gary B. Smith	97,152	87,436	58,291	$12,289,677	$ 12,933,210

James E. Moylan, Jr.	30,526	18,315	12,210	$3,089,181	$ 3,223,979

Scott A. McFeely	26,496	15,898	10,598	$2,681,395	$ 2,798,397

Jason M. Phipps	26,496	15,898	10,598	$2,681,395	$ 2,798,397

David M. Rothenstein (2)	28,704	13,248	8,832	$2,569,670	$ 2,667,176
(1)	Based on the 30-day trailing average stock price of Ciena’s common stock prior to the date of grant.
(2)

Includes a special equity award of 6,624 RSUs granted to Mr. Rothenstein in acknowledgement of his service as acting Chief Strategy Officer while also serving as Senior Vice President, General Counsel, and Secretary during fiscal 2022. This amount is not included in the illustrative allocation of value among Ciena’s executive compensation equity vehicles described in the table above.

RSUs. The Committee used its standard four-year vesting period for the RSUs – one-sixteenth of the grant amount vesting each calendar quarter over a four-year period – in order to promote long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive provided by annual cash incentive bonus awards.

PSUs. The Committee structured the PSUs with a fiscal 2023 performance period. In selecting a one-year period, the Committee sought to achieve a balance between the desire to incorporate a specific performance-based component in the long-term incentive compensation for our executive officers with an acknowledgment of the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and given the volatile technology and communications networking

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sectors in which we and our customers compete. Although the Committee carefully considered the implications of using a one-year performance period instead of a longer period for this portion of its long-term incentive compensation, it ultimately determined that any related issues were outweighed by the desire to avoid any unintended consequences or limiting Ciena’s flexibility as a result of outdated or inapplicable long-term goals in future years. In recognition of the one-year performance period, the Committee incorporated an additional retention element to the performance equity compensation, whereby any PSU shares that were earned during the fiscal 2023 performance period would be subject to a staggered vesting and delivery schedule in two equal installments over the 12 months following the end of the fiscal 2023 performance period, subject to the individual executive officer’s continued service with Ciena. In establishing this performance equity structure, the Committee was significantly influenced by the fact that it had been using a similar structure for the past several years and that the structure successfully achieved the Committee’s desired objectives for both company performance and long-term incentive compensation for our executive officers. The Committee also considered this structure to be reasonable and appropriate in light of the use of longer term equity awards, including, in particular, MSUs as part of the overall equity allocation for our executive officers.

In establishing goals for the PSUs, the Committee sought to align the interests of our executive officers with our stockholders by focusing their efforts on ensuring the longer-term growth of our business while achieving growing profitability. The Committee also sought to avoid metric overlap between the goals for the annual cash incentive bonus plan and the long-term equity compensation for our executive officers. Accordingly, the PSUs were based on two goals for fiscal 2023:

❖	$5,115 million in aggregate sales orders; and
❖	$3.50 in adjusted earnings per share.

Each of these goals was derived directly from the targets set forth in our fiscal 2023 operating plan, which was reviewed and approved by the Board of Directors. The PSUs were allocated equally between the two goals, and the Committee considered the prospects for attainment and non-attainment of the PSU performance goals to be equally likely.

Any portion of the PSUs not earned by the end of the performance period would be forfeited. The PSUs were designed such that 100% of the shares underlying the award would be earned upon the achievement of 100% of both the sales orders target and the adjusted EPS target. Consistent with our pay-for-performance philosophy, and to closely align the interests of our executive officers with our stockholders and to further incentivize them to overachieve against our fiscal 2023 operating plan, the Committee incorporated upside earning potential to the PSUs for extraordinary performance and downside risk for under-performance against each of the two goals. Specifically, the Committee established the following minimum performance thresholds and maximum number of additional PSUs that could be earned for achievement against the sales orders and adjusted earnings per share targets, as set forth below:

	Aggregate Sales Orders (1/2 of Total PSUs)		Adjusted Earnings Per Share (1/2 of Total PSUs)
	Aggregate Sales Orders ($MM)	Target PSUs Earned (%)	EPS ($)	Target PSUs Earned (%)
	< $4,092	0%	< $2.45	0%
“Threshold”	$4,092	50%	$2.45	50%
“Target”	$5,115	100%	$3.50	100%
“Maximum”	$5,882	200%	$4.55	200%

The percentages of target PSUs earned are interpolated on a straight-line basis for results falling between the designated levels set forth above. Based on the above table, no PSUs could be earned for performance below the threshold, and the maximum amount of PSUs that could be earned was 200% of the target number of shares underlying each PSU award.

MSUs. To promote a strong alignment of interests with our stockholders, the Committee incorporated a relative stock performance goal as part of the annual equity awards for our executive officers. The MSUs are based on Ciena’s total stockholder return (“TSR”) – i.e., its stock price appreciation – as compared to the total reported return (the “Return”) of the S&P North American Technology-Multimedia Networking Index (the “S&P Networking Index”) over a three-year measurement period covering Ciena’s fiscal 2023 through fiscal 2025 (the “Measurement Period”). The Committee selected the S&P Networking Index as the appropriate comparator index both because it is directly relevant to our business, consisting of several companies in our sector and including Ciena as a constituent, and because its overall performance has been closely correlated to that of Ciena in recent years. For purposes of determining the TSR for Ciena and the Return for the S&P Networking Index, and in order to mitigate the potential impact of stock price volatility, the beginning and ending values for each measure will be determined on an average basis over a period of 90 calendar days prior to both the beginning and the end of the Measurement Period. For the same reasons as with the PSUs, the Committee incorporated upside earning potential to the MSUs for outperformance against the S&P Networking Index and downside risk for underperformance against the S&P Networking Index. Specifically, the applicable percentage of the target number

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of MSUs earned will be determined based on the absolute percentage point difference between Ciena’s TSR as compared to the Return for the S&P Networking Index during the Measurement Period, as set forth below:

Fiscal 2023 MSU Performance Goal

Fiscal 2023-2025 Relative TSR (absolute percentage point difference)	Target MSUs Earned (%)
(50)%	0%
Equal	100%
≥50%	200%

The percentage of target MSUs earned is interpolated on a straight-line basis for results falling between the designated levels set forth above. Based on the above table, the maximum amount of MSUs that can be earned is 200% of the target number of shares underlying each MSU award. However, if Ciena’s TSR during the Measurement Period is negative (as a result of a decline in our stock price during such period), then the executive officer will earn less than 100% of the target number of shares underlying the MSU award. To the extent earned, the MSUs will vest in full in December 2025 following the end of the Measurement Period, subject to the individual executive officer’s continued service with Ciena through the vesting date. Any portion of the MSUs not earned at the end of the Measurement Period will be forfeited.

Overall, the Committee believed that nearer-term goals of the PSUs focused on top-line growth and bottom-line cash generation (via the PSU goals of sales orders and adjusted earnings per share), complemented by a longer-term MSU goal focused on relative TSR, is an effective combination that will closely align the interests of our executive officers with those of stockholders and thereby encourage actions expected to enhance stockholder value.

Attainment of fiscal 2023 PSUs

As noted above, we experienced a significantly reduced flow of sales orders in fiscal 2023, in part due to customer inventory management following the rapid improvement in supply chain conditions and product delivery lead times. This sales order reduction had resulting impacts on our business and financial performance that flowed through to earnings per share. Consequently, we failed to meet the minimum performance threshold for PSU earnout on the aggregate sales order goal, and achieved only a partial PSU earnout of the adjusted earnings per share goal, each as set forth below.

Aggregate Sales Orders (50%)					Adjusted Earnings Per Share (50%)
Threshold ($MM)	Target ($MM)	Maximum ($MM)	Actual ($MM)	% PSUs earned	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	% PSUs earned

$ 4,092	$ 5,115	$ 5,882	$ 2,944	0%	$ 2.45	$ 3.50	$ 4.55	$ 2.72	64%

Based on the equal weighting of the two goals, 32% of the total PSUs were earned as set forth below. One-half of the PSUs earned during fiscal 2023 vested in December 2023, and the remaining one-half of the PSUs earned will vest in December 2024, subject to continued service with Ciena through the vesting date.

Fiscal 2023 PSU Awards Earned

Name	PSUs Earned (#)
Gary B. Smith	27,980
James E. Moylan, Jr.	5,860
Scott A. McFeely	5,087
Jason M. Phipps	5,087
David M. Rothenstein	4,239

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Attainment of fiscal 2021 MSUs

The MSUs granted in December 2020 applied to the three-year measurement period covering Ciena’s fiscal 2021 through fiscal 2023. During that period, Ciena’s average stock price decreased from $47.62 at the beginning of the measurement period to $44.26 at the end of the measurement period, thereby generating a TSR of (7.06)%. During that same period, the average stock price of the S&P Networking Index generated a Return of 25.24%. Based on that performance, Ciena’s TSR underperformed the S&P Networking Index’s Return over the measurement period by 32.30%, which resulted in 35% of the total MSUs being earned as set forth below. By their terms, the earned MSUs vested in their entirety in December 2023.

Fiscal 2021-2023 Comparative TSR Performance
Ciena TSR (%)	Index TSR (%)	% MSUs earned
(7.06)%	25.24%	35%

Fiscal 2021 MSU Awards Earned

Name	MSUs Earned (#)
Gary B. Smith	14,779
James E. Moylan, Jr.	2,771
Scott A. McFeely	2,771
Jason M. Phipps	2,771
David M. Rothenstein	2,309

Equity award practices

We apply a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our NEOs are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. The Committee generally meets, approves and grants annual equity awards to our executive officers promptly following Ciena’s release of earnings for the fourth quarter and fiscal year. This practice began in fiscal 2007 and continued for annual equity awards in fiscal 2023, with the fourth quarter earnings release on December 8, 2022 and executive and non-executive equity awards granted on December 13, 2022. As noted above, beginning in fiscal 2024, targeted equity value for NEO awards will be calculated into a specific number of shares of Ciena’s stock based on the grant date fair value versus a 30-day trailing average.

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Other program elements and pay practices

Risk assessment of compensation practices

During fiscal 2023, at the Committee’s request and direction, management conducted an assessment of the risks associated with Ciena’s compensation policies and practices, including:

❖	review of plans, policies and procedures relating to the components of our compensation programs
❖	review of incentive-based cash and equity compensation features
❖	identification of any regional or functional distinctions in our compensation programs
❖	identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage
❖	consideration of the presence or absence of appropriate controls, oversight or other factors that mitigate potential risks
❖	consideration of risks related to our compensation policies and practices and the potential for such risks to result in a material adverse effect on Ciena as a whole

The Committee paid particular attention to any additions, modifications or revisions to our compensation programs during the current and preceding fiscal years, and how these changes affected the strengths, weaknesses or controls related to such programs. The Committee also focused its assessment on performance-based incentive compensation programs involving variable payouts and compensation programs impacting our executive team. In substantially all cases, compensation programs were found to be centrally designed and administered and, excluding sales incentive compensation, substantially identical across function and geography. The objectives used to determine incentive compensation were found to be based primarily on Ciena’s reported financial results and other performance-based corporate performance goals used to manage the business or derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment identified significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

❖	oversight of major incentive compensation programs and decision-making by the Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion
❖

robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors

❖	appropriate segregation of duties
❖	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation
❖	presence of and training relating to corporate standards of business conduct and ethics
❖	substantial alignment of compensation and benefits for executive and non-executive salaried employees
❖	recoupment or “clawback” policies and feaures in incentive compensation plans applicable to our executive officers and other award recipients as described in “Clawback Policy and Provisions” below

Based on the assessment and factors described above, the Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

Stock ownership guidelines

To align the interests of our executive officers and directors with those of our stockholders, and to promote our commitment to sound corporate governance, the Board of Directors has established stock ownership guidelines for our executive officers and non-employee directors. The guidelines require such persons to hold shares of Ciena common stock of a value equal to a multiple of their annual base salary or annual cash retainer, as applicable, as follows:

Position	Stock Ownership Requirement
CEO	5x base salary
Executive Chair	5x base salary
Executive Officers	2x base salary
Non-Employee Directors	5x cash retainer

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We also have a requirement that our executive officers and non-employee directors hold 50% of all shares of Ciena common stock acquired from Ciena equity awards (net of any shares withheld for taxes or payment of exercise price) until they achieve the applicable minimum ownership level.

Each executive officer and non-employee director is subject to these guidelines, provided he or she has five years to attain the requisite stock ownership from the date such individual first becomes subject to the guidelines. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by the person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the person or his or her family; (iii) shares held through our Deferred Compensation Plan; and (iv) shares purchased on the open market. Unexercised stock options, whether or not vested, unvested restricted stock units, and unearned and unvested performance stock units or market stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

In addition to the stock ownership requirements specified above, our CEO is required to hold any net shares of Ciena stock that he receives through the exercise of stock options or SARs for at least one year.

Deferred Compensation Plan

Our Deferred Compensation Plan allows a select group of management employees in the United States (including our NEOs) to defer up to 75% of their base salary and up to 100% of their other compensation, including annual cash incentive bonuses, commissions and RSU awards. The plan also allows non-employee directors to defer up to 100% of their annual cash retainer and annual RSU awards. The plan does not provide for any matching or discretionary contributions to participants except for restorative matching payments of foregone matching contributions that a participant would have received under the terms of our 401(k) Plan but for the participant’s deferrals into the plan.

U.S. Executive Severance Benefit Plan

We maintain a U.S. Executive Severance Benefit Plan as part of our efforts to continue to attract and retain top executive talent. This plan, which is governed by the Employee Retirement Income Security Act of 1974, as amended, provides certain U.S.-based employees, including the NEOs and employees of the rank of vice president or above, with certain severance payments and benefits in the event of an involuntary separation of service by Ciena without “cause.” We believe that this plan is necessary to offer competitive executive compensation packages, and that the plan is important for the retention of participants. For additional information about the severance payments and benefits payable under this plan, as well as the estimated value of these payments and benefits for the NEOs, see “Payments Upon Involuntary Separation of Service for Other than Cause” below.

Change in control severance agreements

Each of our executive officers has a change in control severance agreement with Ciena. We have entered into these agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Committee determines it to be important for the retention of other key employees. As the existing agreements were due to expire in accordance with their terms, in November 2022 each of the NEOs entered into a new change in control severance agreement with Ciena. The new agreements contain the same terms and conditions as the previous agreements and are effective through November 2025, unless earlier terminated. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change in control of Ciena, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards at the target performance level, (i) our CEO receives no benefits under this agreement unless his employment is terminated without cause, or by him for good reason, within 90 days prior to or 18 months following the effective date of a “change in control transaction” (as defined in the agreement), and (ii) the other NEOs receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 90 days prior to or 12 months following the effective date of a change in control transaction. We believe this so-called “double trigger” structure reflects best practice and strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment. Should any severance payment or benefit be subject to excise tax imposed under federal law, or any related interest or penalties, such severance payments or benefits shall be either (a) paid in full by us or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt by the executive officer of a greater after-tax amount. Under this “best choice” mechanism, Ciena would not pay any excise taxes or make any gross-up or similar reimbursement payments related to excise taxes resulting from any severance payment or benefit.

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For additional information about the payments and benefits payable under these agreements, as well as the estimated value of these payments and benefits for the NEOs, see “Potential Payments Upon Termination or Change in Control” below.

Clawback policy and provisions

In July 2023, the Board approved a new Executive Compensation Clawback Policy (the “Required Clawback Policy”), effective October 2, 2023, that is designed to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act and the applicable rules of the NYSE. Under the Required Clawback Policy, in the event of an accounting restatement due to Ciena’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, Ciena must recover erroneously awarded performance-based compensation previously paid to the Ciena’s executive officers in accordance with the terms of the Required Clawback Policy. Furthermore, under the Required Clawback Policy, Ciena is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded performance-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

We also maintain compensation recoupment or “clawback” provisions in our 2017 Plan, annual cash incentive plan, and sales incentive compensation plan, which are broader than what is currently required by applicable law and provides for recoupment of certain payments and benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. Specifically, those executive officers subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and any other recipient of covered incentive compensation who knowingly engaged in such misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, are required to reimburse Ciena the amount of any payment in settlement of such award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance. The proposed amendment to our 2017 Plan would increase the recoupment period for such situations under the 2017 Plan from 12 months to three years.

Perquisites policy

Under our perquisites policy, our executive officers are eligible for the same benefits as our salaried employees and receive only limited perquisites, generally consisting of annual physical examinations as well as tax preparation and financial planning services, both of which are made available to other senior employees.

Retirement benefits

For equity awards issued on or after December 13, 2022, when executive officers who are residents of certain countries, including the U.S., U.K., and Canada, retire after age 60 with ten years of service and provide and fulfill 12 months’ notice of their retirement, their granted but unvested RSU awards and a pro-rated amount of their PSU awards and MSU awards will continue to vest per their original vesting schedule. Other employees in these countries will be subject to the same eligibility and notice requirements, but will receive acceleration of their granted but unvested RSU awards upon retirement. During the retirement notice period, employees, including executive officers, are not eligible for additional equity grants. In December 2023, we expanded eligibility for this benefit to cover employees in 18 countries. We believe continued vesting following retirement, rather than acceleration upon retirement, better aligns our executive officers’ interests with stockholders beyond the date such executive officer retires from Ciena. We believe that these provisions benefit Ciena by giving us increased visibility into eligible employees’ retirement plans and allowing for enhanced succession planning and knowledge transfer. As of October 28, 2023, Messrs. Smith, Moylan, and McFeely met the eligibility requirements for continued vesting upon retirement for awards issued on or after December 13, 2022.

During fiscal 2023, and effective for periods starting with the fiscal 2024 performance cycle, we introduced a similar benefit in our annual cash incentive bonus plan, under which employees, including our NEOs, who retire after age 60 with ten years of service and provide and fulfill 12 months’ notice of their retirement will be eligible to receive cash incentive bonus awards based on actual performance and pro-rated to reflect the total percentage of days they were employed during the relevant bonus period.

Required reimbursement policy

We maintain a policy requiring our executive officers to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive officer who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in

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addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related functions. The annual dues for each of the three executive officers named individually on club memberships used by Ciena generally range from $7,500 to $21,000.

Anti-hedging and pledging policy

In accordance with our Insider Trading Policy, and as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above, our employees (including executive officers) and directors are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s Annual Report on Form 10-K for fiscal 2023 by reference from this proxy statement.

Submitted by the members of the Compensation

Committee:

Joanne B. Olsen (Chair)

Hassan M. Ahmed, Ph.D.

Bruce L. Claflin

Patrick T. Gallagher

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Executive compensation tables

The following tabular information, accompanying narrative disclosure and footnoted detail provide compensation-related information for our NEOs as of the end of fiscal 2023. These executive compensation tables include all compensation awarded to or earned by each NEO for the fiscal years indicated below in which they served as an executive officer.

Summary compensation table

The Summary Compensation Table below presents compensation earned by our NEOs for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.

Fiscal 2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non- Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gary B. Smith	2023	$1,000,000	—	$12,933,210	$1,485,000	$13,200	$15,431,410
President and CEO	2022	$1,000,000	—	$11,005,780	$—	$12,200	$12,017,980
	2021	$1,000,000	—	$8,589,251	$1,850,000	$11,600	$11,450,851
James E. Moylan, Jr.	2023	$591,369	—	$3,223,979	$532,283	$21,730	$4,369,361
SVP and CFO	2022	$575,000	—	$2,676,675	$—	$20,431	$3,272,106
	2021	$575,000	—	$1,930,103	$765,900	$18,260	$3,289,263
Scott A. McFeely (5)	2023	$575,931	—	$2,798,397	$518,384	$22,611	$3,915,323
SVP, Global Products and Services	2022	$546,154	—	$2,804,194	$—	$19,385	$3,369,733
	2021	$500,000	—	$1,930,103	$666,000	$11,600	$3,107,703
Jason M. Phipps	2023	$539,000	—	$2,798,397	$540,540	$20,842	$3,898,779
SVP, Global Customer Engagement	2022	$515,385	—	$2,804,194	$—	$20,573	$3,340,152
	2021	$500,000	—	$1,930,103	$740,000	$17,716	$3,187,819
David M. Rothenstein (6)	2023	$533,854	—	$2,667,176	$428,314	$13,200	$3,642,544
SVP, Chief Strategy Officer and Secretary	2022	$515,000	—	$2,294,362	$—	$12,200	$2,821,562
	2021	$515,000	—	$1,608,460	$609,760	$13,496	$2,746,716

(1)	Ciena has a 52 or 53-week fiscal year, which ends on the Saturday nearest to the last day of October in each year. Ciena’s fiscal 2023, 2022 and 2021 consisted of a 52-week period.

(2)

The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of RSU, PSU and MSU awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. Aggregate grant date fair values reported above do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement and will likely vary from the actual amount ultimately realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of Ciena common stock at that time. For RSUs, we calculate grant date fair value by multiplying the number of shares underlying the award by the closing price per share of Ciena common stock on the grant date. Assumptions used in determining the grant date fair value of PSUs and MSUs are set forth in Note 24 to our consolidated financial statements included in our 2023 Annual Report. Assuming the maximum future payout under the PSUs and MSUs, the aggregate grant date fair value in the “Stock Awards” column above for fiscal 2023 would have been as follows: $20,950,529 for Mr. Smith; $4,903,342 for Mr. Moylan; $4,256,097 for Mr. McFeely; $4,256,097 for Mr. Phipps; and $3,881,929 for Mr. Rothenstein. See the “Fiscal 2023 Grants of Plan-Based Awards” table below for information relating to RSU, PSU and MSU awards granted during fiscal 2023 under our 2017 Plan.

(3)

The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned by each NEO under Ciena’s annual cash incentive bonus plan for fiscal 2023. See the “Fiscal 2023 Grants of Plan-Based Awards” table below for information relating to cash incentive awards granted during fiscal 2023 under our annual cash incentive bonus plan.

(4)	The amounts set forth in the “All Other Compensation” column include the following for each NEO (as applicable) during fiscal 2023:

a.

For each NEO, Section 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees, including $13,200 for each of Messrs. Smith and Rothenstein, $13,130 for Mr. Moylan, $12,242 for Mr. Phipps, and $12,611 for Mr. McFeely.

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b.

For Messrs. Moylan, McFeely and Phipps, reimbursement of costs associated with financial planning and tax preparation services generally made available to all executive officers, subject to a $10,000 annual limit per tax year on such services.

(5)

Mr. McFeely served as Senior Vice President, Global Products and Services through the last business day of fiscal 2023, after which he transitioned to an advisory role on Ciena’s executive leadership team.

(6)

Mr. Rothenstein was appointed Senior Vice President, Chief Strategy Officer and Secretary effective January 30, 2023 and, in connection with his appointment to this role, resigned from his role as Senior Vice President and General Counsel.

Grants of plan-based awards

Non-equity incentive plan awards. Non-equity incentive plan awards for fiscal 2023, which are identified as “Incentive Cash” in the “Fiscal 2023 Grant of Plan-Based Awards” table below, represent the estimated range of potential payouts possible under our annual cash incentive bonus plan at the time of award. The actual cash incentive bonus earned by the NEOs during fiscal 2023 is set forth in the “Non-Equity Incentive Compensation” column of the “Fiscal 2023 Summary Compensation Table” above. The design of the plan for fiscal 2023, including the use of a combination of (i) financial objectives consisting of our fiscal 2023 revenue target and our fiscal 2023 adjusted operating income target and (ii) corporate objectives consisting of six corporate performance goals, to derive the total bonus payout percentage, is set forth in the table below and more fully described in “Compensation Discussion and Analysis” above.

Fiscal 2023 Revenue (40%)		Fiscal 2023 Adjusted Operating Income (30%)		Corporate Objectives (30%)
Performance Against Target (%)	Total Target Bonus Earned (%)	Performance Against Target (%)	Total Target Bonus Earned (%)	Objectives Achieved (#)	Total Target Bonus Earned (%)
< 80.0%	0.0%	< 70.0%	0.0%	0 - 2	0%
80.0%	50.0%	70.0%	50.0%	3	50%
95.0%	90.0%	92.5%	90.0%	4	100%
100.0%	100.0%	100.0%	100.0%	5	125%
105.0%	110.0%	107.5%	110.0%	6	150%
> 115.0%	200.0%	> 125.0%	200.0%

Based on the level of achievement of the fiscal 2023 financial objectives and corporate objectives, bonuses under the annual cash incentive bonus plan would have been payable at each of the “threshold,” “target” and “maximum” levels as set forth below, with payments interpolated for results falling between the designated levels:

	Fiscal 2023 Cash Incentive Bonus Plan
	Revenue Objective Achieved	Adjusted Operating Income Objective Achieved	Corporate Objectives Achieved	Target Bonus Payable
“Threshold”	< 80%	70%	0 - 2	15%
“Target”	100%	100%	4	100%
“Maximum”	115%	125%	6	185%

The “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each NEO’s base salary for fiscal 2023 by his respective target annual cash incentive opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above. See “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

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Equity awards. Equity awards during fiscal 2023 consisted of RSU, PSU and MSU awards. Each such stock award represents a contractual right to receive one share of our common stock. RSU awards granted to the NEOs in fiscal 2023 vest over a four-year term, with one-sixteenth of the grant amount vesting quarterly.

PSU awards granted to the NEOs in fiscal 2023 were structured such that 100% of the shares underlying the award would be earned upon the achievement of 100% of both the sales orders target and the adjusted earnings per share target, as more fully described in “Compensation Discussion and Analysis — Equity Awards — PSUs” above. The PSU awards incorporate upside earning potential to the PSUs for extraordinary performance and downside risk for underperformance against each of the two goals.

Specifically, the PSU awards are subject to the following minimum performance thresholds and maximum number of additional PSUs that could be earned for achievement against the sales orders and adjusted earnings per share targets, as set forth below:

Fiscal 2023 PSU Performance Goals

	Aggregate Sales Orders (1/2 of Total PSUs)		Adjusted Earnings Per Share (1/2 of Total PSUs)
	Aggregate Sales Orders ($MM)	Target PSUs Earned (%)	EPS ($)	Target PSUs Earned (%)
	< $4,092	0%	< $2.45	0%
“Threshold”	$4,092	50%	$2.45	50%
“Target”	$5,115	100%	$3.50	100%
“Maximum”	$5,882	200%	$4.55	200%

MSU awards granted to the NEOs in fiscal 2023 were based on Ciena’s TSR – i.e., its stock price appreciation – as compared to the total reported return (the “Return”) of the S&P Networking Index over a three-year measurement period covering Ciena’s fiscal 2023 through fiscal 2025 (the “Measurement Period”). For purposes of determining the TSR for Ciena and the Return for the S&P Networking Index, the beginning and ending values for each measure will be determined on an average basis over a period of 90 calendar days prior to both the beginning and the end of the Measurement Period. The MSU awards incorporate upside earning potential to the MSUs for outperformance against the S&P Networking Index and downside risk for underperformance against the S&P Networking Index. Specifically, the applicable percentage of the target number of MSUs earned will be determined based on the absolute percentage point difference between Ciena’s TSR as compared to the Return for the S&P Networking Index during the Measurement Period, as set forth below:

Fiscal 2023 MSU Performance Goal

Fiscal 2022-2024 Relative TSR (absolute percentage point difference)	Target MSUs Earned (%)
(50)%	0%
(40)%	20%
(30)%	40%
(20)%	60%
(10)%	80%
Equal	100%
10%	120%
20%	140%
30%	160%
40%	180%
≥ 50%	200%

The percentage of target MSUs earned is interpolated on a straight-line basis for results falling between the designated levels set forth above. Based on the above table, the maximum amount of MSUs that can be earned is 200% of the target number of shares underlying the MSU award. However, if Ciena’s TSR during the Measurement Period is negative (as a result of a decline in our stock price during such period), then the maximum number of shares than can be earned is 100% of the target number of shares underlying the MSU award. To the extent earned, the MSUs will vest in full in December 2025 following the end of the Measurement Period, subject to the individual executive officer’s continued service with Ciena through the vesting date. Any portion of the MSUs not earned at the end of the Measurement Period will be forfeited.

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The following table sets forth information regarding non-equity incentive awards and equity awards granted to each of the NEOs during fiscal 2023. For information regarding the performance criteria applicable to PSUs and MSUs granted in fiscal 2023, see “Compensation Discussion and Analysis” above. For each equity award granted to our NEOs during fiscal 2023, the date that the award was approved by the Compensation Committee was the same as the grant date.

Fiscal 2023 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	Full Grant Date Fair Value (2) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary B. Smith	PSU	12/13/2022				21,859	87,436	174,872		$4,424,262
	RSU	12/13/2022							97,152	$4,915,891
	MSU	12/13/2022				0	58,291	116,582		$3,593,057
	Incentive Cash	12/13/2022	$225,000	$1,500,000	$2,775,000
James E. Moylan, Jr.	PSU	12/13/2022				4,579	18,315	36,630		$926,739
	RSU	12/13/2022							30,526	$1,544,616
	MSU	12/13/2022				0	12,210	24,420		$752,624
	Incentive Cash	12/13/2022	$80,649	$537,660	$994,671
Scott A. McFeely	PSU	12/13/2022				3,975	15,898	31,796		$804,439
	RSU	12/13/2022							26,496	$1,340,698
	MSU	12/13/2022				0	10,598	21,196		$653,261
	Incentive Cash	12/13/2022	$78,543	$523,620	$968,697
Jason M. Phipps	PSU	12/13/2022				3,975	15,898	31,796		$804,439
	RSU	12/13/2022							26,496	$1,340,698
	MSU	12/13/2022				0	10,598	21,196		$653,261
	Incentive Cash	12/13/2022	$81,900	$546,000	$1,010,100
David M. Rothenstein	PSU	12/13/2022				3,312	13,248	26,496		$670,349
	RSU	12/13/2022							28,704	$1,452,422
	MSU	12/13/2022				0	8,832	17,664		$544,404
	Incentive Cash	12/13/2022	$64,896	$432,640	$800,384

(1)

Estimated possible payouts under non-equity incentive plan awards reflect the cash incentive opportunity reported at the “threshold,” “target” and “maximum” levels has been calculated in accordance with the plan design described in “Non-Equity Incentive Plan Awards” above and more fully described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

(2)

Grant Date Fair Value reported in the table above, computed in accordance with FASB ASC Topic 718, will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares, and the market price of Ciena common stock at that time. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing market price per share of Ciena common stock on the grant date. Assumptions used in determining the grant date fair value of PSUs and MSUs are set forth in Note 24 to our consolidated financial statements included in our 2023 Annual Report.

Outstanding equity awards at fiscal year-end

The following table sets forth, on an award-by-award basis, information related to unvested stock awards held by each NEO as of the end of fiscal 2023. The vesting conditions for each award, including the identification of those awards that are subject to performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $41.02, the closing market price per share of our common stock on the NYSE on the last trading day of fiscal 2023.

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Outstanding Equity Awards at Fiscal 2023 Year-End

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary B. Smith	12/13/2022	27,980 (1)	$1,147,740
	12/13/2022	78,936 (2)	$3,237,955
	12/13/2022	58,291 (3)	$2,391,097
	12/14/2021	24,274 (4)	$995,719
	12/14/2021	30,344 (5)	$1,244,711
	12/14/2021	32,365 (6)	$1,327,612
	12/16/2020	21,993 (7)	$902,153
	12/16/2020	14,779 (8)	$606,235
	12/17/2019	5,345 (9)	$219,252
James E. Moylan, Jr.	12/13/2022	5,860 (1)	$240,377
	12/13/2022	24,803 (2)	$1,017,419
	12/13/2022	12,210 (3)	$500,854
	12/14/2021	4,998 (4)	$205,018
	12/14/2021	9,372 (5)	$384,439
	12/14/2021	6,663 (6)	$273,316
	12/16/2020	6,187 (7)	$253,791
	12/16/2020	2,771 (8)	$113,666
	12/17/2019	1,504 (9)	$61,694
Scott A. McFeely	12/13/2022	5,087 (1)	$208,669
	12/13/2022	21,528 (2)	$883,079
	12/13/2022	10,598 (3)	$434,730
	12/14/2021	5,236 (4)	$214,781
	12/14/2021	9,817 (5)	$402,693
	12/14/2021	6,981 (6)	$286,361
	12/16/2020	6,187 (7)	$253,791
	12/16/2020	2,771 (8)	$113,666
	12/17/2019	1,504 (9)	$61,694
Jason M. Phipps	12/13/2022	5,087 (1)	$208,669
	12/13/2022	21,528 (2)	$883,079
	12/13/2022	10,598 (3)	$434,730
	12/14/2021	5,236 (4)	$214,781
	12/14/2021	9,817 (5)	$402,693
	12/14/2021	6,981 (6)	$286,361
	12/16/2020	6,187 (7)	$253,791
	12/16/2020	2,771 (8)	$113,666
	12/17/2019	1,504 (9)	$61,694
David M. Rothenstein	12/13/2022	4,239 (1)	$173,884
	12/13/2022	17,940 (2)	$735,899
	12/13/2022	5,382 (2)	$220,770
	12/13/2022	8,832 (3)	$362,289
	12/14/2021	4,284 (4)	$175,730
	12/14/2021	8,033 (5)	$329,514
	12/14/2021	5,712 (6)	$234,306
	12/16/2020	5,155 (7)	$211,458
	12/16/2020	2,309 (8)	$94,715
	12/17/2019	1,253 (9)	$51,398

(1)

PSU awards granted on December 13, 2022 were subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” for the fiscal 2023 performance period. In December 2023, such goals were determined by the Compensation Committee to have been satisfied in part, and approximately 32.0% of the total

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PSUs were earned. See “Compensation Discussion and Analysis” above. Amounts reported above reflect the actual amount earned with respect to such PSU awards in December 2023. The amounts earned thereunder vest in equal installments on December 20, 2023 and 2024.

(2)	Remaining unvested RSUs granted on December 13, 2022 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2026.

(3)	MSU awards granted on December 13, 2022 are subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis.”

(4)	Remaining amounts earned with respect to PSUs granted on December 14, 2021 vested on December 20, 2023.

(5)	Remaining unvested RSUs granted on December 14, 2021 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2025.

(6)	MSU awards granted on December 14, 2021 are subject to achievement of the goals described above in “Compensation Discussion and Analysis” for the fiscal 2022-2024 performance period.

(7)	Remaining unvested RSUs granted on December 16, 2020 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2024.

(8)

MSU awards granted on December 16, 2020 were subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” for the fiscal 2021-2023 performance period. In December 2023, such goals were determined by the Compensation Committee to have been satisfied, and 35.0% of the total MSUs were earned. See “Compensation Discussion and Analysis” above. Amounts reported above reflect the actual amount earned with respect to such MSU awards in December 2023. The amounts earned thereunder vested in their entirety on December 20, 2023.

(9)	Remaining unvested RSUs granted on December 17, 2019 vested on December 20, 2023.

Option exercises and stock vested

The following table sets forth on an aggregated basis, as to each NEO, information related to stock awards that vested during fiscal 2023. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the aggregate number of shares of stock vested for each NEO during fiscal 2023 by the closing market price per share on the corresponding vesting date for that award. Information as to value realized does not take into account reductions related to withholding and other tax-related items, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts. The NEOs do not hold any outstanding stock options and there were no options exercised by NEOs during fiscal 2023.

Fiscal 2023 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary B. Smith	187,882	$9,130,311
James E. Moylan, Jr.	43,900	$2,125,405
Scott A. McFeely	43,291	$2,096,732
Jason M. Phipps	43,291	$2,096,732
David M. Rothenstein	37,400	$1,809,889

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Nonqualified deferred compensation

The following table shows the executive contributions, earnings and account balances for fiscal 2023 for each NEO participating in the Deferred Compensation Plan. This plan allows a select group of senior management employees in the United States (including our NEOs) to defer up to 75% of their annual base salary and up to 100% of their other compensation, including cash incentive bonuses, commissions and RSU awards. The plan does not provide for any matching or discretionary contributions to participants except for restorative matching payments of foregone matching contributions that a participant would have received under the terms of our 401(k) Plan but for the participant’s deferrals into the plan.

Fiscal 2023 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Fiscal 2023 ($)	Registrant Contributions in Fiscal 2023 ($)	Aggregate Earnings in Fiscal 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 28, 2023 ($)
Gary B. Smith	—	—	—	—	—
James E. Moylan, Jr. (1)	367,636	—	(167,719)	(2,816,170)	2,007,437
Scott A. McFeely	287,546	1,092	(1,905)	—	500,560
Jason M. Phipps	—	—	—	—	—
David M. Rothenstein	—	—	116,891	—	1,384,165

(1)	Reflects cash and the fair market value of shares of Ciena common stock based on the closing market price of $41.02 per share of Ciena common stock on the NYSE on the last trading day of fiscal 2023.

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Potential payments upon termination or change in control

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our NEOs in each of the following situations:

•	upon death or disability;
•	upon a Qualifying Retirement (as defined below);
•	upon an involuntary separation of service for other than cause;
•	upon a change in control of Ciena; and
•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those instances in which our NEOs would be entitled to payments and benefits following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement that is not a Qualifying Retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of fiscal 2023 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $41.02 per share, which was the closing market price per share of our common stock on the NYSE on the last trading day of fiscal 2023. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments upon death or disability

Stock awards granted under our 2017 Plan and the Ciena Corporation 2008 Omnibus Incentive Plan (the “2008 Plan”) provide for the acceleration of vesting of awards following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all awards granted under these plans, including awards to both executive officers and non-executive employees, as well as awards to our NEOs. In the case of RSUs, acceleration of vesting applies to such number of shares that would otherwise vest in the 12 months following a termination of service resulting from the holder’s death or disability. In the case of PSUs and MSUs, acceleration of vesting applies to such number of shares that have been earned, but not yet vested, under the award. In the case of PSUs or MSUs not yet earned or unearned, such awards are considered to have been forfeited and are not subject to any acceleration of vesting upon death or disability under the award agreement.

However, beginning with the awards granted in December 2023, PSUs and MSUs not yet earned upon the holder’s death or disability will automatically vest, on a pro-rated basis, based on the number of days the holder was employed during the performance period, with performance assumed at target. None of our NEOs held awards with these provisions as of the end of fiscal 2023.

For purposes of the foregoing, a disability is defined as inability to perform each of the essential duties of the applicable person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $41.02 per share, the closing market price per share of Ciena common stock on the NYSE on the last trading day of fiscal 2023.

Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Name	Value Realized Upon Acceleration ($)
Gary B. Smith	$ 3,486,146
James E. Moylan, Jr.	$ 953,582
Scott A. McFeely	$ 930,149
Jason M. Phipps	$ 930,149
David M. Rothenstein	$ 837,075

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Payments upon Qualifying Retirement

Stock awards granted under our 2017 Plan on or after December 13, 2022 provide for continued vesting of awards following retirement for employees in certain countries, including the U.S., U.K., and Canada, provided that the holder is at least 60 years of age with ten years of service to Ciena and provides at least 12 months’ notice of their retirement (a “Qualifying Retirement”). For executive officers who meet these requirements: (i) granted but unvested RSU awards will continue to vest per their original vesting schedule; (ii) PSU awards will continue to be eligible to be earned based on the terms thereof, and the executive officer will receive a pro-rated amount based on the number of days of the PSU performance period during which they were in service, which will continue to vest per their original vesting schedule; and (iii) MSU awards will continue to be eligible to be earned based on the terms thereof, and the executive officer will receive a pro-rated amount based on the number of days of the MSU performance period during which they were in service, with a minimum proration of 50% of the calendar days in such performance period, which will continue to vest per their original vesting schedule. Other employees will be subject to the same eligibility and notice requirements, but will receive acceleration of their granted but unvested RSU awards upon retirement. During the retirement notice period, employees, including executive officers, are not eligible for additional equity grants. We believe continued vesting following a Qualifying Retirement, rather than acceleration upon retirement, better aligns NEO interests with stockholder interests beyond the date such NEO retires from Ciena. As of October 28, 2023, Messrs. Smith, Moylan, and McFeely met the age and service eligibility requirements for a Qualifying Retirement, and Messrs. Phipps and Rothenstein did not. For each eligible NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to continued vesting upon a Qualifying Retirement, multiplied by $41.02 per share, the closing market price per share of Ciena common stock on the NYSE on the last trading day of fiscal 2023. Although no NEOs were able to meet the notice requirement as of the end of fiscal 2023, as less than 12 months had passed since their receipt of awards containing this provision, for illustrative purposes, the below table assumes that each has met the notice requirement.

Continued Vesting of Stock Awards Upon Termination Due to Qualifying Retirement

Name	Value of Awards Upon Qualifying Retirement ($)
Gary B. Smith	$ 8,020,128
James E. Moylan, Jr.	$ 2,019,127
Scott A. McFeely	$ 1,752,580

Payments upon involuntary separation of service for other than cause

Ciena’s U.S. Executive Severance Benefit Plan (“Severance Plan”) provides certain U.S.-based employees of Ciena Corporation and its affiliates, including our executive officers and non-executive employees of the rank of vice president or above, with certain severance payments and benefits in the event of an involuntary separation of service by Ciena without “cause” (as such term is defined in the plan and described below). Under the Severance Plan, payments and benefits payable to participants upon an involuntary separation of service without cause consist of the following:

•

Cash Severance Payment. Our CEO will be entitled to severance equal to two times his annual base salary and target annual cash incentive opportunity, while our other executive officers will be entitled to severance equal to their annual base salary and target annual cash incentive opportunity or commission. Non-executive employees entitled to severance may receive four weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks. The base salary and, where applicable, target incentive opportunity payments would be determined based on the salary rate and incentive compensation program in effect immediately prior to the date of termination. Bonus amounts are to be paid at the “target” level.

•

Benefits Continuation. For a period of 18 months in the case of our CEO, 12 months for our senior vice presidents, and the severance period calculated above for non-executive participants, the participant and the participant’s family will be eligible to continue to participate in our group medical, dental and vision plans. If we cannot continue benefits coverage, we will provide equivalent coverage for the applicable coverage period at our expense.

•

Outplacement Assistance. For a period of 12 months in the case of our CEO and other executive officers, and six months for all other participants, Ciena will provide executive outplacement assistance, at its expense, through its then-current agency.

As a condition of receiving payments and benefits under the Severance Plan, each participant agrees to deliver a release of claims, comply with certain non-competition and non-solicitation obligations for a 12 month period, and comply with certain continuing obligations with respect to Ciena’s confidential and proprietary information and inventions. Failure to comply with these and other conditions set forth in the Severance Plan requires the repayment of severance payments and benefits in full. In addition, severance payments are subject to recoupment in accordance with applicable law and Ciena’s “clawback” policies. Should any payment of severance payments and benefits be subject to excise tax imposed under federal law, or any related interest or penalties, severance payments and benefits shall be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of

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the payments would be subject to the excise tax, whichever results in receipt by the executive officer of a greater amount. This “best choice” mechanism above does not require Ciena to pay any excise taxes or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits.

Under the Severance Plan, a “separation of service” includes a termination of employment by the participant where Ciena and the participant anticipate that the participant will perform no further services for Ciena, or where the level of services to be performed will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. In addition, under the Severance Plan, “cause” means the occurrence of any one or more of the following:

•

the participant’s willful and continued failure substantially to perform the participant’s duties (other than as a result of disability), provided that in the case of our CEO or a senior vice president of Ciena, such failure shall be determined by the Governance and Nominations Committee following written notice to the participant and an opportunity to be heard;

•

any willful act or omission by the participant in connection with the participant’s responsibilities as an employee constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;

•

any willful material violation by the participant of Ciena’s Code of Business Conduct and Ethics or a Proprietary Information, Inventions and Non-Solicitation Agreement entered into by Ciena and the participant; or

•

the participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ciena conducts business.

For purposes of the definition of “cause,” no act or failure to act by the participant shall be deemed “willful” unless effected by the participant not in good faith and without a reasonable belief that such act or failure to act was in, or not opposed to, Ciena’s best interests. The Severance Plan provides that the applicable payments and benefits to which a participant is entitled under the Severance Plan will be reduced by amounts paid under other Ciena severance plans, policies, programs or practice.

For each NEO, the amount in the table below reflects the value of the payments and benefits assuming an involuntary separation of service for other than cause effective as of the last day of fiscal 2023.

Payments Upon Involuntary Separation of Service for Other than Cause

Name	Salary and Target Bonus Payment ($)	Continuation of Benefits Coverage and Outplacement ($)	Total ($)
Gary B. Smith	$ 5,000,000	$ 33,223	$5,033,223
James E. Moylan, Jr.	$ 1,135,060	$ 24,657	$1,159,717
Scott A. McFeely	$ 1,105,420	$ 24,657	$1,130,077
Jason M. Phipps	$ 1,092,000	$ 32,786	$1,124,786
David M. Rothenstein	$ 973,440	$ 32,786	$1,006,226

Payments upon change in control

Each of our executive officers, including the NEOs, is party to a change in control severance agreement. As the agreements in place were due to expire in accordance with their terms, in November 2022, each of our executive officers, including the NEOs, entered into a new form of change in control severance agreement, each of which is effective through November 30, 2025, unless earlier terminated (provided that in the event that Ciena is in active negotiations regarding or has entered into a definitive agreement with respect to a change in control transaction, or has effected such a transaction, the term is subject to an automatic extension until the earlier of negotiations or the agreement being terminated or 12 months following the effective date of the transaction). As described in “Payments Upon Termination of Employment Following Change in Control” below, the change in control severance agreements provide our executive officers with certain severance payments and benefits in the event that such officer’s employment is terminated by us or any successor entity without “cause,” or by the officer for “good reason,” within 90 days prior to or 12 months (or in the case of our CEO, 18 months) following a “change in control,” as such terms are defined in the agreements. In addition, the agreements provide that upon a “change in control,” any performance-based equity awards for which the applicable performance period has not yet expired will be converted into awards with time-based vesting conditions. Conversion of performance-based stock awards upon a change in control does not require termination of employment. For these converted awards, the unvested portion will be deemed to have commenced time-based vesting on the grant date, and will vest over the shorter of (i) four years, with one-sixteenth of the grant amount vesting each March 20, June 20, September 20, and December 20 following the grant date and (ii) the period between the date of grant and the original final vesting date of the award, with the award vesting proportionately over the period on each March 20, June 20, September 20 and December 20 following the grant date. Because conversion of the awards

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will cause certain unvested stock awards to vest upon a change in control, we have included in the table below calculations with respect to the corresponding value of the vesting of such affected performance-based awards. For purposes of these calculations, we have used the actual share amount earned, in the case of PSU or MSU awards that have been earned, or, alternatively, the “target” number of shares for such PSU or MSU, in the case of awards that have a current performance period or otherwise remain to be earned, as applicable.

The following table shows the estimated earned value of the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, for each NEO assuming that there was a change in control of Ciena on the last day of fiscal 2023 and that the acquiror assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $41.02 per share, the closing market price per share of Ciena common stock on the NYSE on the last trading day of fiscal 2023.

Acceleration of Vesting of Equity Awards Upon Change in Control

	Conversion of Performance-Based Stock Awards Upon Change in Control
Name	Shares Subject to Conversion (#)	Shares Subject to Accelerated Vesting Upon Conversion (#)	Value Realized Upon Acceleration ($)
Gary B. Smith	220,318	104,949	$4,305,008
James E. Moylan, Jr.	45,105	21,065	$864,086
Scott A. McFeely	41,394	19,941	$817,980
Jason M. Phipps	41,394	19,941	$817,980
David M. Rothenstein	34,390	16,556	$679,127

Payments upon change in control where equity awards are not assumed or substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace such awards with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting or defer the determination regarding acceleration of vesting to the discretion of our Compensation Committee. This mechanism, which is typical in equity plans, is intended to protect the interests of both executive officers and non-executive employees. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control transaction to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

For purposes of the calculations in the table below, stock awards subject to accelerated vesting have been valued at $41.02 per share, the closing market price per share of our common stock on the NYSE on the last trading day of fiscal 2023. Calculations in the table below with respect to PSUs and MSUs that have not yet been earned reflect estimated values based upon the “target” level of achievement during the relevant performance period.

Acceleration of Vesting of Equity Awards Upon Change in Control

Where Equity Awards are not Assumed or Replaced by Acquiror

Name	Value Realized Upon Stock Award Acceleration ($)
Gary B. Smith	$ 15,637,234
James E. Moylan, Jr.	$ 3,772,568
Scott A. McFeely	$ 3,514,019
Jason M. Phipps	$ 3,514,019
David M. Rothenstein	$ 3,135,446

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Payments upon termination of employment following change in control

Under the change in control severance agreements, our executive officers, including the NEOs, are entitled to certain severance payments and benefits in the event that the executive officer’s employment is terminated by us or any successor entity without “cause,” or, by the executive officer for “good reason,” within a 90-day period prior to, or a 12-month period (or in the case of our CEO, 18 months) following, the effective date of a “change in control” of Ciena. We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of the executive officer’s employment, as a “covered termination.”

Payment of any severance payments and benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law) is conditioned upon the executive officer agreeing to be bound by provisions restricting the officer’s ability to compete with us, and to solicit our employees or business, for 12 months after termination (or 18 months for our CEO), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the executive officer must reimburse all severance payments and benefits paid. The severance payments and benefits described below are to be paid by us or our successor upon a covered termination.

•

Salary and Bonus Payment. Upon a covered termination, our CEO would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and target annual cash incentive opportunity. Each other NEO would be entitled to receive a lump sum payment equal to 1.5 times the NEO’s annual base salary and target annual cash incentive opportunity, respectively. The base salary and target annual cash opportunity payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

•

Continuation of Benefits. Upon a covered termination, each NEO and their family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the 18 months from the covered termination or the date of such executive officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. The agreements continue to require Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

•

Acceleration of Vesting and Conversion of Equity Awards. Upon a change in control, all performance-based awards for which the applicable performance period has not yet expired shall be automatically converted into time-based restricted stock awards, and upon a subsequent covered termination, all unvested options and stock awards (including any converted RSUs, MSUs and PSUs) held by each NEO would immediately vest and become exercisable.

•

Reduction of Benefits if Risk of Excise Tax Applicability. Should any payment of severance payments or benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes, resulting from any payment of severance payments and benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments and benefits that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. Accordingly, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

Name	Salary and Bonus Payment ($)(1)	Continuation of Benefits Coverage ($)(2)	Value Realized Upon Equity Acceleration ($)(3)	Total ($)
Gary B. Smith	$6,250,000	$ 33,223	$15,637,234	$21,920,457
James E. Moylan, Jr.	$1,702,590	$ 34,260	$3,772,568	$5,509,418
Scott A. McFeely	$1,658,130	$ 34,260	$3,514,019	$5,206,409
Jason M. Phipps	$1,638,000	$ 46,455	$3,514,019	$5,198,474
David M. Rothenstein	$1,460,160	$ 46,455	$3,135,446	$4,642,061

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(1)

Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2023, and (b) annual cash incentive compensation payable during fiscal 2023 at the target level.

(2)

Includes aggregate incremental costs for continuation of medical and dental benefits as used for financial statement reporting purposes, assuming we are able to continue such existing coverage and continuation costs are commensurate with costs incurred for such coverage during fiscal 2023 despite the NEO’s non-employee status.

(3)

Reflects the conversion of PSU and MSU awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards upon a covered termination. Amounts reported reflect estimates with respect to acceleration of stock awards only. Calculations in the table below with respect to PSUs and MSUs that have not yet been earned reflect estimated values based upon the “target” level of achievement.

Applicable Definitions. For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;
•	any willful act or omission constituting dishonesty, fraud or other malfeasance;
•	any willful act or omission constituting immoral conduct or gross misconduct;
•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non- Solicitation Agreement; or
•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;
•

material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;
•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or
•	the failure to obtain the assumption of the change in control severance agreement by any successor company;

provided, in each case, that (a) the officer notifies Ciena of the foregoing conditions within 90 days of the initial existence of the condition, (b) Ciena has been given at least 30 days following notice to cure such condition, and (c) the officer actually terminates employment within one year following the initial existence of the condition.

“Change in control” means:

•

the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;
•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);
•	our liquidation or dissolution; or
•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board of Directors or were approved or concurred with by the Board of Directors.

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CEO pay ratio disclosure

Overview

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.

CEO Pay Ratio
CEO Annual Total Compensation *	$15,431,410
Median Employee Annual Total Compensation	$96,546
CEO to Median Employee Pay Ratio	160:1
*	Represents amount of total compensation from Fiscal 2023 Summary Compensation Table

Methodology

Our CEO pay ratio is an estimate calculated in a manner consistent with SEC rules and based upon our reasonable judgment and assumptions. Our methodology and process is explained below:

❖

Determination of Employee Population. We began with the total population of all global employees of Ciena as of September 1, 2023, including full-time and part-time employees, interns and temporary workers on our payroll, and our Executive Chair, but excluding our CEO.

❖

Identification of Median Employee. We selected the aggregate of (a) annualized base salary as of September 1, 2023, (b) the target cash incentive compensation for employees eligible under our Cash Incentive Bonus Plan or Sales Incentive Compensation Plan, as applicable, and (c) the target delivered value for equity awards granted to employees as part of our annual equity awards in December 2022, as the consistently applied compensation measure to identify our median employee. We totaled the amounts and applied an exchange rate as of September 1, 2023 to convert amounts denominated in international currencies into U.S. dollars, and then identified the median employee. We did not make any cost of living adjustments or full time equivalent adjustments. Using this methodology, we determined that the median employee was a full-time employee located in Canada.

❖

Calculation of CEO Pay Ratio. We calculated our median employee’s annual total compensation for fiscal 2023 according to the SEC’s instructions for preparing the Summary Compensation Table. We applied an exchange rate of 1 CAD to 0.0.720773 USD as of October 28, 2023, in order to convert the median employee’s earnings that were denominated in Canadian dollars into U.S. dollars. We then calculated our CEO’s annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and calculated the ratio between the two numbers.

The disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this disclosure may not be comparable to the pay ratio reported by other companies.

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Pay versus performance
Overview
The following tables and related disclosures have been prepared in accordance with Item 402(v) of Regulation
S-K,
and do not necessarily reflect the economic benefit actually earned, received, or realized by our NEOs, the method by which the Compensation Committee makes compensation determinations, or how the Compensation Committee views the link between Ciena’s performance and NEO compensation. For example, a significant portion of “compensation actually paid” relates to changes in fair value of unvested awards over the course of each year, and the ultimate value realized by NEOs from unvested equity awards is not determined until the awards vest. For a discussion of our executive compensation program and the Compensation Committee’s decision-making process in determining and approving our NEOs’ compensation, see “Compensation Discussion and Analysis” above.
Pay versus performance table

					Value of Initial Fixed $100 Investment Based On: (3)
Fiscal Year (1)	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid (CAP) to PEO (2)	Average SCT Total for Non- PEO NEOs	Average CAP to Non-PEO NEOs (2)	Ciena Total Shareholder Return (TSR)	Peer Group TSR	Net Income (in thousands)	Ciena Revenue (4) (in thousands)

2023	$15,431,410	$10,723,553	$3,956,502	$2,964,564	$88.69	$79.54	$254,827	$4,386,549
2022	$12,017,980	$9,173,522	$3,200,888	$2,399,994	$88.93	$105.69	$152,902	$3,632,661
2021	$11,450,851	$18,988,477	$3,082,875	$4,548,624	$114.00	$142.96	$500,196	$3,620,684

(1)	Mr. Smith was the principal executive officer (“PEO”) and Messrs. Moylan, McFeely, Phipps, and Rothenstein were the Non-PEO NEOs for all three fiscal years in the table.

(2)
The dollar amounts reported represent the amount of “compensation actually paid” (“CAP”), as calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable fiscal year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with FASB ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation — Summary Compensation Table” for additional information). The following table shows the amounts deducted from and added to the Summary Compensation Table total compensation to calculate the “compensation actually paid” to our PEO and Non-PEO NEOs in accordance with Item 402(v) of Regulation
S-K:

	Fiscal 2023		Fiscal 2022		Fiscal 2021
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table (SCT) Total	$15,431,410	$3,956,502	$12,017,980	$3,200,888	$11,450,851	$3,082,875
Deduction for Amounts Reported as “Stock Awards” in SCT	(12,933,210)	(2,871,987)	(11,005,780)	(2,644,856)	(8,589,251)	(1,849,692)
Increase for Fair Value of Equity Awards Granted in the Year and Unvested as of Year End	7,444,016	1,696,980	5,808,224	1,396,651	10,365,414	2,141,480
Increase for Fair Value of Equity Awards Granted and Vested in the Year	857,427	247,599	486,233	148,357	718,030	193,519
Change in Fair Value of Outstanding and Unvested Equity Awards, Year-Over-Year	(162,590)	(77,851)	(2,182,578)	(430,921)	1,117,044	310,239
Change in Fair Value of Equity Awards Vested, Granted in a Previous Year	86,500	13,321	4,049,443	729,875	3,926,389	670,203
Compensation Actually Paid	$10,723,553	$2,964,564	$9,173,522	$2,399,994	$18,988,477	$4,548,624

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(3)
Ciena and Peer Group total shareholder return (“TSR”) is determined based on the value of an initial fixed investment through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using the S&P North American Technology-Multimedia Networking Index, a published industry or line-of-business
index which we also used in preparing the stock performance graph required by Item 201(e) of Regulation
S-K
for our 2023 Annual Report.

(4)
We have determined that revenue is the financial performance measure that, in Ciena’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs for fiscal 2023 to company performance.

Pay versus performance relationship descriptions
The principal objectives of our executive compensation program are to attract and retain talented executive officers by offering competitive compensation packages, motivate our executive officers to achieve strategic and tactical objectives, including the profitable growth of Ciena’s business, align executive compensation with stockholder interests, reward our executive officers for individual, functional, and corporate performance, and promote a pay-for-performance
culture, and each element of our executive compensation program is linked to these objectives.
Compensation Actually Paid and Total Stockholder Return
The following graph illustrates the relationship between “compensation actually paid” to our PEO and the average amount of “compensation actually paid” to our non-PEO
NEOs, our cumulative total stockholder return and our cumulative peer group total stockholder return for fiscal 2021, fiscal 2022 and fiscal 2023, each as set forth in the “Pay versus performance table” above. The cumulative TSR amounts in the graph assume an initial investment of $100.00 on October 30, 2020.

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Compensation Actually Paid and Net Income
The following graph illustrates the relationship between “compensation actually paid” to our PEO and the average amount of “compensation actually paid” to our non-PEO
NEOs and our net income for fiscal 2021, fiscal 2022 and fiscal 2023, each as set forth in the “Pay versus performance table” above.

2024 Proxy Statement	83

Compensation Actually Paid and Revenue
The following graph illustrates the relationship between “compensation actually paid” to our PEO and the average amount of “compensation actually paid” to our non-PEO
NEOs and our revenue for fiscal 2021, fiscal 2022 and fiscal 2023, each as set forth in the “Pay versus performance
table” above.

Tabular list of financial performance measures
The table below lists the financial performance measures that the Compensation Committee believes represent the most important financial performance measures used to link “compensation actually paid” to our NEOs to Ciena’s performance for fiscal 2023. Revenue and Adjusted Operating Income are the financial performance measures used to determine performance-based cash bonuses under the Annual Cash Incentive Bonus Plan, aggregate sales orders and adjusted earnings per share are the financial performance measures used to determine the earning of PSU awards, and total stockholder return is the financial performance measure used to determine the earning of MSU awards. See “Compensation Discussion and Analysis” above for a further description of our executive compensation program. The performance measures included in this table are not ranked by relative importance.

Revenue (Company Selected Measure)
Adjusted Operating Income
Aggregate Sales Orders
Adjusted Earnings Per Share
Total Stockholder Return

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Proposal No. 5

Annual advisory “say-on-pay” vote to approve our named executive officer compensation

Our Board of Directors recognizes stockholders’ interest in our executive compensation program. In accordance with Section 14A of the Exchange Act and related SEC rules, we are asking stockholders to approve a non-binding advisory resolution on the compensation of our NEOs. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this proxy statement for a more detailed discussion of our executive compensation program and policies, the compensation governance measures undertaken and implemented by our Board of Directors, and the compensation awarded to our NEOs during fiscal 2023.

We actively review and assess our executive compensation program in light of the dynamic industry in which we operate, the evolving marketplace in which we compete for executive talent, and changes in compensation governance best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy.

Compensation Objectives

❖  Attract and retain talented executives by offering competitive compensation packages

❖  Motivate executives to achieve strategic and tactical corporate objectives, including the profitable growth of Ciena’s business

❖ Align executive compensation with stockholder interests ❖ Reward executives for individual, functional and corporate performance ❖ Promote a pay-for-performance culture

Our Board of Directors believes that our executive compensation program has been designed and executed to satisfy these objectives, and that our compensation program is worthy of stockholder support. In considering our executive compensation program for fiscal 2023, we believe it is important to view the Compensation Committee’s decision-making against the backdrop of our overall corporate governance, our fiscal 2023 business and financial performance, and the pay practices of the companies with whom we compete for talent. We have deliberately structured our core compensation principles and practices to align executive compensation with the interests of our stockholders and to avoid certain compensation practices that do not serve our stockholders’ interests. We continue to evaluate and modify these principles and practices as necessary in order to achieve these objectives. In this regard, we believe that stockholders should consider the “Compensation Discussion and Analysis” in this proxy statement, and in particular the “Decision-Making Framework – Executive Compensation Best Practices” therein.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s named executive officers, as disclosed in Ciena’s proxy statement for its 2024 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board value the input and views of our stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 5 — Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the advisory approval of our named executive officer compensation

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Policy for related person transactions

Ciena did not engage in any related person transactions during fiscal 2023 within the meaning of applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related person transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such terms are used in Section 16 of the Exchange Act and the regulations promulgated thereunder);

•

any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock (a “significant stockholder”); or

•	any immediate family member of a Ciena director, nominee for director, executive officer, or significant stockholder.

Under the policy, all related person transactions above a de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Audit Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Audit Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

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Equity compensation plan information

The following table provides information as of the end of fiscal 2023 with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)		Weighted average exercise price of outstanding options, warrants and rights (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)

Equity compensation plans approved by stockholders (1)	4,929,743	(1)	$16.94	(2)	16,947,207	(3)

Equity compensation plans not approved by stockholders	—		—

Total	4,929,743		$16.94

(1)	Includes the following:

•	7,372 shares underlying options awarded under the Cyan, Inc. 2013 Equity Incentive Plan, assumed by Ciena in connection with an acquisition transaction.
•	4,411,791 shares underlying unvested RSUs awarded under the 2017 Plan and deferred RSUs awarded under the Ciena Corporation 2000 Equity Incentive Plan, the 2008 Plan, and the 2017 Plan.
•	53,120 shares underlying earned but unvested PSUs awarded under the 2017 Plan.
•

179,940 shares underlying unearned PSUs awarded under the 2017 Plan, assuming the achievement of target performance with respect to each applicable performance metric such that 100% of the target PSUs are earned. The number of shares earned pursuant to such PSUs, if any, will be determined following completion of the relevant performance period.

•

277,520 shares underlying unearned MSUs awarded under the 2017 Plan, assuming the achievement of target performance such that 100% of the target MSUs are earned. The number of shares earned pursuant to such MSUs, if any, will be determined following completion of the relevant performance period.

The number of shares of Ciena common stock to be issued to participants upon vesting of unvested RSUs, PSUs, and MSUs will be lower than what is reflected in the above table because shares will be withheld to meet employee tax withholding requirements upon vesting.

(2)	Represents the weighted average exercise price of options, and does not take into account RSUs, PSUs, or MSUs, which have no exercise price.

(3)

As of October 28, 2023, reflects approximately 5.6 million and 11.3 million shares available for issuance under the 2017 Plan and ESPP, respectively. See Proposal No. 2 — Amendment to Ciena’s 2017 Omnibus Incentive Plan for information on the number of shares available for issuance under the 2017 Plan as of a more recent date. Pursuant to the terms of the 2017 Plan, if any shares covered by an award under the 2017 Plan or a “prior plan” (as such term is defined in the 2017 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock not purchased or forfeited will again be available for making awards under the 2017 Plan.

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Stockholder proposals for 2025 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2024 Annual Meeting. Stockholder proposals submitted must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2) under the Exchange Act. These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 11, 2024. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2025 Annual Meeting, the nominations must be received in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our 2024 Annual Meeting, which would be no earlier than September 11, 2024 and no later than October 11, 2024. For more information on this proxy access right, please see “Principles of Corporate Governance, Bylaws and Other Governance Documents – Proxy Access” above.

We strongly encourage any stockholder interested in submitting a proposal or nomination to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2025 Annual Meeting, but you do not intend to have your proposal included in our proxy statement, including if you intend to solicit proxies in support of director nominees other than Ciena’s nominees pursuant to Rule 14a-19 under the Exchange Act, your proposal or nomination, including the information required by Rule 14a-19 if applicable, must be delivered no earlier than November 21, 2024 and no later than December 21, 2024. If the date of our 2025 Annual Meeting of Stockholders is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the 2024 Annual Meeting, your submission must be delivered not earlier than 120 days prior to our 2025 Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting and the 10th day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Stockholders should note that our bylaws clarify the applicability of Ciena’s advance notice provision to all stockholder proposals not submitted in accordance with Rule 14a-8, whether or not submitted for inclusion in Ciena’s proxy statement. Specifically, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, includes requirements that stockholders must follow, including informational requirements.

Additional information is required to be included in the notice provided to Ciena for stockholder proposals made in accordance with our proxy access bylaw provision, including, among other things:

•	statements certifying and materials evidencing continuous ownership of stock for at least three years;

•	written consent of the stockholder’s nominees;

•	certain representations and undertakings with respect to ownership of stock, nominations, and accuracy of information provided; and

•	an undertaking to comply with applicable law and assume liability stemming from any violations arising from information provided by the stockholder.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The bylaws are available on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com.

88	2024 Proxy Statement

General information

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2024 Annual Meeting. The Annual Meeting will be held on March 21, 2024 at 3:00 p.m. Eastern Time, or at any adjournment thereof. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

Internet availability of proxy materials

We are making this proxy statement and our Annual Report to Stockholders, including our 2023 Annual Report, available to our stockholders on the Internet. On or about February 8, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report to Stockholders for fiscal 2023. The Notice also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Attending the Annual Meeting

Ciena will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/CIEN2024. The Annual Meeting will be a completely virtual meeting to be held over the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/CIEN2024;

•

Only stockholders as of the record date may vote or submit questions while attending the Annual Meeting (by using the 16- digit control number provided in your Notice, your proxy card, or the voting instructions that accompanied your proxy materials);

•	Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/CIEN2024;

•

Stockholders with questions regarding how to attend and participate in the Annual Meeting or who encounter any technical difficulties with the virtual meeting may call 1-844-986-0822 or 1-303-562-9302 (international) on the meeting date; and

•	A replay of the Annual Meeting will be available online for approximately 12 months following the meeting date.

See “Frequently Asked Questions” below for additional information.

2024 Proxy Statement	89

Frequently asked questions

Who may vote at the Annual Meeting?

The Board of Directors has set January 22, 2024 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 22, 2024, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 7035 Ridge Road, Hanover, Maryland 21076. Stockholders wishing to examine the list may contact our Corporate Secretary, and arrangements will be made to review the list in person.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were 145,008,717 shares of Ciena common stock outstanding. Your shares will be counted as present at the Annual Meeting if you either attend our online Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent the Notice to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

Proposals		Board Vote Recommendation

1.	Elect four Class III Director nominees and one Class II Director nominee	FOR each nominee

2.	Approve an amendment to the 2017 Omnibus Incentive Plan, including to increase the number of shares available for issuance thereunder by 10.1 million shares	FOR

3.	Approve an amendment to Ciena’s Amended and Restated Certificate of Incorporation, as amended, to provide for officer exculpation	FOR

4.	Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024	FOR

5.	Advisory vote on named executive officer compensation (“Say-on-Pay”)	FOR

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

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How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast with respect to that director’s election by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST.” For more information regarding the Board’s required procedures and this majority vote standard, please see our Principles of Corporate Governance and bylaws, which can be found on the “Corporate Responsibility – Governance Documents” page of the “Investors” section of our website at www.ciena.com.

In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. For this election, the election of directors at the Annual Meeting is uncontested, meaning that the nominees will be elected by a majority of the votes cast, as described above.

Approval of Proposals No. 2, 4, and 5 each require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals, with abstentions having the same effect as a vote “AGAINST” and broker non-votes not counted as a vote either “FOR” or “AGAINST” and having no effect on the outcome of the vote. Approval of Proposal No. 3 requires the affirmative vote of holders of at least 66 2/3% of the voting power of all of the outstanding shares of stock entitled to vote at the Annual Meeting, with abstentions and broker non-votes having the same effect as a vote “AGAINST.”

How are votes counted?

With regard to the election of each director nominee in Proposal No. 1 and with regard to Proposals No. 2, 3, 4, and 5, each as set forth in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have no effect on the outcome of the election of our directors in an uncontested election, but will have the same effect as a vote “AGAINST” the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and do not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have discretionary authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the

Notice or separate voting instructions were forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares or direct the organization on how to vote your shares.

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Why hold a virtual Annual Meeting over the Internet?

We embrace the latest technologies in our business and believe that holding our Annual Meeting virtually over the Internet provides expanded access, improves communication with stockholders, and yields cost savings for Ciena and our stockholders. We ensure that at our virtual Annual Meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. We began holding our Annual Meeting online in 2013. At that time, we considered a number of factors, including the technologies available to us, the cost of our Annual Meeting, and the historical level of stockholder attendance in person, as compared to the use of other communications such as telephone or Internet. We noted at that time that only a very small number of stockholders, generally less than ten each year, attended our Annual Meeting in person. When we considered implementing a fully virtual Annual Meeting in 2013, we reached out to a number of our stockholders and received extensive support. We continue to receive positive feedback from our stockholders as we adopt best practices and new technologies for our Annual Meeting, proxy statement and related materials. We evaluate annually the method of holding the Annual Meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We continue to believe that holding our Annual Meeting virtually over the Internet is the right approach for our company, as it enables more of our global base of stockholders to participate in our Annual Meeting.

How do I vote my shares without participating in the online Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote by your shares over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the

Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are executive officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the directions contained therein. If you submit your proxy without directing how your shares are to be voted, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares during the online Annual Meeting?

Even if you plan to attend and participate in our online Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice or separate voting instructions for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice or separate voting instructions that you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy over the Internet or by phone by following the instructions included in your proxy materials, or by submitting a written notice of revocation to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the online Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you enter your 16-digit control number and vote again electronically at the Annual Meeting.

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What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement, and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. This year’s Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/CIEN2024. All stockholders may attend and listen live to the webcast of the Annual Meeting. Stockholders as of the record date of the Annual Meeting may electronically vote their shares and submit questions while attending the Annual Meeting over the Internet by using the 16-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year.

How can I submit a question at the Annual Meeting?

Stockholders as of the record date of the Annual Meeting may submit questions in advance of the Annual Meeting by visiting www.proxyvote.com and accessing the online pre-meeting forum using the 16-digit control number found on the Notice, proxy card or voting instructions that accompanied these proxy materials. Stockholders may also submit questions while attending the Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted in advance of and during the Annual Meeting that are pertinent to Ciena and the items of business at the Annual Meeting, as time permits and in accordance with our annual meeting procedures. Stockholders may submit questions during the Annual Meetingby logging into www.virtualshareholdermeeting.com/CIEN2024 with the 16-digit control number found on the

Notice, proxy card or voting instructions that accompanied these proxy materials and typing the question into the “Ask a Question” field.

In the unlikely event that the asking of a large number of pertinent questions prohibits Ciena from answering all pertinent questions, the remaining pertinent questions will be answered on the Investor Relations section of Ciena’s website. Questions that are about personal concerns not shared by stockholders generally, including those that relate to employment, product or service issues, or suggestions for product or services, are not pertinent and will not be answered.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will also be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation, and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $16,000, plus reasonable out-of-pocket expense. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

Annual Report on Form 10-K

A copy of Ciena’s Annual Report to Stockholders for fiscal 2023 (the “Report to Stockholders”), which includes our 2023 Annual Report, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The Report to Stockholders is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its 2023 Annual Report with the SEC on December 15, 2023. Ciena will mail without charge, upon written request, a copy of its 2023 Annual Report, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 7035 Ridge Road, Hanover, Maryland, 21076, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

2024 Proxy Statement	93

Householding of proxy materials

Stockholders residing in the same address who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials, called “householding,” saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Electronic delivery of future proxy materials

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save Ciena the cost of printing and mailing documents and will reduce the environmental impact of our Annual Meeting.

Non-GAAP Measures

GAAP Measures at, as of, or for fiscal year ended October 28, 2023

The following table includes certain comparable GAAP measures for Non-GAAP measures included in this proxy statement:

Comparable GAAP Measure (in thousands, except share data)
Operating Expense	$1,521,306
Operating Income	$357,545
Net Income	$254,827
Gross margin	42.8%
Net Income per Diluted Common Share	$1.71
Net Cash Provided by Operating Activities	$168,332
Capital Expenditures	$(106,197)

Non-GAAP Measures

We report our financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide management and investors useful supplemental information and meaningful insight into the operating performance of the business. This proxy statement includes non-GAAP measures of one or more of Ciena’s operating expense, operating income, net income, gross margin, net income per diluted common share, net cash used in operating activities, and capital expenditures. These measures are not intended to be a substitute for financial information presented in accordance with GAAP. In evaluating the operating performance of Ciena’s business, management excludes certain charges and credits that are required by GAAP. These items share one or more of the following characteristics: they are unusual and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of Ciena’s control. The presentation of these non-GAAP financial measures should be considered in addition to Ciena’s GAAP results and these measures are not intended to be a substitute for or superior to financial information prepared and presented in accordance with GAAP. Ciena’s non-GAAP measures and the related adjustments may differ from non-GAAP measures used by other companies and should only be used to evaluate Ciena’s results of operations in conjunction with our corresponding GAAP results. A reconciliation of non-GAAP measures used in this proxy statement to Ciena’s GAAP results for the relevant period, along with a description of adjustments, can be found in the Appendix to our investor presentation for the fourth quarter of fiscal 2023 included as an exhibit to our Current Report on Form 8-K furnished with the SEC on December 7, 2023 and should be carefully evaluated.

94	2024 Proxy Statement

Annex A to Proxy Statement

PROPOSED AMENDMENT TO CIENA CORPORATION 2017 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 2 (this “Amendment”) to the Ciena Corporation 2017 Omnibus Incentive Plan (the “Plan”), which (i) increases the number of shares available for issuance under the Plan by ten million, one hundred thousand (10,100,000) shares and (ii) to increase the recoupment period for misconduct relating to accounting restatements from 12 months to three years, was adopted by the Board of Directors of Ciena Corporation (the “Company”) on December 5, 2023, and is effective as of [ ], 2024, the date upon which the Amendment received approval of the stockholders of the Company.

1.	The Plan is hereby amended by deleting Section 3.4 and replacing it in its entirety as follows:

“3.4 Forfeiture; Recoupment.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. In addition, the Company may terminate and cause the forfeiture of an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the three-year period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in this Plan or an Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) the Company’s Executive Compensation Clawback Policy or any other Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of Applicable Law, or (B) any Applicable Law that imposes mandatory recoupment, under circumstances set forth in such Applicable Law.”

2.	The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1. Number of Shares Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 15, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) thirty-one million, two hundred thousand (31,200,000) shares of Stock, plus (b) the number of shares of Stock available for future awards under the 2008 Plan as of the Effective Date, plus (c) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (collectively, and in the aggregate, the “Authorized Share Amount”), all of which may be granted as Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares, or to the extent permitted by Applicable Law, issued shares that have been reacquired by the Company.”

* * *

To record adoption of the Amendment of the Plan by the Board as of December 5, 2023, and approval of the Amendment by the stockholders on [ ], 2024, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION
By:
Name:
Title:
Date:

2024 Proxy Statement	A-1

Annex B to Proxy Statement

PROPOSED CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CIENA CORPORATION

Ciena Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That Article EIGHTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, no director or officer of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that nothing in this article shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. In the event the Delaware General Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors or officers of the Corporation, the liability of the directors or officers shall thereupon be eliminated or limited to the maximum extent permitted by the Delaware General Corporation Law, as so amended from time to time.

SECOND: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: That the Amendment shall become effective upon filing with the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this [ ] day of [ ], 2024.

CIENA CORPORATION
By:
Name:
Title:

2024 Proxy Statement	B-1

7035 Ridge Road
Hanover, MD 21076

(800) 921.1144 or
(410) 694.5700

ciena.com

CIENA CORPORATION

7035 RIDGE ROAD

HANOVER, MD 21076

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CIEN2024

You may attend the Meeting on March 21, 2024 at 3:00 p.m. Eastern Time via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28588-P00136      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIENA CORPORATION
The Board of Directors recommends you vote FOR the following:
1.	Election of four Class III Directors and one Class II Director:

	Nominees:		For	Against	Abstain

	1a.	Hassan M. Ahmed, Ph.D.	☐	☐	☐

	1b.	Bruce L. Claflin	☐	☐	☐

	1c.	Patrick T. Gallagher	☐	☐	☐

	1d.	T. Michael Nevens	☐	☐	☐

	1e.	Mary G. Puma	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:		For	Against	Abstain

2.	Approval of the amendment to the 2017 Omnibus Incentive Plan, including to increase the number of shares available for issuance thereunder by 10.1 million shares.	☐	☐	☐

3.	Approval of an amendment to Ciena’s Amended and Restated Certificate of Incorporation, as amended, to provide for officer exculpation.	☐	☐	☐

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024.	☐	☐	☐

5.	Advisory vote on our named executive officer compensation, as described in the proxy materials.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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V28589-P00136

CIENA CORPORATION

Annual Meeting of Stockholders

March 21, 2024 at 3:00 PM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and Sheela Kosaraju, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held via live webcast at www.virtualshareholdermeeting.com/CIEN2024 on Thursday, March 21, 2024 at 3:00 p.m. Eastern Time, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side